Registration No.   333-213618

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 5 TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN BRIVISION (HOLDING) CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	5084	26-0014658
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11 Sawyers Peak Drive, Goshen, NY, 10924.

(845) 291-1291

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Copies to:

Louis E. Taubman, Esq.

Joan Wu Esq.

Hunter Taubman Fischer & Li, LLC

1450 Broadway, Floor 26

New York, NY 10018

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.     ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.   See definitions of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided  pursuant  to Section  7(a)(2)(B) of  the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)		Proposed maximum offering price per share	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $.001 per share offered by certain selling stockholders	32,409,505		$2.00	$64,819,010	$6,528
Common stock, par value $.001 per share offered by certain selling stockholders	23,043,719		2.00	$46,087,438	$5,342
Total	55,453,224	(4)	2.00	$110,906,448	$11,870	(3)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, also registered hereby are such additional and indeterminable number of shares as may be issuable due to adjustments for changes resulting from stock dividends, stock splits and similar changes.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended.

(3)	The Registrant paid the total registration fee in connection with prior filings of this Registration Statement.

(4)

Previously, we have registered 57,882,012 shares of common stock for resale. As of this registration statement, certain shareholders are now qualified to sell their shares based on Rule 144 under the Securities Act of 1933. Therefore, a decreased number of 55,453,224 shares of common stock are being registered for resale by certain selling stockholders named in this registration statement, which shares were issued by the registrant in the Share Exchange, as defined below.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission (“SEC”) is effective.  This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus	Subject to Completion, dated September 22, 2017

American BriVision (Holding) Corporation

55,453,224 Shares of Common Stock

This prospectus relates to the resale of up to 55,453,224 shares of common stock of American BriVision (Holding) Corporation, a Nevada corporation (the “Company”), $0.001 par value (the “Common Stock”). The selling stockholders named herein may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price, at prices related to such prevailing market price, in negotiated transactions or a combination of such methods of sale. We will not receive any proceeds from the sales by the selling stockholders.

Our common stock is quoted on the OTC Markets under the symbol ABVC. On September 19, 2017, the closing price of our common stock was $2.00 per share. Prior to January 14, 2016, our common stock was quoted under the symbol MTOO. Prior to December 15, 2015, our common stock was quoted under the symbol ECOC.

The selling stockholders, and any broker-dealer executing sell orders on behalf of the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended.  Commissions received by any broker-dealer may be deemed underwriting commissions under the Securities Act of 1933, as amended.

THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                     .

PART 1

ABOUT THIS PROSPECTUS

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about us that is not contained in this prospectus or in one of our public reports filed with the Securities and Exchange Commission (“SEC”) and incorporated into this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus, any prospectus supplement or the documents incorporated by reference are accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus the “Company,” “we,” “us,” and “our” refer to American BriVision (Holding) Corporation, a Nevada corporation and its subsidiaries.

All dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters.

1

PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. While this summary highlights what we consider the most important information about us, you should carefully read this prospectus and the registration statement of which this prospectus is a part in their entirety before investing in our common stock, and our financial statements and related notes beginning on page F-1 and F-4, respectively. Unless the context requires otherwise, the words the “Company,” “American BriVision” “we,” “us” or “our” are references to the combined business of American BriVision (Holding) Corporation and its consolidated subsidiaries.  References to “BriVision” are references to our wholly owned subsidiary. All references to “$” and dollar are to the U.S. dollar, the legal currency of the United States. All market and industry data provided in this prospectus represents information that is generally available to the public and was not prepared for us for a fee. We did not fund nor were we otherwise affiliated with these sources and we are not attempting to incorporate the information on external web sites into this prospectus. We are only providing textual reference of the information of market and industry data and the web addresses provided in this prospectus are not intended to be hyperlinks and we do not assure that those external web sites will remain active and current.

Our Company

Currently, we are a holding company operating through our wholly owned subsidiary, American BriVision Corporation, a Delaware corporation (“BriVision”). BriVision was incorporated in 2015 in the State of Delaware. It is a biotechnology company focused on the development of new drugs and innovative medical devices to fulfill unmet medical needs. Our business model is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

We currently have sole licensing rights to the drug and therapeutic use for six products developed by BioLite, Inc. (“BioLite”). BioLite is a botanical new drug developer incorporated under the laws of Taiwan in 2006. On December 29, 2015, BriVision entered into a Collaborative Agreement (the “Collaborative Agreement”) with BioLite, which was amended on May 6, 2016. On January 12, 2017, BriVision entered into an addendum (the “Addendum”) to the Collaborative Agreement (collectively, the “Latest Collaborate Agreement”). Our sole director, Eugene Jiang, is a director of BioLite, and therefore BioLite is considered a related party.

We also currently have sole licensing rights to the drug and therapeutic use for another products developed by BioFirst Corporation, Inc. (“BioFirst”), a corporation incorporated under the laws of Taiwan. On July 24, 2017, we entered into a collaborative agreement with BioFirst, pursuant to which BioFirst granted us the global license for medical use of the product: BFC-1401 Vitreous Substitute for Vitrectomy.   According to the Collaborative Agreement, we will co-develop and commercialize the Product with BioFirst and pay BioFirst $3,000,000 (the “Total Payment”) in cash or stock by September 30, 2018 in two installments. An upfront payment of $300,000, representing 10% of the Total Payment due under the Collaborative Agreement, was paid by us upon signing of the Collaborative Agreement. The Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both parties. As disclosed in our filing, Eugene Jiang is the sole director of the Company and one of the directors and common stock shareholders of BioFirst and our former CEO until September 15, 2017. The “BioFirst Collaborative Agreement”, together with Collaborative Agreement, the Addendum and the Latest Collaborate Agreement are hereby referred to the “Collaborative Agreements”.

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History and Background

Prior to the consummation of the share exchange transaction described below, we were a public reporting company with nominal operations. Ecology Coatings Inc. incorporated on March 12, 1990 in California (“Ecology-CA”).  OCIS Corp (“OCIS”) was incorporated in Nevada on February 6, 2002 as and was a public reporting company (“OCIS”).  OCIS completed a merger with Ecology-CA on July 26, 2007 (the “Merger”). In the Merger, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc.  We filed for Chapter 7 bankruptcy protection on May 15, 2013 and subsequently the corporate shell emerged as its only unencumbered asset on September 19, 2014 using "fresh start" accounting under section 852-10-45-17 as of date of sale corporate shell to reflect intangible assets sale through section 363. Any business description below and all reporting results of the operating results reported in this filing for the fiscal year ending September 30, 2015 are post "fresh start" activity and not comparable to prior results.

Post-bankruptcy, we operated a web site for the sale of women's apparel. On November 14, 2014, a majority of our stockholders by unanimous written consent in lieu of a special meeting of stockholders unanimously approved an amendment to the Articles of Incorporation to change our name to Metu Brands, Inc. The Amendment the Articles of Incorporation was filed with the State of Nevada on April 28, 2015. The name change was subsequently approved by the Financial Industry Regulatory Authority (“FINRA”) on August 13, 2015. In conjunction with the name change, our ticker symbol was changed to “MTOO”.

On December 18, 2015, a Stock Purchase Agreement (“Stock Purchase Agreement”) was entered into by and among Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia” or “Buyers’ Representative”),  seven other buyers listed in Schedule A attached thereto (together with Euro-Asia, collectively, “Buyers”), Shulamit Lazar (“Lazar”), eleven other sellers listed in Schedule B attached thereto (together with Lazar, collectively, “Sellers”),. Pursuant to the Stock Purchase Agreement, for a total consideration of $395,000, the Buyers acquired from the Sellers a total of 65,420,000 shares of our common stock, $0.001 par value per share (the “Common Stock”) which represented approximately 99.98% of our 65,431,144 (pre-forward split) shares of issued and outstanding Common Stock at that time.

On December 21, 2015, the majority holders of our issued and outstanding shares of common stock approved the change of the Company’s name from Metu Brands, Inc. to American BriVision (Holding) Corporation (the “Name Change”), and the increase of its authorized shares of Common Stock from 90,000,000 to 350,000,000, and authorized shares of preferred stock from 10,000,000 to 20,000,000, par value $0.001 per share (the “Increase of Authorized Stock”). A Certificate of Amendment (the “Amendment”) to Articles of Incorporation effecting the Name Change and Increase of Authorized Stock was filed and became effective as of January 4, 2016. As a result of the Name Change, our trading symbol is changed from “MTOO” to “ABVC”.

Reverse Merger

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), BriVision, Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of our common stock, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company issued 52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and cancelled 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia (such shares were retired to treasury.). The Acquisition Stock collectively represents 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger.

Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of the Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock. Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing. As a result of Share Exchange, the selling stockholders named in this registration statement obtained their shares in the Company. There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

3

Following the Share Exchange, we have abandoned our prior business plan and we are now using BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  Our business model is to integrate research achievements from world-renown institutions, conduct clinical trials of translational medicine for POC, out-license to international pharmaceutical companies, and exploit global markets.

Forward Stock Split

On March 21, 2016, our Board of Directors approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, The amendment to Articles of Incorporation was approved by the majority of our shareholders and became effective on April 8, 2016.

Merger and Name Change

Ecology Coatings, Inc. (“Ecology-CA”) was originally incorporated in California on March 12, 1990.  OCIS Corp. (“OCIS”) was incorporated in Nevada on February 6, 2002.  OCIS completed a merger with Ecology-CA on July 27, 2007 (the “Merger”).  In the Merger, OCIS issued approximately 6,106,137 shares of common stock to the Ecology-CA stockholders.  In this transaction, OCIS changed its name from OCIS Corporation to Ecology Coatings, Inc. and our ticker symbol on the OTC Bulletin Board association changed to “ECOC.”

On November 14, 2014, Ecology-CA changed its name to Metu Brands, Inc., which the Financial Industry Regulatory Authority (“FINRA”) approved on August 13, 2015. In conjunction with the name change, Ecology-CA’s ticker symbol was changed to “MTOO”. On January 14, 2016, Metu Brands, Inc. changed its name to American BriVision (Holding) Corporation and its OTCQB ticker symbol changed from “MTOO” to “ABVC”, which was approved by FINRA and took effect as of January 14, 2016.

Principal Executive office

Our principal executive office is located at 11 Sawyers Peak Drive, Goshen, NY, 10924.

4

The Offering

Common Stock being offered by Selling Stockholders	Up to 55,453,224 shares.

Common Stock outstanding prior to the Offering	213,746,647 shares as of September 19, 2017

Common Stock outstanding after the Offering	213,746,647 shares

Use of Proceeds	We will not receive any proceeds from the sale of shares by the Selling Stockholders

Trading Symbol	ABVC

Risk Factors	The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment.

5

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Forward Looking Statements”. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected, the value of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

We are a pre-revenue biopharmaceutical company and are thus subject to the risks associated with new businesses in that industry.

We acquired the sole licensing rights to develop and commercialize for drug and therapeutic use of the products and have only recently begun to pursue this new business opportunity. As such, we are a clinical stage biopharmaceutical company with no history of revenue-generating operations, and our only assets consist of the intellectual property and related assets licensed to us by BioLite. Therefore, we are, and expect for the foreseeable future to be, subject to all the risks and uncertainties inherent in a new business, in particular new businesses engaged in the development of pharmaceuticals. We still must establish and implement many important functions necessary to operate a business, including the clinical development of the products, establishing our managerial and administrative structure and implementing financial systems and controls.

Accordingly, you should consider our prospects in light of the costs, uncertainties, delays and difficulties frequently encountered by companies in their pre-revenue generating stages, particularly those in the pharmaceutical field. Potential investors should carefully consider the risks and uncertainties that a new company with no operating history will face. In particular, potential investors should consider that there is a significant risk that we will not be able to:

●	implement or execute our current business plan, or create a business plan that is sound;

●	maintain our anticipated management team;

●	raise sufficient funds in the capital markets or otherwise to effectuate our business plan;

●	determine that the processes and technologies that we have developed are commercially viable; and/or

●	attract, enter into or maintain contracts with, potential commercial partners such as licensors of technology and suppliers.

If we cannot execute any one of the foregoing, our business may fail, in which case you may lose the entire amount of your investment in our Company. To date, we are still setting up our pipeline products. We cannot assure that any of our efforts will be successful or result in the development or timely launch of additional products, or ultimately produce any material revenue.

In addition, as a pre-revenue biopharmaceutical company, we expect to encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition at some point from a company with a research and development focus to a company capable of supporting commercial activities. We may not be able to reach such point of transition or make such a transition, which would have a material adverse effect on our company.

If we fail to raise additional capital, our ability to implement our business model and strategy could be compromised.

We have limited capital resources and operations. To date, our operations have been funded partial from the proceeds from financings or loans from shareholders or our management.

If we do not raise a sufficient amount to fund our ongoing development activities, we will likely be unable to carry out our business. We may not be able to obtain additional financing on terms acceptable to us, or at all. Even if we obtain financing for our near term operations and product development, we may require additional capital beyond the near term. If we are unable to raise capital when needed, our business, financial condition and results of operations would be materially adversely affected, and we could be forced to reduce or discontinue our operations.

We are highly dependent on our license agreement with BioLite and BioFirst who is highly dependent on its license agreements with independent third parties, and the loss of this license would materially impair our business plan and viability.

We have secured sole rights to develop and commercialize the products from BioLite, and those products are currently our only product candidates. As such, our Collaborative Agreement, as amended, and the Addendum with BioLite are critical to our business. Except for BLI-1501, or known as ABV-1503, which is the extract of green tea so that it does not require any kind of licensing to use and to commercialize, the rights to develop and to commercialize the other six products solely licensed to BioLite and BioFirst were from independent third parties. Therefore, independent third parties have licensed the rights to BioLite and BioFirst. Neither Biolite nor BioFirst does own the rights without a valid license. Further, any change to the licensing agreement(s) between the independent third parties and BioLite or BioFirst will have an impact on our business. In the event that either our Collaborative Agreement with BioLite and/ or BioFirst was terminated or any independent third party stopped licensing the rights to BioLite and/or BioFirst, we would lose the ability to develop and commercialize the products, and our business prospects would be materially damaged, which could lead to the loss of your investment.

6

We have no experience as a company in obtaining regulatory approval for, or commercializing, any product candidate.

As a company, we have never obtained regulatory approval for, or commercialized, any product candidate. It is possible that the Food and Drug Administration (“FDA”) may refuse to accept our planned New Drug Application (or “NDA”) for any of the Products for substantive review, or may conclude after review of our data that our application is insufficient to obtain regulatory approval of the Products or any future product candidates. If the FDA does not accept or approve our planned NDA for our product candidates, it may require that we conduct additional clinical, preclinical or manufacturing validation studies, which may be costly, and submit that data before it will reconsider our applications. Depending on the extent of these or any other FDA required studies, approval of any NDA or application that we submit may be significantly delayed, possibly for several years, or may require us to expend more resources than we have available. Any delay in obtaining, or an inability to obtain, regulatory approvals would prevent us from commercializing the Products, generating revenues and achieving and sustaining profitability. It is also possible that additional studies, if performed and completed, may not be considered sufficient by the FDA to approve any NDA we submit. If any of these outcomes occur, we may be forced to abandon our planned NDA for the Products, which would materially adversely affect our business and could potentially cause us to cease operations. We face similar risks for any approval in a foreign jurisdiction.

Dependence on Key Existing and Future Personnel.

Our success will depend, to a large degree, upon the efforts and abilities of our officers and key employees. The loss of the services of one or more of our key employees could have a material adverse effect on our operations. In addition, as our business model is implemented, we will need to recruit and retain additional management and key employees in virtually all phases of our operations. Key employees will require a strong background in our industry. We cannot assure that we will be able to successfully attract and retain key personnel.

Our growth is dependent on our ability to successfully develop, acquire or license new drugs.

Our growth is supported by continuous investment in time, resources and capital to identify and develop new products or new formulations for the market via geographic expansion and market penetration. If we are unable to either develop new products on our own or acquire licenses for new products from third parties, our ability to grow revenues and market share will be adversely affected. In addition, we may not be able to recover our investment in the development of new drugs and medical devices, given that projects may be interrupted, unsuccessful, not as profitable as initially contemplated or we may not be able to obtain necessary financing for such development. Similarly, there is no assurance that we can successfully secure such rights from third parties on an economically feasible basis.

We may not be able to develop our existing licensed compounds and our business plan is entirely dependent on entering into co-development agreements with capable pharmaceutical companies for the development or commercialization of our product candidates.

There is no guarantee that any of our desired results will be realized by any of our licensed product candidates. We do not have the resources to independently develop the licensed compounds and we intend to enter into co-development agreements with capable pharmaceutical companies for the development or commercialization of our product candidates. We do not currently have any co-development agreements with such pharmaceutical companies and there is no guarantee that we will enter into such agreements on terms acceptable to us. Our business and plans to develop and commercialize our existing product candidates are entirely dependent on our ability to enter into such agreements, and such inability would adversely affect our business materially and could potentially cause us to cease operations.

We may not be able to secure financing needed for future operating needs on acceptable terms, or on any terms at all.

From time to time, we may seek additional financing to provide the capital required to expand our production facilities, Research and development (“R&D”) initiatives and/or working capital, as well as to repay outstanding loans if cash flow from operations is insufficient to do so. We cannot predict with certainty the timing or amount of any such capital requirements. If such financing is not available on satisfactory terms, we may be unable to expand our business or to develop new business at the rate desired. If we are able to incur debt, we may be subject to certain restrictions imposed by the terms of the debt and the repayment of such debt may limit our cash flow and growth. If we are unable to incur debt, we may be forced to issue additional equity, which could have a dilutive effect on our current stockholders.

7

Expansion of our business may put pressure on our management and the operational infrastructure, which could impede our ability to meet an increased demand for our products.

Our business plan is to develop new drugs and to finish Phase II clinical trials for our drugs. If Phase II clinical trials achieve good results, namely, successful POC, we will then license the new drugs to pharmaceuticals for further development. The advantages of this business plan are:

1.	That we are able to diversify the risk involved with pharmaceuticals;
2.	That we will receive quick return on investment (“ROI”) and improve cash flow; and
3.	That we will receive sustainable income.

Growth in our business may place a significant strain on our personnel, management, financial systems and other resources. The evolution of our business also presents numerous risks and challenges that include continued acceptance of our products, sales and market share expansion, costs for expansion, technological evolvement and industrial dynamics.

If we are successful in obtaining rapid market growth of our products, we will be required to deliver large volumes of quality products and services on a timely basis at a reasonable cost to the customers. Meeting any such increased demands will require us to expand our manufacturing facilities, to increase our ability to purchase raw materials, to expand our work force, to expand our quality control capabilities and to increase the scale upon which we provide our products and services.  Such demands would require more capital and working capital than we currently have available and we may be unable to meet the needs of our customers, which could adversely affect our relationship with our customers and reduce our revenues.

Our growth strategy includes the pursuit of acquisitions, and new product development, which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.

Our business strategy includes growth through strategic acquisitions, and the development of new products, medical devices and technologies, which will involve significant capital expenditure and risks. Innovative pharmaceutical development involves R&D costs, but it may achieve no tangible results and instead may adversely affect our future profitability. In addition, any acquisition or combination that we consummate will likely involve, among other things, the payment of cash, the incurrence of contingent liabilities and the amortization of expenses related to goodwill and other intangible assets, and transaction costs, which may adversely affect our business, financial condition, results of operations and growth prospects. Our ability to integrate and organize any new businesses and/or products, whether internally developed or obtained by acquisition or combination, will likely require significant expansion of our operations. There is no assurance that we will be able to obtain the necessary resources for such expansion, and the failure to do so could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.  In addition, future acquisitions or combinations by us involve risks of, among other things, entering markets or segments in which we have no or limited prior experience, the potential loss of key employees or difficulty, delay or failure in the integration of the operations of any such new business with our current business and operating and financial difficulties of any new or newly combined operations, any of which could have a materially adverse effect on our business, financial condition, results of operations and growth prospects.  Moreover, there can be no assurance that the anticipated benefits of any internally developed new business segment or business combination will be realized.

8

Our current products have certain side effects.  If the side effects associated with our current or future products are not identified prior to their marketing and sale, we may be required to withdraw such products from the market, perform lengthy additional clinical trials or change the labeling of our products, any of which could adversely impact our growth.

ABV-1501 and ABV-1502

ABV-1501 and ABV-1502 have the same Active Pharmaceutical Ingredient (“API”): “Maitake mushroom extract”. Side effects, or adverse events, associated with ABV-1501 and ABV-1502, “Maitake mushroom extract”, include blood bilirubin increase, lymphocyte count decrease, neutrophil count decrease, platelet count decrease, white blood cell decrease, headache, and hyperglycemia. Serious adverse events (collectively, the “SAE”) associated with this compound may lead to leukocytosis, platelet count decrease, eye disorders, abdominal pain, gastrointestinal disorders, aphonia, lung infection, muscle weakness right-sided, confusion, edema cerebral, stroke, dyspnea, wheezing, and pruritus.

“Blood Bilirubin” means a brownish yellow substance found in bile. It is produced when the liver breaks down old red blood cells. Bilirubin is then removed from the body through the stool (feces) and gives stool its normal color. (according to Web MD).

“Lymphocyte” means a type of white blood cell that is part of the immune system. (according to PubMed Health).

“Neutrophil” means a type of immune cell that is one of the first cell types to travel to the site of an infection. (according to PubMed Health).

“Platelet count” means a lab test to measure how many platelets you have in your blood (according to MedlinePlus).

“Hyperglycemia” means the technical term for high blood glucose (blood sugar) (according to American Diabetes Association).

“Leukocytosis” means an increase in the total number of WBCs due to any cause (according to Medscape).

“Gastrointestinal Disorder” means esophagus, stomach, small intestine, and large intestine diseases (according to MedLine Plus).

“Aphonia” means the inability to produce voiced sound (according to TheFreeDictionary.com-Medical Dictionary Section).

“Edema cerebral” means swelling of the brain caused by the accumulation of fluid in the brain substance (according to TheFreeDictionary.com-Medical Dictionary Section).

“Wheezing” means a high-pitched whistling sound made while breathing and it is resulted from a narrowing of the airways and typically indicates some difficulty breathing (according to Wikipedia).

“Pruritus” means itching (according to WebMD) and is defined as an unpleasant sensation that provokes the desire to scratch (according to Medscape).

According to the MSKCC’s Phase II clinical trial on Myelodysplastic Syndrome (the “MDS Trial”), 3 patients out of 21 participants who completed the MDS Trial experienced adverse effect (the “Three Patients”), and 1 patient out of the Three Patients experienced SAE (the “SAE Patient”).

“Hematopoiesis” is the formation of blood cellular components. All cellular blood components are derived from haematopoietic stem cells. In a healthy adult person, approximately 2 million new blood cells are produced daily in order to maintain steady state levels in the peripheral circulation (according to Wikipedia). “Peripheral” means situated away from the center, as opposed to centrally located (according to Medicinenet.com). “Myelodysplastic” describes patients who have Myelodysplastic syndromes, which are a group of disorders caused by poorly formed or dysfunctional blood cells. Myelodysplastic syndromes occur when something goes wrong in your bone marrow — the spongy material inside your bones where blood cells are made. Treatment for myelodysplastic syndromes usually focuses on reducing or preventing complications of the disease and its treatments. In certain cases, myelodysplastic syndromes are treated with a bone marrow transplant (according to Mayo Clinic).

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The Three Patients withdrew the MDS Trial prior to completion due to the following grade I possibly related side effects: one reported nausea and joint swelling; the other withdrew reportedly due to a grade I allergic reaction (rash and pruritus). “Grade I side effects” are transient (those going away after a short time) or mild discomfort, they don’t cause limitation in activity, and there’s no medical intervention and/or therapy required.

The following SAE were observed in 1 out of 21 participants, or at a rate of 4.76%: leukocytosis, platelet count decrease, eye disorders, abdominal pain, gastrointestinal disorders, aphonia, lung infection, muscle weakness right-sided, confusion, edema cerebral, stroke, dyspnea, wheezing, and pruritus. No other SAE were reported, as they were determined not relevant to this product after careful review by the principal investigator.  Adverse events other than SAE: blood bilirubin increase, lymphocyte count decrease, neutrophil count decrease, platelet count decrease, white blood cell decrease, headache, pain in extremity, metabolism and nutrition disorders, and hyperglycemia.

ABV-1503

Side effect, or adverse events, associate with ABV-1503, “Epigallocatechin Gallate” (“EGCG”), the green tea extract, may lead to liver damage in the high dosage or concentration of EGCG extract, and may lead to insomnia and anxiety. It may also inhibit iron absorption. There is no SAE associated with EGCG.

ABV-1504 and ABV-1505

ABV-1504 and ABV-1505 have the same API, “Radix Polygalae”, which is known as Polygala tenuifolia Willd or PDC-1421 Capsule (“Polygala tenuifolia Willd”). Side effects, or adverse events, associated with ABV-1504 and ABV-1505, coming from administration of the trial medicine or examination procedure such as the procedure of taking blood (fainting, pain and/or bruising), may lead to gastrointestinal disorders (abdominal fullness and constipation), nervous system disorders (drowsiness, sleepiness, and oral ulcer). In addition, long-term use may cause miscarriages.

According to the Phase I Trial of Polygala tenuifolia Willd conducted by BioLite, there is no serious adverse effect, but there are adverse events. Nonetheless, such adverse events occurred in the medication Trial or clinical trial do not necessarily result from the use of Polygala tenuifolia Willd. Following is a table representing the result of such trial.

Following is a table showing the trial outcomes:

Serious Adverse Events

	PDC-1421	Placebo Control
Total, serious adverse events

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Other Adverse Events

	PDC-1421	Placebo Control
Total, other (not including serious) adverse events
# participants affected / at risk	3/23 (13.04%)	2/7 (28.57%)
Gastrointestinal disorders
Abdominal fullness
# participants affected / at risk	2/23 (8.70%)	1/7 (14.29%)
# events	2	1
Constipation(1)
# participants affected / at risk	1/23 (4.35%)	0/7 (0.00%)
# events	1	0
Nervous system disorders
Drowsiness
# participants affected / at risk	0/23 (0.00%)	1/7 (14.29%)
# events	0	1
Sleepiness
# participants affected / at risk	1/23 (4.35%)	1/7 (14.29%)
# events	1	1
Oral ulcer(2)
# participants affected / at risk	1/23 (4.35%)	0/7 (0.00%)
# events	1	0

(1)	“Constipation” means infrequent bowel movements or difficult passage of stools (according to Mayo Clinic).

(2)	An “oral ulcer” means an ulcer that occurs on the mucous membrane of the oral cavity (according to MedlinePlus). “Mucous membrane” is a lubricating membrane lining an internal surface or an organ, as the alimentary, respiratory, and genitourinary canals (according to Dictionary.com).

●	PDC-1421 was observed to be associated with some adverse events in serum electrolytes and GI function, but none was clinically significant. An effect is considered “clinically significant”, according to Segen’s Medical Dictionary, when a change in a patient’s/subject's clinical status that is regarded as important, whether or not it is due to an intervention in the context of a clinical trial. Therefore, potential risks of PDC-1421 are fluctuated electrolyte levels and gastrointestinal discomfort. We monitored these in the Phase I Trial and there was no deviation of electrolyte levels and no significant gastrointestinal discomfort during monitoring in the clinical trial. The cardiovascular systems will be monitored in the clinical trial. “Cardiovascular System” means the heart and blood vessels considered as a whole (according to American Heritage® Stedman's Medical Dictionary).

●	WebMD warns that Radix Polygalae can be unsafe when ingested on a long-term basis, and that it is unsafe to ingest for pregnant women because it can cause miscarriages. Other adverse events of Radix Polygalae described on medical education websites such as WebMD and Medscape include nausea, vomiting and uterus contraction. None of the foregoing effects is applicable to our product candidate because the dosage of Radix Polygalae used in our product candidate is smaller than would be necessary to trigger these effects. “Uterus Contraction” means the tightening and shortening of the uterine muscles (according to MedicineNet.com).

If significant side effects of our medicines are identified after they are marketed and sold:

1)	Regulatory authorities may withdraw or modify their approvals of such medicines;

2)	We may be required to reformulate these medicines, change the ways in which they are marketed, conduct additional clinical trials, change the labeling of these medicines or implement changes to obtain new approvals for our manufacturing facilities;

3)	We may have to recall these medicines from the market and may not be able to re-launch them;

4)	We may experience a significant decline in sales of the affected products;

5)	Our reputation may suffer; and

6)	We may become a target of lawsuits.

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The occurrence of any of those events would harm our sales of these medicines and substantially increase the costs and expenses of marketing these medicines, which in turn could cause our revenues and net income to decline. In addition, the reputation and sales of our medicines could be adversely affected due to the severe side effects discovered.

Maitake Combination Therapy

Maitake Combination Therapy is for indications including but not limited to the following: breast cancer, brain tumor, hepatocellular carcinoma, pancreatic cancer, renal cell carcinoma, nasopharyngeal carcinoma, prostate cancer, cervix cancer, oral/ pharynx/larynx cancer, lung cancer, leukemia, myeloma, lymphoma, gastric cancer, thyroid cancer, esophageal cancer, small intestine cancer, large intestine/colon/rectal cancer, ovary, skin cancer, head and neck, soft tissue sarcoma, bone tumor, bladder cancer, and cholangiocarcinoma.”

Hepatocellular carcinoma, Renal cell carcinoma means a kidney cancer (according to Wikipedia).

Nasopharyngeal carcinoma means a type of cancer that occurs in the nasopharynx, which is located behind our nose and above the back of throat (according to Mayo Clinic).

Myeloma means a blood cancer related to lymphoma and leukemia where a type of white blood cell called plasma cell multiplies unusually. They release too much protein into the bones and blood, building up in the body and causing organ damage (according to Web MD).

Lymphoma means a cancer that begins in infection-fighting cells of the immune system, called lymphocytes. These cells are in the lymph nodes, spleen, thymus, bone marrow, and other parts of the body. When you have lymphoma, lymphocytes change and grow out of control (according to Web MD).

Soft tissue sarcoma means a type of cancer that begins in the soft tissues of the human body that connect, support and surround other body structures (according to Mayo Clinic).

Cholangiocarcinoma means a type of cancer that forms in the slender tubes (bile ducts) that carry the digestive fluid bile. Also known as “bile duct cancer.” (according to Mayo Clinic).

Since this product shares the same API of ABV-1501 AND abv-1502, its side effects, or adverse events, and SAE are substantially disclosed in detail above under ABV-1501 and ABV-1502.

We may be subject to product liability claims in the future, which could divert our resources, cause us to incur substantial liabilities and limit commercialization of any products that we may develop.

We face an inherent business risk of exposure to product liability claims in the event that the uses of our products are alleged to have caused adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that receive regulatory approval for commercial sale.  Furthermore, although we have not historically experienced any problems associated with claims by users of our products, we do not currently maintain product liability insurance and there could be no assurance that we are able to acquire product liability insurance with terms that are commercially feasible.

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We face an inherent risk of product liability claims as a result of the clinical testing of our products and potentially commercially selling any products that we may develop. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during clinical testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidate. Regardless of the merits or eventual outcome, liability claims may result in:

●	decreased demand for our product candidate or products that we may develop;

●	injury to our reputation and significant negative media attention;

●	withdrawal of clinical trial participants;

●	significant costs to defend resulting litigation;

●	substantial monetary awards to trial participants or patients;

●	loss of revenue;

●	reduced resources of our management to pursue our business strategy; and

●	the inability to commercialize any products that we may develop.

We currently do not maintain general liability insurance; and even if we have a general liability insurance in the future, this insurance may not fully cover potential liabilities that we may incur. The cost of any product liability litigation or other proceeding, even if resolved in our favor, could be substantial. We would need to increase our insurance coverage if and when we begin selling any product candidate that receives marketing approval. In addition, insurance coverage is becoming increasingly expensive. If we are unable to obtain or maintain sufficient insurance coverage at an acceptable cost or to otherwise protect against potential product liability claims, it could prevent or inhibit the development and commercial production and sale of our product candidate, which could adversely affect our business, financial condition, results of operations and prospects.

If we are unable to keep up with rapid technological changes in our field or compete effectively, we will be unable to operate profitably.

We are engaged in a rapidly changing field. Other products that will compete directly with the products that we are seeking to develop and market currently exist or are being developed. Competition from fully integrated pharmaceutical companies and more established biotechnology companies is intense and is expected to increase. Most of these companies have significantly greater financial resources and expertise in discovery and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and marketing than us. Smaller companies may also prove to be significant competitors, particularly through collaborative arrangements with large pharmaceutical and established biopharmaceutical or biotechnology companies. Many of these competitors have significant products that have been approved or are in development and operate large, well-funded discovery and development programs. Academic institutions, governmental agencies and other public and private research organizations also conduct research, seek patent protection and establish collaborative arrangements for therapeutic products and clinical development and marketing. These companies and institutions compete with us in recruiting and retaining highly qualified scientific and management personnel. In addition to the above factors, we will face competition based on product efficacy and safety, the timing and scope of regulatory approvals, availability of supply, marketing and sales capability, reimbursement coverage, price and patent position. There is no assurance that our competitors will not develop more effective or more affordable products, or achieve earlier patent protection or product commercialization, than our own.

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Other companies may succeed in developing POC earlier than ourselves, obtaining FDA approvals for such products more rapidly than we will, or in developing products that are more effective than products we propose to develop. While we will seek to expand our technological capabilities in order to remain competitive, there can be no assurance that research and development by others will not render our technology or products obsolete or non-competitive or result in treatments or cures superior to any therapy we develop, or that any therapy we develop will be preferred to any existing or newly developed technologies.

We have conducted, and may in the future conduct, clinical trials for certain of our product candidate at sites outside the United States, and the FDA may not accept data from trials conducted in such locations.

We have conducted and may in the future choose to conduct one or more of our clinical trials outside the United States. Although the FDA may accept data from clinical trials conducted outside the United States, acceptance of this data is subject to certain conditions imposed by the FDA. For example, the clinical trial must be well designed and conducted and performed by qualified investigators in accordance with ethical principles. The trial population must also adequately represent the U.S. population, and the data must be applicable to the U.S. population and U.S. medical practice in ways that the FDA deems clinically meaningful.  Generally, the patient population for any clinical trials conducted outside of the United States must be representative of the population for whom we intend to seek approval in the United States. In addition, while these clinical trials are subject to the applicable local laws, FDA acceptance of the data will be dependent upon its determination that the trials also complied with all applicable U.S. laws and regulations. There can be no assurance that the FDA will accept data from trials conducted outside of the United States. If the FDA does not accept the data from any of our clinical trials that we determine to conduct outside the United States, it would likely result in the need for additional trials, which would be costly and time-consuming and delay or permanently halt our development of the product candidate.

In addition, the conduct of clinical trials outside the United States could have a significant impact on us. Risks inherent in conducting international clinical trials include:

●	foreign regulatory requirements that could restrict or limit our ability to conduct our clinical trials;

●	administrative burdens of conducting clinical trials under multiple foreign regulatory schema;

●	foreign exchange fluctuations; and

●	diminished protection of intellectual property in some countries.

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If clinical trials of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the FDA and comparable non-U.S. regulators, we may incur additional costs or experience delays in completing, or ultimately be unable to complete the development and commercialization of our product candidate.

We are not permitted to commercialize market, promote or sell any product candidate in the United States without obtaining marketing approval from the FDA. Comparable non-U.S. regulatory authorities impose similar restrictions. We may never receive such approvals. We must complete extensive preclinical development and clinical trials to demonstrate the safety and efficacy of our product candidate in humans before we will be able to obtain these approvals.

Clinical testing is expensive, difficult to design and implement, can take many years to complete and is inherently uncertain as to outcome. Any inability to successfully complete preclinical and clinical development could result in additional costs to us and impair our ability to generate revenues from product sales, regulatory and commercialization milestones and royalties. In addition, if (1) we are required to conduct additional clinical trials or other testing of our product candidate beyond the trials and testing that we contemplate, (2) we are unable to successfully complete clinical trials of our product candidate or other testing, (3) the results of these trials or tests are unfavorable, uncertain or are only modestly favorable, or (4) there are unacceptable safety concerns associated with our product candidate, we, in addition to incurring additional costs, may:

●	be delayed in obtaining marketing approval for our product candidates;

●	not obtain marketing approval at all;

●	obtain approval for indications or patient populations that are not as broad as we intended or desired;

●	obtain approval with labeling that includes significant use or distribution restrictions or significant safety warnings, including boxed warnings;

●	be subject to additional post-marketing testing or other requirements; or

●	be required to remove the product from the market after obtaining marketing approval.

Even if our product candidate receives marketing approval, it may fail to achieve the degree of market acceptance by physicians, patients, third party payors and others in the medical community necessary for commercial success and the market opportunity for the product candidate may be smaller than we estimate.

We have never commercialized a product. Even if our products are approved by the appropriate regulatory authorities for marketing and sale, they may nonetheless fail to gain sufficient market acceptance by physicians, patients, third party payors and others in the medical community. For example, physicians are often reluctant to switch their patients from existing therapies even when new and potentially more effective or convenient treatments enter the market. Further, patients often acclimate to the therapy that they are currently taking and do not want to switch unless their physicians recommend switching products or they are required to switch therapies due to lack of reimbursement for existing therapies.

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Efforts to educate the medical community and third party  payors on the benefits of our product candidate may require significant resources and may not be successful. If our product candidates are approved but do not achieve an adequate level of market acceptance, we may not generate significant revenues and we may not become profitable. The degree of market acceptance of our products, if approved for commercial sale, will depend on a number of factors, including:

●	the efficacy and safety of the products;

●	the potential advantages of the products compared to alternative treatments;

●	the prevalence and severity of any side effects;

●	the clinical indications for which the products are approved;

●	whether the products are designated under physician treatment guidelines as a first-line therapy or as a second- or third-line therapy;

●	limitations or warnings, including distribution or use restrictions, contained in the product approved labeling;

●	our ability to offer the products for sale at competitive prices;

●	our ability to establish and maintain pricing sufficient to realize a meaningful return on our investment;

●	the products’ convenience and ease of administration compared to alternative treatments;

●	the willingness of the target patient population to try, and of physicians to prescribe, the products;

●	the strength of sales, marketing and distribution support;

●	the approval of other new products for the same indications;

●	changes in the standard of care for the targeted indications for the products;

●	the timing of market introduction of our approved products as well as competitive products and other therapies;

●	availability and amount of reimbursement from government payors, managed care plans and other third party payors;

●	adverse publicity about the products or favorable publicity about competitive products; and

●	potential product liability claims.

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The potential market opportunities for our products are difficult to estimate precisely. Our estimates of the potential market opportunities are predicated on many assumptions, including industry knowledge and publications, third party research reports and other surveys. While we believe that our internal assumptions are reasonable, these assumptions involve the exercise of significant judgment on the part of our management, are inherently uncertain and the reasonableness of these assumptions has not been assessed by an independent source. If any of the assumptions proves to be inaccurate, the actual markets for our products could be smaller than our estimates of the potential market opportunities.

We rely on a limited number of suppliers and the loss of any of our suppliers, or delays or problems in the supply of materials used in our products, could materially and adversely affect our operations and growth.

We generally rely on a limited number of suppliers for most of the primary materials used in our products.  Our suppliers may not be able to supply the necessary materials without interruption and we may not have adequate remedies for such failure, which could result in a shortage of our products.  If one of our suppliers fails or refuses to supply us for any reason, it could take time and expense to obtain a new supplier.  In addition, our failure to maintain existing relationships with our suppliers or to establish new relationships in the future could negatively affect our ability to obtain the materials used in our products in a timely manner.  The search for new suppliers could potentially delay the manufacture of our products, resulting in shortages in the marketplace and may cause us to incur additional expense.  Failure to comply with applicable legal requirements subjects our suppliers to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with the materials we need for our products.  Any delay in supplying, or failure to supply, materials for our products by any of our suppliers could result in our inability to meet the commercial demand for our products, and could adversely affect our business, financial condition, results of operations and growth prospects.

We may seek to enter into collaborations with third parties for the development and commercialization of our product candidate. If we fail to enter into such collaborations, or such collaborations are not successful, we may not be able to capitalize on the market potential of our product candidate.

We may seek third-party collaborators for development and commercialization of our products. Our likely collaborators for any marketing, distribution, development, licensing or broader collaboration arrangements include large and mid-size pharmaceutical companies, regional and national pharmaceutical companies, non-profit organizations, government agencies, and biotechnology companies. Our ability to generate revenues from these arrangements will depend on our collaborators’ abilities to successfully perform the functions assigned to them in these arrangements.

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Collaborations involving our products will pose, the following risks to us:

●	collaborators may have significant discretion in determining the efforts and resources that they will apply to these collaborations;

●	collaborators may not pursue development and commercialization of our product candidate or may elect not to continue or renew development or commercialization programs based on preclinical or clinical trial results, changes in the collaborators’ strategic focus or available funding, or external factors such as an acquisition that diverts resources or creates competing priorities;

●	collaborators may delay clinical trials, provide insufficient funding for a clinical trial program, stop a clinical trial or abandon a product candidate, repeat or conduct new clinical trials or require a new formulation of a product candidate for clinical testing;

●	collaborators could independently develop, or develop with third parties, products that compete directly or indirectly with our product candidate if the collaborators believe that competitive products are more likely to be successfully developed or can be commercialized under terms that are more economically attractive than ours;

●	collaborators with marketing and distribution rights to one or more products may not commit sufficient resources to the marketing and distribution of such product or products;

●	collaborators may not properly maintain or defend our intellectual property rights or may use our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our intellectual property or proprietary information or expose us to potential litigation;

●	collaborators may infringe the intellectual property rights of third parties, which may expose us to litigation and potential liability;

●	disputes may arise between the collaborators and us that result in the delay or termination of the research, development or commercialization of our product candidate or that result in costly litigation or arbitration that diverts management attention and resources; and

●	collaborations may be terminated and, if terminated, may result in a need for additional capital to pursue further development or commercialization of the applicable product candidates.

Collaborative Agreements may not lead to development or commercialization of our product candidate in the most efficient manner or at all. If a collaborator of ours were to be involved in a business combination, the continued pursuit and emphasis on our product development or commercialization program could be delayed, diminished or terminated.

We are dependent on obtaining certain patents and protecting our proprietary rights.

Our success will depend, in part, on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties or having third parties circumvent our rights. We are licensing in patented technologies for our products. The patent positions of biotechnology, biopharmaceutical and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Thus, there can be no assurance that any of our patent applications will result in the issuance of patents, that we will develop additional proprietary products that are patentable, that any patents issued to us or those that already have been issued will provide us with any competitive advantages or will not be challenged by any third parties, that the patents of others will not impede our ability to do business or that third parties will not be able to circumvent our patents. Furthermore, there can be no assurance that others will not independently develop similar products, duplicate any of our products not under patent protection, or, if patents are issued to us, design around the patented products we developed or will develop.

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We may be required to obtain licenses from third parties to avoid infringing patents or other proprietary rights. No assurance can be given that any licenses required under any such patents or proprietary rights would be made available, if at all, on terms we find acceptable. If we do not obtain such licenses, we could encounter delays in the introduction of products or could find that the development, manufacture or sale of products requiring such licenses could be prohibited.

A number of pharmaceutical, biopharmaceutical and biotechnology companies and research and academic institutions have developed technologies, filed patent applications or received patents on various technologies that may be related to or affect our business. Some of these technologies, applications or patents may conflict with our technologies or patent applications. Such conflict could limit the scope of the patents, if any, that we may be able to obtain or result in the denial of our patent applications. In addition, if patents that cover our activities are issued to other companies, there can be no assurance that we would be able to obtain licenses to these patents at a reasonable cost or be able to develop or obtain alternative technology. If we do not obtain such licenses, we could encounter delays in the introduction of products, or could find that the development, manufacture or sale of products requiring such licenses could be prohibited. In addition, we could incur substantial costs in defending ourselves in suits brought against us on patents it might infringe or in filing suits against others to have such patents declared invalid.

We are subject to various government regulations.

The manufacture and sale of human therapeutic and diagnostic products in the U.S. and foreign jurisdictions are governed by a variety of statutes and regulations. These laws require approval of manufacturing facilities, controlled research and testing of products and government review and approval of a submission containing manufacturing, preclinical and clinical data in order to obtain marketing approval based on establishing the safety and efficacy of the product for each use sought, including adherence to current PIC/S Guide to Good Manufacturing Practice for Medicinal products during production and storage, and control of marketing activities, including advertising and labeling.

The product we are currently developing will require significant development, preclinical and clinical testing and investment of substantial funds prior to its commercialization. The process of obtaining required approvals can be costly and time-consuming, and there can be no assurance that future products will be successfully developed and will prove to be safe and effective in clinical trials or receive applicable regulatory approvals. Markets other than the U.S. have similar restrictions. Potential investors and shareholders should be aware of the risks, problems, delays, expenses and difficulties which we may encounter in view of the extensive regulatory environment which controls our business.

Our existing indebtedness may adversely affect our ability to obtain additional funds and may increase our vulnerability to economic or business downturns. We are subject to a number of risks associated with our indebtedness, including: 1) we must dedicate a portion of our cash flows from operations to pay debt service costs, and therefore we have less funds available for operations and other purposes; 2) it may be more difficult and expensive to obtain additional funds through financings, if available at all; 3) we are more vulnerable to economic downturns and fluctuations in interest rates, less able to withstand competitive pressures and less flexible in reacting to changes in our industry and general economic conditions; and 4) if we default under any of our existing credit facilities or if our creditors demand payment of a portion or all of our indebtedness, we may not have sufficient funds to make such payments. As of June 30, 2016, our outstanding debt was $2,050,000 which was a short term loan. This loan was subsequently paid off on August 9, 2016.

We have recurring losses from operations and a significant accumulated deficit. In addition, we continue to experience negative cash flows from operations. These factors raise substantial doubt about our ability to continue as a going concern. If we do not generate revenues, do not achieve profitability and do not have other sources of financing for our business, we may have to curtail or cease our development plans and operations, which could cause investors to lose the entire amount of their investment. With the doubt about our ability to continue as a going concern, we may also face difficulties to raise additional funds.

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We face substantial competition from other pharmaceutical and biotechnology companies and our operating results may suffer if we fail to compete effectively.

The development and commercialization of new drug products is highly competitive. We expect that we will face significant competition from major pharmaceutical companies, specialty pharmaceutical companies and biotechnology companies worldwide with respect to our products that we may seek to develop or commercialize in the future. Our competitors may succeed in developing, acquiring or licensing technologies and drug products that are more effective, have fewer or more tolerable side effects or are less costly than any product candidates that we are currently developing or that we may develop, which could render our product candidates obsolete and noncompetitive.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than any products that we may develop. Our competitors also may obtain FDA or other marketing approval for their products before we are able to obtain approval for ours, which could result in our competitors establishing a strong market position before we are able to enter the market.

Many of our existing and potential future competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, conducting clinical trials, obtaining marketing approvals and marketing approved products than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs.

If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We maintain a system of internal control over financial reporting, which is defined as a process designed by, or under the supervision of, our principal executive officer and principal financial officer, or persons performing similar functions, and effected by our board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

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As a public company, we will have significant additional requirements for enhanced financial reporting and internal controls.  We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company.

We cannot assure you that we will not, in the future, identify areas requiring improvement in our internal control over financial reporting.  We cannot assure you that the measures we will take to remediate any areas in need of improvement will be successful or that we will implement and maintain adequate controls over our financial processes and reporting in the future as we continue our growth.  If we are unable to establish appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations, result in the restatement of our financial statements, harm our operating results, subject us to regulatory scrutiny and sanction, cause investors to lose confidence in our reported financial information and have a negative effect on the market price for shares of our Common Stock.

The audit report included in the financial reports of this Registration was prepared by auditors who are not inspected by the Public Company Accounting Oversight Board and, as a result, you are deprived of the benefits of such inspection

Because our auditors are located in Hong Kong, Special Administrative Region of the People’s Republic of China (“PRC”), a jurisdiction where Public Company Accounting Oversight Board (United States), or the PCAOB, is currently unable to conduct inspections without the approval of the PRC authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections in PRC prevents the PCAOB from regularly evaluating our auditor's statements, audits and quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in PRC makes it more difficult to evaluate the effectiveness of our auditor's quality control and audit procedures as compared to auditors outside of PRC that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

Risks Relating to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other stockholders wanted it to occur.

Our executive officers, directors, and principal stockholders own, in the aggregate, approximately 70.86% of our outstanding Common Stock. As a result of their stockholdings, these stockholders are able to assert substantial control over matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other stockholders wanted it to occur.

The market price of our Common Stock may be volatile and there may not be sufficient liquidity in the market for our securities in order for investors to sell their securities.

The market price of our Common Stock has been and will likely continue to be highly volatile, as is the stock market in general. Factors that may materially affect the market price of our Common Stock are beyond our control, these factors may materially adversely affect the market price of our Common Stock, regardless of our performance.  In addition, the public stock markets have experienced extreme price and trading volume volatility. These broad market fluctuations may influence the market price of our Common Stock. There is currently only a limited public market for our Common Stock, which is listed on the OTCQB Market, and there can be no assurance that a trading market will develop further or be maintained in the future.

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Our articles of incorporation allow for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.

Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock without stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our Board of Directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders. Although we have no present intention to issue any additional shares of preferred stock or to create any additional series of preferred stock, we may issue such shares in the future.

Our independent auditors have issued an audit opinion for our company, which includes a statement describing our going concern status. Our financial status creates a doubt whether we will continue as a going concern.

Our auditors have issued a going concern opinion regarding our company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such we may have to cease operations and investors could lose part or all of their investment in our company.

The audit report included in this Annual Report was prepared by auditors who may not be inspected by the Public Company Accounting Oversight Board and, as a result, you are deprived of the benefits of such inspection

The independent registered public accounting firm that issues the audit reports included in our financial reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards. Because our auditors are located in Hong Kong, SAR, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Peoples’ Republic of China (PRC) authorities, our auditors are not currently inspected by the PCAOB.

Inspections of other firms that the PCAOB has conducted outside PRC have identified deficiencies in those firms' audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections in PRC prevents the PCAOB from regularly evaluating our auditor's statements, audits and quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in PRC makes it more difficult to evaluate the effectiveness of our auditor's quality control and audit procedures as compared to auditors outside of PRC that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements and information that are based on the beliefs of our management as well as assumptions made by and information currently available to us.  Such statements should not be unduly relied upon.  When used in this report, forward-looking statements include, but are not limited to, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan” and similar expressions, as well as statements regarding new and existing products, technologies and opportunities, statements regarding market and industry segment growth and demand and acceptance of new and existing products, any projections of sales, earnings, revenue, margins or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements regarding future economic conditions or performance, uncertainties related to conducting business in China, any statements of belief or intention, and any statements or assumptions underlying any of the foregoing.  These statements reflect our current view concerning future events and are subject to risks, uncertainties and assumptions.  There are important factors that could cause actual results to vary materially from those described in this report as anticipated, estimated or expected, including, but not limited to: competition in the industry in which we operate and the impact of such competition on pricing, revenues and margins, volatility in the securities market due to the general economic downturn; Securities and Exchange Commission (the “SEC”) regulations which affect trading in the securities of “penny stocks,” and other risks and uncertainties.  Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward- looking statements, even if new information becomes available in the future.  Depending on the market for our stock and other conditional tests, a specific safe harbor under the Private Securities Litigation Reform Act of 1995 may be available.  Notwithstanding the above, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) expressly state that the safe harbor for forward-looking statements does not apply to companies that issue penny stock.  Because we may from time to time be considered to be an issuer of penny stock, the safe harbor for forward-looking statements may not apply to us at certain times.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholders named in this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell these shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the selling stockholders.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion provides information which management believes is relevant to an assessment and understanding of our results of operations and financial condition. The discussion should be read along with our condensed consolidated financial statements for the year ended September 30, 2016, and notes thereto contained elsewhere in this Report, and our annual report on Form 10--K for the period from July 21, 2015 (inception) to September 30, 2015 including the consolidated financial statements and notes thereto. The following discussion and analysis contains forward-looking statements, which involve risks and uncertainties. Our actual results may differ significantly from the results, expectations and plans discussed in these forward-looking statements. See “Cautionary Note Concerning Forward-Looking Statements.”

As used in this Report, the terms “we”, “us”, “our”, and “our Company” and “the Company” refer to American BriVision (Holding) Corporation (formerly known as Metu Brands, Inc.) and its subsidiaries, unless otherwise indicated.

Introduction

Currently, we are a holding company operating through our wholly owned subsidiary, BriVision. BriVision was incorporated in 2015 in the State of Delaware. It is a biotechnology company focused on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  Following the Share Exchange (as described herein below), we have abandoned our prior business plan and we are now pursuing BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for POC, out-license to international pharmaceutical companies, and exploit global markets.

Overview

Prior to the Share Exchange, we were a company operating a web site for the sale of women's apparel.

We have had limited operations and have been issued a "going concern" opinion by our auditor, based upon our reliance on the sale of our common stock as the sole source of funds for our future operations.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), BriVision, a Delaware Corporation, Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the persons listed in Exhibit A thereof (the “BriVision Shareholders”), being the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury.

The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

As a result of the consummation of the Share Exchange, BriVision is now our wholly-owned subsidiary and its shareholders own approximately 79.70% of our issued and outstanding common stock.

All references to the “Combined Company” refer to American BriVision (Holding) Corporation and its wholly owned subsidiary, BriVision.

Accounting Treatment of the Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations that will be reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and will be recorded at the historical cost basis of BriVision, and the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the combined entities (American Brivision (Holding) Corporation and its wholly owned subsidiary Brivision) from the closing date of the Share Exchange.

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For more information about the Share Exchange, please refer to the current report on Form 8-K we filed to SEC which was accepted on February 12, 2016 and displaced on February 16, 2016.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historical businesses and proposed businesses. BriVision is a biotechnology company focused on the development of new drugs to fulfill unmet medical needs.  Our business model is to integrate research achievements from world-famous institutions, such as MSKCC and MD Anderson Cancer Center (“MDACC”), conduct clinical trials for POC, out-license to international pharmaceutical companies, and exploit global markets.

We currently have six products (collectively, the “Products”) that are licensed to us:

●	ABV-1501 Triple Negative Breast Cancer - Combination therapy for Triple Negative Breast Cancer (TNBC)

●	ABV-1502 Solid Tumor with Anti-PD1 - Combination therapy for solid tumors

●	ABV-1503 Chronic Lymphocytic Leukemia - Combination therapy for Chronic Lymphocytic Leukemia

●	ABV-1504 Major Depressive Disorder - Major Depressive Disorder (MDD)

●	ABV-1505 Attention Deficit Hyperactivity Disorder - Attention Deficit Hyperactivity Disorder

●	Maitake Combination Therapy

The first five products all are ready to go into phase II clinical study. ABV-1504 already starts phase II clinical study in Taiwan and we expect it will start in the States this year.  ABV-1505 got IND (Investigational New Drug Application) by US FDA on January 25, 2016.  ABV-1501 Phase II IND will be filed on February 2016.  ABV-1502 and ABV-1503 are preparing IND package now.

With regard to the sixth product, Maitake Combination Therapy, we license it out and collect license fees or co-develop with other biotechnology company. On May 26, 2017, we entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation (“Rgene”), a corporation incorporated under the laws of Taiwan, to co-develop and commercialize certain products that are included in the Maitake Combination Therapy. Under the terms of the Co-Dev Agreement, Rgene will pay us $3,000,000 in cash or stock by August 15, 2017 in three installments. We are entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared between Rgene and us. As of the date of this registration statement, no clinic trials of any phase and/or part have occurred; no net licensing income and/or net sales profit has occurred; and we have received $240,000 in cash including $90,000 of income recognized upon signing of the agreement by both parties, and $150,000 of installment received in July 2017. We are still in discussion with Rgene with respect to the schedule of the outstanding balance. The Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both Parties.

As of this registration statement, together with Rgene, Rgene has prepared the IND package for pancreatic cancer combination therapy and filed Phase II IND application to FDA on July 27, 2017, and on August 25, 2017, Rgene has received a “study may proceed” letter from FDA.

The IND packages for breast cancer combination therapy and for ovary cancer combination therapy are still being prepared and yet completed.

Recent Developments

Forward Stock Split

On March 21, 2016, our Board approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which went effective on April 8, 2016. The amendment to Articles of Incorporation was approved by the majority of the shareholders of the Company.

Collaborative Agreement with Biolite

On December 29, 2015, BriVision, a Delaware corporation and our wholly-owned subsidiary, entered into a Collaborative Agreement with BioLite, of which our sole director, Eugene Jiang, is a director. Pursuant to the Collaborative Agreement, BioLite granted BriVision sole licensing rights for drug and therapeutic use of the five products (the “Five Products”): BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in the U.S. and Canada.

Except for BLI-1501, or known as ABV-1503, which is the extract of green tea so that it does not require any grant of any right to use and to commercialize, the rights to develop and to commercialize the rest of Five Products were licensed to BioLite from independent third parties. As a result, BioLite and the Company (indirectly) are dependent on the license agreements with independent third parties with regards to the four of the Five Products.

This Collaborative Agreement has a term of fifteen years from the first commercial sales of the Five Products in the U.S. or Canada and automatically renews for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

Pursuant to the Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the Collaborative Agreement, was to be paid upon execution of that agreement.

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Under the Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

●	upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week. (further, see below “Second Payment”)

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving fourth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019: 25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, 30% of total payment. After receiving the sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

On May 6, 2016, we and BioLite entered into Milestone Payment Agreement in order to amend the Collaborative Agreement, whereby BriVision has agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares.

Under the Collaborative Agreement, BioLite is also entitled to 5% of net sales of the Five Products. There have not been any commercial sales since the Collaborative Agreement became effective.

As our collaboration with BioLite continues under the Collaborative Agreement, we intend to work together to select potential drug candidates (including but not limited to botanical drugs) from different research institutes, start to develop it from pre-clinical stage (including all Chemistry Manufacturing and Controls, or CMC process and animal study) to clinical study stage. When the phase II clinical trial is finished and the efficacy is approved, we will have reached the “POC” stage. We then plan to out license our drugs to big pharmaceutical companies, coordinate with them to develop and enhance the drugs and exploit global markets.

Second Payment

As of date of this registration statement, Biolite has submitted the first IND submission and we have made the Second Payment to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of our common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. The shares were issued pursuant to Section 4(a)(2) of the 1933 Securities Act, as amended.

Addendum to the Collaborative Agreement

On January 12, 2017, BriVision entered into an Addendum to the Collaborative Agreement which was previously entered into with BioLite on December 29, 2015, as amended on May 6, 2016. Pursuant to the Collaborative Agreement, BioLite granted BriVision sole licensing rights for drug and therapeutic use of the Five Products in USA and Canada.

Pursuant to the Addendum, BioLite and BriVision agreed to:

1)       Include one more product, namely, “Maitake Combination Therapy” as one of the Products (the “Sixth Product” and along with the “Five Products’, the “Products”);

2)       Define the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be USA and Canada;

3)       For Five Products, we own the clinical trial data and intellectual property developed in North America, and such ownership for the Sixth Product shall be worldwide. We shall pay for all clinical trials and other expenses associated with all clinical trial charges and shall have the right to sublicense the Five Products in the USA and Canada and the Sixth Product globally;

4)       Confirm there is no additional Milestone Payments as defined in paragraph 3 of the Collaborative Agreement will be made with respect to the Sixth Product;

5)       In the case that BioLite is obligated to pay its licensor in excess of 3% of the net sales, BioLite and we shall renegotiate and increase the Royalty Charge to a percentage to be later agreed from its original amount of 5% of the net sales as defined in paragraph 4 of the Collaborative Agreement.

BioFirst Collaborative Agreement

On July 24, 2017, we entered into BioFirst Collaborative Agreement with BioFirst, pursuant to which BioFirst granted us the global license for medical use of Vitargus. According to the BioFirst Collaborative Agreement, we will co-develop and commercialize Vitargus with BioFirst and pay BioFirst $3,000,000 in cash or stock by September 30, 2018 in two installments. The first payment of $300,000, representing 10% of the Total Payment due under the BioFirst Collaborative Agreement, was paid by us upon signing of the BioFirst Collaborative Agreement. No other payment has incurred as of this registration statement. As of this registration statement, no net licensing income and/or net sales profit has occurred.

We are entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both parties.

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Eugene Jiang, our sole director and former CEO until September 15, 2017, is one of the directors and common stock shareholders of BioFirst.

Revenue Generation

Most of our licensed products are still under development and trial stage. Therefore, no revenue is expected in near term.

Research and Development

During the year ended September 30, 2016, we have spent approximately $10,000,000 on research and development.

During the three months ended June 30, 2017, we have spent approximately $17,500 on research and development.

Critical Accounting Policies and Estimates

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Basis of Presentation

The accompanying audited financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Forward Stock split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. The majority of the shareholders of the Company approved the amendment to Articles of Incorporation. See Note 4 for more details.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of September 30, 2016.

Cash and Cash Equivalents

We consider highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2016 and September 30, 2015, our cash and cash equivalents amounted $173,537 and $994,830, respectively. All of our cash deposit is held in a financial institution located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. We believe this financial institution is of high credit quality.

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Income Taxes

We account for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more-likely-than-not that these items will expire before we are able to realize their benefits, or that future deductibility is uncertain.

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is satisfied. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred during the period from July 21, 2015 (inception) to September 30, 2016. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

As of September 30, 2016 and September 30, 2015, our income tax expense amounted $836 and $0, respectively.

Recent Accounting Pronouncements

From time to time, new accounting standards issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. The recent accounting standards are not expected to have a material impact on the consolidated financial statements upon adoption.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance.  As of the date of this filing, we have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations.  Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the launching of our games and market or wider economic downturns. We do not believe we have sufficient funds to operate our business for the next 12 months.

We have no assurance that future financing will be available to us on acceptable terms, or at all.  If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations.  Equity financing could result in additional dilution to existing shareholders.

If we are unable to raise additional capital to maintain our operations in the future, we may be unable to carry out our full business plan or we may be forced to cease operations.

The following discussion and analysis should be read in conjunction with our audited financial statements for the period ended September 30, 2016 and accompanying notes that appear in 1) our Annual Report on Form 10-K as filed with the SEC on January 12, 2017; 2) Form 10-K/A Amendment No.1 as filed with the SEC on February 22, 2017; 3) Form 10-K/A Amendment No.2 as filed with the SEC on May 22, 2017, 4) Form 10-K/A Amendment No. 3 as filed with the SEC on September 22, 2017,  and 5) the financial statements included in this Report.

Results of Operation

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation. We expect we will require additional capital to meet our long term operating requirements. We expect to raise additional capital through, among other things, the sale of equity or debt securities, but we cannot guarantee that we will be able to achieve the same.

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Results of Operations — Fiscal Year Ended September 30, 2016 Compared to The Period from July 21, 2015 (Inception) to September 30, 2015.

The following table presents, for the period indicated, our consolidated statements of operations information.

	Fiscal year ended September 30, 2016	For the period From July 21, 2015 (inception) to September 30, 2015
	(Restated)
REVENUE	$-	$-

COST OF REVENUE	32	-

GROSS LOSS	(32)	-

OPERATING EXPENSES

Selling, general and administrative expenses	997,263	315,602
Research and development expenses	10,000,000	-

Total Operating Expenses	10,997,263	315,602

NET LOSS FROM OPERATIONS	(10,997,295)	(315,602)

OTHER INCOME (EXPENSES), NET
Interest income	361	-
Gain on exchange differences	141	-
Interest expense	(10,170)	-
Total Other Expenses	(9,668)	-

NET LOSS BEFORE TAXES	(11,006,963)	(315,602)
Income tax expense	(836)	-
NET LOSS	(11,007,799)	(315,602)

Revenues.   We generated zero and zero in revenues and $32 and zero in cost of sales for the year ended September 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015.

Operating Expenses.   Our operating expenses were $10,997,263 for the year ended September 30, 2016 as compared to $315,602 for the period from July 21, 2015 (inception) to September 30, 2015. The increase of $10,681,661 in the current year was the result of more professional fees, as well as the $10,000,000 for the Milestone payment for royalty fee.

Interest Expense. The interest expense was $10,170 for the year ended September 30, 2016 as compared to $0 for the period from July 21, 2015 (inception) to September 30, 2015

Net Loss. The net loss was $11,007,799 for the year ended September 30, 2016 compared to a loss of $315,602 for the period from July 21, 2015 (inception) to September 30, 2015. The result of increase of net loss in the current year was due to the increased professional fees and the Milestone payment incurred during the year ended September 30, 2016.

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Results of Operations — Three Months Ended June 30, 2017 Compared to June 30, 2016.

The following table presents, for the three months indicated, our consolidated statements of operations information.

	Three months ended June 30, 2017	Three months ended June 30, 2016

REVENUE	$90,000	$-

COST OF REVENUE	-	-

GROSS LOSS	90,000	-

OPERATING EXPENSES

Selling, general and administrative expenses	169,427	289,098
Research and development expenses	17,500	-
Stock based compensation	2,552	-
Total Operating Expenses	189,479	289,098

NET LOSS FROM OPERATIONS	(99,479)	(289,098)

OTHER (EXPENSES) INCOME, NET
Other income	100	361
Gain on exchange differences	-	89
Interest Expense	(28,500)	(3,753)
Total Other (Expenses) Income	(28,400)	(3,303)

NET LOSS BEFORE TAXES	(127,879)	(292,401)
Income tax expense	-	(836)
NET LOSS	(127,879)	(293,237)

Revenues. We generated $90,000 and zero in revenues and zero and zero in cost of sales for the three months ended June 30, 2017 and 2016, respectively. Revenue of $90,000 was from the co-development with related party, Rgene, and such agreement was signed in May 2017. There was no agreement signed during the three months ended June 30, 2017.

Operating Expenses. Our operating expenses were $189,479 in the three months ended June 30, 2017 as compared to $289,098 in the three months ended June 30, 2016. The decrease of $99,619 in the current period was mainly due to $119,671 decrease in selling, general and administrative expenses caused by fewer professional fees during this period, offset by $17,500 increase in research and development expenses and $2,552 increase in stock based compensation related to stocks granted to the consultant, Kazunori Kameyama, during the three months ended June 30, 2017.

Interest Expense. The interest expense was $28,500 in the three months ended June 30, 2017 as compared to $3,753 in the three months ended June 30, 2016. The increase is due to the interest related to a non-secured financing acquired from a related party at the end of January 2017.

Net Loss. The net loss was $127,879 for the three months ended June 30, 2017 compared to $293,237 for the three months ended June 30, 2016. The result of decrease of net loss in current period was mainly due to decrease in research and development expenses, offset by increased in selling, general and administrative expense and stock based compensation and the increase in revenue as compared against the three months ended June 30, 2016.

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Results of Operations — Nine Months Ended June 30, 2017 Compared to June 30, 2016.

The following table presents, for the six months indicated, our consolidated statements of operations information.

	Nine months ended June 30, 2017	Nine months ended June 30, 2016

REVENUE	$160,000	$-

COST OF REVENUE	-	32

GROSS LOSS	160,000	(32)

OPERATING EXPENSES

Selling, general and administrative expenses	562,930	349,486
Research and development expenses	67,848	10,000,000
Stock based compensation	5,928	-
Total Operating Expenses	636,706	10,349,486

NET LOSS FROM OPERATIONS	(476,706)	(10,349,518)

OTHER (EXPENSES) INCOME, NET
Interest income	149	361
Other income	-	141
Interest expense	(47,500)	(3,753)
Total Other (Expenses) Income	(47,351)	(10,352,769)

NET LOSS BEFORE TAXES	(524,057)	(10,352,769)
Income tax expense	(830)	(836)
NET LOSS	(524,887)	(10,353,605)

Revenues. We generated $160,000 and zero in revenues and zero and $32 in cost of sales for the nine months ended June 30, 2017 and 2016, respectively.

Operating Expenses. Our operating expenses were $636,706 in the nine months ended June 30, 2017 as compared to $10,349,486 in the nine months ended June 30, 2016. The decrease of $ 9,712,780 in the current period was mainly due to a decrease of $9,932,152 in research and development expenses since no milestone was met under collaborative agreement with Biolite during the current period, offset by $213,444 increase in selling, general and administrative expenses due to more professional fees incurred during the current period; and by $5,928 increase in stock based compensation.

Interest Expense. The interest expense was $47,500 in the nine months ended June 30, 2017 as compared to $3,753 in the nine months ended June 30, 2016.  The increase is mainly due to the interest expense related to a non-secured financing acquired from a related party in January 2017.

Net Loss. The net loss was $524,887 for the nine months ended June 30, 2017 compared to $10,353,105 for the nine months ended June 30, 2016. The result of decrease of net loss in current period was mainly due to the decrease in research and development expenses, offset by increase in selling, general and administrative expenses and stock based compensation and the increase in revenues as compared against the nine months ended June 30, 2017.

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Balance Sheet Data

	As of September 30, 2016 ($)	As of September 30, 2015 ($)
	(Restated)
Cash	173,537	994,830
Total Assets	177,352	1,002,460
Total Liabilities	6,556,470	369,103
Stockholders’ Equity	(6,379,118)	633,357

For The Year Ended September 30, 2016

During the year ended September 30, 2016, we did not generate any revenue and incurred operating expenses of $10,997,263, and resulted in a net loss of $11,007,799. The expenses were mainly expense related to daily operation costs and the professional fees, as well as the Milestone payment.

For The Period from July 21, 2015 (Inception) to September 30, 2015

During the period from July 21, 2015 (inception) through September 30, 2015, we did not generate any revenue and incurred operating expenses of $315,602, and resulted in a net loss of $315,602. The expenses were mainly expense related to daily operation costs and the professional fees.

Balance Sheet Data

	As of June 30, 2017 ($)	As of September 30, 2016 ($)
		(Restated)
Cash	8,053	173,537
Total Assets	8,053	177,352
Total Liabilities	1,056,130	6,556,470
Stockholders’ Equity	(1,048,077)	(6,379,118)

For The Nine Months Period Ended June 30, 2017

During the nine months period ended June 30, 2017, we generated revenue of $160,000 and incurred operating expenses of $476,706, and resulted in a net loss of $524,887. The expenses were mainly expense related to daily operation costs and the professional fees, as well as the research and development expenses.

For The Year Ended September 30, 2016

During the year ended September 30, 2016, we did not generate any revenue and incurred operating expenses of $10,997,263, and resulted in a net loss of $11,007,799. The expenses were mainly expense related to daily operation costs and the professional fees, as well as the Milestone payment.

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Liquidity and Capital Resources as of September 30, 2016

Working Capital

	As of September 30, 2016 ($)	As of September 30, 2015 ($)
	(Restated)
Current Assets	173,537	998,645
Current Liabilities	6,556,470	369,103
Working Capital	(6,382,933)	629,542

Cash Flows

	As of September 30, 2016 ($)	As of September 30, 2015 ($)
	(Restated)	(Restated)
Cash Flows Used in Operating Activities	(3,474,707)	(715)
Cash Flows Provided by Financing Activities	2,653,414	995,545
Net (Decrease) Increase in Cash During Period	(821,293)	994,830

Cash Flow from Operating Activities

During the year ended September 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015, the net cash used in operating activities were $3,474,707 and $715 respectively. There was increase in due to related parties during the year ended September 30, 2016.

Cash Flow from Investing Activities

During the year ended September 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015, there were no net cash used in or generated from investing activities.

Cash Flow from Financing Activities

During the year ended September 30, 2016 and the period from July 21, 2015 (inception) to September 30, 2015, the net cash generated from financing activities were $2,653,414 and $995,545 respectively. Shares were issued during the year ended September 30, 2016.

Liquidity and Capital Resources As of June 30, 2017

Working Capital

	As of June 30, 2017 ($)	As of September 30, 2016 ($)
Current Assets	8,053	173,537
Current Liabilities	1,056,130	6,556,470
Working Capital (deficit)	(1,048,077)	(6,382,933)

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Cash Flows

Cash Flow from Operating Activities

During the nine months ended June 30, 2017 and 2016, the net cash used in operating activities were $1,115,484 and $3,263,340 respectively. The decrease is primarily due to the significant decrease of net loss of $10.4 million incurred in prior period to $0.5 million incurred in current period, albeit the increase in due to related party, Biolite, by $6.5 million in prior period and then cash payment of $650,000 to BioLite in the current period pursuant to the Collaborative Agreement, and more issuance of common stocks for compensation with $897,521 in prior period compared to $5,928 in current period.

Cash Flow from Investing Activities

During the nine months ended June 30, 2017 and 2016, there were no net cash used in or generated from investing activities.

Cash Flow from Financing Activities

During the nine months ended June 30, 2017 and 2016, the net cash generated from financing activities were 950,000 and $2,353,414 respectively. The decrease is mainly because there were smaller amount of financing activities during the nine months ended June 30, 2017. There was a borrowing from related party with $950,000 in current period compared to the proceeds from short term loan and subscription receivable with $2,050,000 and $350,000, respectively in prior period.

Critical Accounting Policy and Estimates

We believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating this “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that is material to investors.

34

BUSINESS

The Industry

Biotechnology industry provides breakthrough products and technologies to combat debilitating and rare diseases, reduce our environmental footprint, feed the hungry, use less and cleaner energy, and have safer, cleaner and more efficient industrial manufacturing process.

The biotechnology industry is an extremely important sector in the developed world's economies and human health. Biotechnology companies need to spend large research budgets during the R&D period.  Usually it will take 12-16 years to develop a new drug and a new medical device.  Not only is a small biotechnology company’s R&D budget smaller than a large, well-known biotechnology company or an international company, but the larger companies are typically more attractive to researchers or employers and maintains better R&D resources. However, at this early stage, we are developing our products, which are licensed from a related party which substantially reduces our R&D cost.

Business Overview

We are a clinical stage biopharmaceutical company focused on utilizing our licensed technology to (i) enhance the development of pre-existing pharmaceutical products for the treatment of various cancer indications and other diseases, (ii) prospectively identify patients that may respond to such pharmaceutical products and (iii) commercialize such pharmaceutical products for license in various markets. Our business strategy is to integrate research achievements from medical research institutions (such as MSKCC and MDACC), by engaging them to conduct clinical trials of translational medicine for POC while we retain ownership of the Products, and then out-license the Products to pharmaceutical companies. We currently have no revenue generated from our principal operations in clinical product development through research and development efforts. Currently, our only operation is the research and development of five compound licensed to us by BioLite Inc. (“BioLite”), a company formed in Taiwan who is one of our principal shareholders.

Collaborative Agreement with BioLite

On December 29, 2015, BriVision, a Delaware corporation and our wholly owned subsidiary, entered into a Collaborative Agreement with BioLite.

Pursuant to the Collaborative Agreement, Biolite granted BriVision sole licensing rights for drug and therapeutic use of the five products (the “Five Products”): BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in the U.S. and Canada.

Except for BLI-1501, or known as ABV-1503, which is the extract of green tea so that it does not require any grant of any right to use and to commercialize, the rights to develop and to commercialize other products were licensed to BioLite by independent third parties. As a result, BioLite and the Company are dependent on license agreements with independent third parties with regards to those four of Five Products.

BioLite is considered a related party to us as our sole director and former CEO, Eugene Jiang, is also a director of BioLite. Eugene was our CEO until September 15, 2017.

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The material terms of the Collaborative Agreement are as follows:

●

BriVision is responsible to make up-front, milestone and royalty payments to BioLite, as further described below.

●    By mutual understanding: between BioLite and BriVision, BioLite owns all files, data, confidential and non-public information, including, without limitation, all IND packages and clinical study reports, regarding the Compounds (collectively, the “Compound IP”), to the extent developed in Taiwan, and BriVision owns all Compound IP to the extent developed in North America. BioLite grants an exclusive license to its Compound IP to BriVision for the purpose of further development and commercialization of the Products in North America. BioLite and BriVision share the responsibility of preparing for clinical trials by delivering Compound IP and preparing related materials. As between BriVision and its clinical trial partners in North America, all Compound IP is owned by us, as all such clinical trials are industrially sponsored.

●	BriVision is and has been responsible for all clinical trial expenses incurred in North America. BioLite paid all clinical trial expenses for trials conducted in Taiwan thus far.

●	The Collaborative Agreement will remain in effect for fifteen years from the date of first commercial sale of Product in the U.S. or Canada. Either party may terminate upon thirty days’ prior written notice for breach or insolvency.

●	BriVision agreed to pay to BioLite an aggregate of One Hundred Million Dollars ($100,000,000) (the “Aggregate Amount”) in milestone payments during the term of the agreement, payable in cash or Company equity. A percentage of the Aggregate Amount will be paid to BioLite upon each completion of a milestone by BioLite as set forth in the Collaborative Agreement. An upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the Collaborative Agreement, was to be paid by us upon signing of the Collaborative Agreement. On May 6, 2016, BriVision and BioLite amended the payment terms under the Collaborative Agreement by entering into a Milestone Payment Agreement, pursuant to which we paid $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares.

●	Milestones are reached by BioLite upon submissions of IND and NDAs for the Products, and completion of phases in the application processes, as set forth in the Collaborative Agreement.

●	In addition to the Aggregate Amount, BriVision will pay to BioLite five percent (5%) of net sales of Products in the U.S. and Canada.

●

On January 12, 2017, BriVision entered into an Addendum to the Collaborative Agreement which was previously entered into with BioLite on December 29, 2015, as amended on May 6, 2016. Pursuant to the Collaborative Agreement, BioLite granted Brivision sole licensing rights for drug and therapeutic use of the Five Products in USA and Canada.

Pursuant to the Addendum, BioLite and BriVision agreed to:

1)       Include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the Collaborative Agreement (the “Sixth Product’);

2)       Define the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be USA and Canada;

3)        For Five Products, we own the clinical trial data and intellectual property developed in North America, and such ownership for the Sixth Product shall be worldwide. We shall pay for all clinical trials and other expenses associated with all clinical trial charges and shall have the right to sublicense Five Products in the USA and Canada and the Sixth Product globally;

4)       Confirm there is no additional Milestone Payments as defined in paragraph 3 of the Collaborative Agreement will be made with respect to the Sixth Product;

5)       In the case that BioLite is obligated to pay its licensor in excess of 3% of the net sales, BioLite and we shall renegotiate and increase the Royalty Charge to a percentage to be later agreed from its original amount of 5% of the net sales as defined in paragraph 4 of the Collaborative Agreement.

BioFirst Collaborative Agreement

On July 24, 2017, we entered into the BioFirst Collaborative Agreement with BioFirst, pursuant to which BioFirst granted us the global license for medical use of Vitargus. According to the BioFirst Collaborative Agreement, we will co-develop and commercialize Vitargus with BioFirst and pay BioFirst $3,000,000 in cash or stock by September 30, 2018 in two installments. The first payment of $300,000, representing 10% of the Total Payment due under the BioFirst Collaborative Agreement, was paid by us upon signing of the BioFirst Collaborative Agreement. No other payment has incurred as of this registration statement. As of this registration statement, no net licensing income and/or net sales profit has occurred.

We are entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both parties.

Eugene Jiang, our sole director and former CEO, is one of the directors and common stock shareholders of BioFirst.

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Our Products

We have renamed our Products for our purpose. Below is a brief description of each of the Products.

I.	ABV- 1501 Triple Negative Breast Cancer Combination therapy (“TNBC”)

●	For the convenience of internal administration of ABVC, this product is renamed to ABV-1501 from BLI-1401-2 as stated in the Collaborative Agreement.

●	Maitake mushroom extract is supplied by Yukiguni Company, a major Japanese mushroom producer, and subsequently processed by Yusheng Pharmaceutical Company in Taiwan, a company that is complying with Current Good Manufacturing Practice (“CGMP”).

●	Previously, two clinical trials have been completed by MSKCC. The first one covers both Phase I and Phase II clinical trials (Clinical Trial Name: “A phase I/II trial of a polysaccharide extract from Grifola frondosa (Maitake mushroom) in breast cancer patients: immunological effects”) (the “Phase I/II MSKCC Trial”) , and the second one covers Phase II MSKCC Trial (Trial Title: Maitake mushroom extract in myelodysplastic syndromes (“MDS”): A Phase II Study) (the “MDS Trial”, and together with “Phase I/II MSKCC Trial, the “MSKCC Trials”).

●	The Phase I/II MSKCC Trial had a total of 34 eligible trial subjects enrolled from 3/2004 to 1/2007. The test drug was orally administered and was a polysaccharide extract from Maitake mushroom that is associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood. The Phase I/II MSKCC Trial concludes that “No dose-limiting toxicity was encountered. The test drug was orally administered and was a polysaccharide extract from Maitake mushroom that is associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood. Cancer patients should be made aware of the fact that botanical agents produce more complex effects than assumed, and they may depress as well as enhance immune function. Cancer patients should be made aware of the fact that botanical agents produce more complex effects than assumed, and may depress as well as enhance immune function.” The Investigational New Drug (“IND”) Number is 68853 and MSKCC received confirmation of filing from the FDA on January 22, 2004.

●	The MDS Trial had total 45 eligible trial subjects enrolled from 4/2010 to 9/2014. The test drug was orally administered and was a polysaccharide extract from Maitake mushroom that is associated with both immunologically stimulatory effects in peripheral blood. Based on previous phase I/II study, dose effects, the present study was launched using Maitake extract at 6 mg/kg (i.e., 3 mg/kg twice daily), to assess neutrophil and monocyte function in MDS patients. The IND Number is 68853, the same as Phase I/II Clinical Trial.

●	FDA approved the IND for the MSKCC Trials and allowed BioLite to cross-reference the results of the MSKCC Trials. The MSKCC Trials were approved by FDA, but they were not limited to TNBC. Although it is not necessary to conduct Phase I trial again, we plan to conduct phase II trial that is especially designed for TNBC (the “TNBC Trial”). BioLite received ABV-1501 US FDA Phase II Clinical Trial IND approval in March 2016 and subsequently conducted ABV-1501 Phase II trial by cross-referencing MSKCC Trials’ IND.

●	As stated in the report of Phase I/II MSKCC Trial, the primary endpoints were safety and tolerability. The conclusions of the trial include that oral administration of a polysaccharide extract from Maitake mushroom is associated with both immunologically stimulatory and inhibitory measurable effects in peripheral blood and that cancer patients should be made aware of the fact that botanical agents produce more complex effects than assumed and may depress as well as enhance immune function.

●

As stated in the report of MDS Trial (a phase II only trial), the endpoints are targeted at efficacy. Primary endpoints were absolute neutrophil count (“ANC”) and neutrophil function as measured by changes in respiratory burst test. Changes in neutrophil count were described using the International Working Group (“IWG”) modified response criteria for MDS. Secondary endpoints included changes in hemoglobin, platelet, and reticulocyte counts; G-CSF and GM-CSF levels, monocyte function as measured by respiratory burst response, and iron studies in part because beta-glucans are susceptible to free-radical degradation. The conclusion for primary and secondary endpoints was that there is a statistically significant improvement in neutrophil count, neutrophil function (as measured by the respiratory burst test) and monocyte function. Changes in neutrophil counts were also described as defined by the IWG criteria for response in MDS patients.

●	As stated in the report of MDS Trial, in particular, with regard to the secondary endpoints in MDS Trial, monocyte function increased and was therefore considered clinically significant. G-CSF and GMCSF levels were unable to be examined due to concerns about the specimen integrity after the malfunction of the freezer. Most data of hemoglobin, platelet, and reticulocyte count; and iron studies showed a decrease after a 12 weeks treatment and therefore were not considered clinically meaningful. To be considered clinically meaningful, a trial needs to show a positive effect, which, in our case, means the data for secondary endpoints should reflect an increase.

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Therefore, as stated in the report of MDS Trial by MSKCC, it is suggested that a larger study of longer duration in the future would be required. For detailed data, please see the following chart:

Test (units)	Mean (SD) at Baseline	Mean (SD) at 12 weeks	p value (>0.05 non-Significant)
Hemoglobin (g/dL)	11.5 (1.4)	11.0 (1.7)	0.003
Platelet counts (K/mcl)	148.0 (106.9)	146.3 (100.3)	0.7
Albumin (g/dL)	4.5 (0.2)	4.3 (0.3)	0.001
Total Protein (g/dL)	7.2 (0.5)	7.0 (0.5)	0.001
Reticulocyte counts (%)	2.4 (1.5)	2.3 (1.6)	0.8
Iron-Binding Capacity (mcg/dL)	327.8 (72.8)	328.1 (84.1)	>0.9
Total Iron (mcg/dL)	121.6 (47)	129.8 (68.1)	0.5
Ferritin (ng/ml)	225.6 (296.5)	192.2 (203.5)	0.4
Eosinophile (K/mcl))	2.5 (1.4)	3.9 (2.4)	0.011
Hematocri	34.1 (4.1)	33.0 (4.7)	0.012
Red blood cell count	3.6 (0.7)	3.4 (0.7)	0.025
◆ G-CSF level	N/A	N/A	N/A
◆ GMCSF level	N/A	N/A	N/A
● Monocyte function-Unstimulated (ROS response)	2.8 (2.4)	6.7 (6.2)	0.021
Monocyte count	11.4 (9.9)	12.1 (11.3)	0.5
Neutrophil count	2.0 (1.0)	1.7 (1.0)	0.044
● Neutrophil function-Unstimulated (ROS response)	4.1 (3.1)	7.3 (6.3)	0.005

* Mean changes in blood chemistry and monocyte function in evaluable MDS patients panel values between baseline and 12 weeks, n=18 (According to original article)

◆ For G-CSF and GMCSF level, they were unable to perform the experiment due to concerns about specimen integrity after freezer malfunction (According to original article)

● ROS response: Highly reactive Oxygen Species (ROS)

●

In order for statistical significance to meet the FDA’s evidentiary standards of efficacy, any trial result (data) from laboratory tests should show an increase after therapy and treatment, and the p-value should be smaller than 0.05. If the therapy and treatment result decrease and p value smaller than 0.05, the result is void to the trial.

According to the article, although Hemoglobin (g/dL), Platelet counts (K/mcl), Albumin (g/dL), Total Protein (g/dL), and Reticulocyte counts (%) p value all were smaller than 0.005, but the amount of these blood cells or proteins after treatment were decreased, which only neutrophil function and monocyte function were increased with p value smaller than 0.05 and which is considered as statistical significance.

●	In statistical hypothesis testing, a result has “statistical significance” when it is very unlikely to have occurred given the null hypothesis. More precisely, the significance level defined for a study, α, is the probability of the study rejecting the null hypothesis, given that it was true; and the p-value of a result, p, is the probability of obtaining a result at least as extreme, given that the null hypothesis was true. The result is statistically significant, by the standards of the study, when p < α. (according to Wikipedia)

●	We are currently negotiating with MSKCC for Phase II TNBC Trials. If MSKCC agrees to our terms, we anticipate to start Phase II clinical trial around 2017 Q4.
●

The primary endpoints of Phase II TNBC Trial will be:

a. Presence or absence of dose-limiting toxicity (DLT) related to Maitake mushroom extract for each patient during the first cycle of Docetaxel monotherapy to determine the recommended dose level (RDL);

b. Overall response rate (Partial Response (PR) + Complete Response (CR) after 4 cycles of combination use in Maitake mushroom extract + Docetaxel monotherapy.

●

The secondary endpoints of Phase II TNBC Trial are:

a. Overall response rate (PR + CR) after at least 1 cycle of combination use in Maitake mushroom extract + Docetaxel monotherapy;

b. Rate of grade 3/4 hematological toxicity of each cycle;

c. Examination of quality of life by EORTC QLQ-C30 questionnaire of each cycle.

●	Clinical Trial for ABV-1501 was measured by doctors taking multiple notes which include complete blood test changes, immune cell and function changes, urine routine test and changes. Patient vital signs changes and to record each event occurred, if any.

●	BioLite has received approval from Institutional Review Board (“IRB”) of Taipei Medical University in September 2016 in Taiwan.

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II.	ABV-1502 Solid Tumor with Anti-PD1 Combination therapy

●	For the convenience of internal administration of ABVC, this product is renamed to ABV-1502 from BLI-1401-1 as stated in the Collaborative Agreement.

●	PD1 refers to Programmed cell death protein-1, a kind of protein and cell surface receptor that plays an important role in down-regulating the immune system and promoting self-tolerance by suppressing T cell inflammatory activity (according to Wikipedia).

●	Maitake mushroom extract is supplied by Yukiguni Company, a major Japanese mushroom producer, and subsequently processed by Yusheng Pharmaceutical Company in Taiwan, a company that is complying with CGMP.

●	This is a kind of anti-tumor combination therapy of Maitake mushroom extract with standard therapy and anti-PD1 drug for solid tumor.

●	Since ABV-1501 and ABV-1502 share the same API, we are allowed to cross reference the trial results of MSKCC Trials for ABV-1502, and the endpoints of the MSKCC Trials are the same.

●	Clinical Trial for ABV-1502 will be measured by doctors taking multiple notes which include complete blood test changes, immune cell and function changes, urine routine test and changes. Patient vital signs changes and to record each event occurred, if any.

●

We plan to conduct phase I trial that is especially designed for ABV-1502. The detailed protocol of ABV-1502 Phase I clinical trial is still being planned. So far, we only determined that our primary endpoints will include:

a) to determine the maximal tolerated dose (“MTD”) of Maitake mushroom extract in combination with anti-PD1 or anti-PDL1 immune checkpoint inhibitor therapies in patients with selected advanced/metastatic cancers; and

b) to determine the safety and tolerability of oral administration of Maitake mushroom extract in combination with anti-PD1 or anti-PDL1 immune checkpoint inhibitor therapies in patients with selected advanced/metastatic cancers. Secondary endpoints are being designed and not yet determined.

●	Currently, we have commenced the cooperation with MDACC and another cancer center in the U.S. to develop Phase I clinical trial IND package. Since we are still preparing the ABV-1502 Phase I clinical trial IND package and have not filed it with US FDA, we have not yet received an approved IND for ABV-1502. Due to confidentiality obligations, we are not permitted to disclose the name of such cancer center at this time.

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ABV-1501 and ABV-1502 have the same API: “Maitake mushroom extract”. Generally, for non-cancer patients, Phase I clinical trials are performed with healthy subjects to determine safety only, but Phase II clinical trials are performed with patient subjects for both safety and efficacy. However, it is necessary to involve subjects with cancer in trials of cancer drugs; therefore, both Phase I and Phase II trials involving cancer patients include primary endpoints relating to both safety and tolerability and secondary endpoint relating to efficacy.

The SAE in connection to ABV-1501 and ABV-1502 may lead to leukocytosis, platelet count decrease, eye disorders, abdominal pain, gastrointestinal disorders, aphonia, lung infection, muscle weakness right-sided, confusion, edema cerebral, stroke, dyspnea, wheezing, and pruritus.

Following are the details of the endpoints of MSKCC Trials:

1. Survivors who orally administered “Maitake mushroom extract” over a 3-week period are well tolerated (Safety).

2. No DLT was experienced up to 10 mg/kg per day (Safety).

3. The intermediate dose (5–7 mg/kg per day) was associated with the most prominent functional changes, such as increased production of IL-2, IL-10, TNF-α and IFN-γ by subsets of T cells (Efficacy-increase of immune function).

●

MSKCC conducted the MDS Trial, another Phase II clinical trial of the API of ABV-1501 and ABV-1502, and recorded the outcome in an article, “Does Maitake Mushroom Extract Enhance Hematopoiesis in Myelodysplastic Patients?”

This Trial was conducted to see whether Maitake improves the neutrophil count and function in patients with MDS. The “neutrophils” are white blood cells which help to fight infection (according to PubMed Health). There were 45 subjects were enrolled at the beginning of the Trial, 18 subjects completed treatment, 3 subjects had adverse events and 24 subjects were not treated. The Trial was intentionally designed to have these 24 subjects not treated because they were physically healthy and were voluntary participants in the Trial who donated their blood.  The results of the Phase II clinical trial are as follows: “Maitake was well tolerated. Enhanced in vitro neutrophil and monocyte function following treatment demonstrate that Maitake has beneficial immunomodulatory potential in MDS. Further Trial is warranted.”

Primary endpoint of efficacy: To describe changes in neutrophil counts and neutrophil function in MDS patients following administration of Maitake mushroom extract. Neutrophil is a type of immune cell that is one of the first cell types to travel to the site of an infection (according to PubMed Health, NIH).

The following is a summary of the key facts of the Trial.

Total 45 subjects.

Start Date: April 2010

Completion Date: September 2014

Sponsor: Memorial Sloan Kettering Cancer Center

Collaborator: YUKIGUNI COMPANY

Collaborator: Weill Medical College of Cornell University

Principal Investigator: Kathleen Wesa, MD Memorial Sloan Kettering Cancer Center

Full Source of Clinical Trial Data: https://clinicaltrials.gov/show/NCT01099917

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III.	ABV-1503 Chronic Lymphocytic Leukemia Combination therapy (“CLL”)

●	For the convenience of internal administration of ABVC, this product is renamed to ABV-1503 from BLI-1501 as stated in the Collaborative Agreement.

●	Phase I Trial for ABV-1503 is unnecessary and has not been conducted because EGCG, the API of ABV-1503 is a safe ingredient and has been used as dietary supplement for years. EGCG can be found in high content in the dried leaves of white tea, green tea and, in small quantities, black tea. Therefore, we will not conduct Phase I Trial and will directly file Phase II IND with U.S. FDA. There is no SAE in connection to ABV-1503.

●	Phase II Trial of EGCG is for CLL.

●	We are cooperating with MSKCC to prepare clinical trial agreement.

●	For ABV-1503, we are currently preparing the IND package that is only related to Phase II trial. BioLite is preparing the Compound IP information of “Chemistry Manufacturing and Controls” (“CMC”), and MSKCC and we are collaboratively preparing protocol design and the IRB documents. MSKCC and we are still negotiating the trial period, test subject number, primary and secondary endpoints, and method of administration.

IV.	ABV-1504 Major Depressive Disorder (“MDD”)

●	For the convenience of internal administration of ABVC, this product is renamed to ABV-1504 from BLI-1005 as stated in the Collaborative Agreement.

●	This is Polygala extract for MDD.

●

BioLite has completed Phase I clinical trial. The clinical trial title is “A Dose Escalation Phase I Study of PDC-1421 Capsule to Evaluate the Safety in Healthy Volunteers.” A total of 30 subjects participated. It was conducted in Taipei Veterans General Hospital, Taiwan during 11/03/2012-07/05/2013.

●	There were 9 subjects in cohort A with 7 administered PDC-1421 (380mg) and 2 administered placebo, 8 subjects in cohort B with 6 administered PDC-1421 (1140mg) and 2 administered placebo; 4 subjects in cohort C with 3 administered PDC-1421 (2280mg) and 1 administered placebo; 9 subjects in cohort D with 7 administered PDC-1421(3800mg) and 2 administered placebo. The PDC-1421 capsule was taken orally, and it was divided into four groups of dosage of 1, 3, 6, 10 capsule(s), respectively, all of which were orally taken once daily after meal.

●

The primary endpoint of Phase I clinical trial was to assess the safety profile of PDC-1421 Capsule in healthy volunteers.

The safety profile was assessed using the following measurements:

physical examination;

vital sign;

electrocardiography (“ECG”);

hematology;

blood chemistry;

AEs/SAEs monitoring; and

Columbia-Suicide Severity Rating Scale (C-SSRS). The conclusions are: (1) No subject had serious adverse events and no subject discontinued due to adverse events; and (2) No clinically significant findings in physical examinations, vital signs, electrocardiogram, laboratory measurements, and C-SSRS were observed throughout the treatment period. There’s no secondary endpoint.

●	ABV-1504 and ABV-1505 share the same API, Polygala tenuifolia Willd, a herb used in the traditional Chinese medicine. The extract of Polygala tenuifolia Willd was supplied by Herng Fa Fa Pharmaceutical Technology and was subsequently processed by Industrial Technology Research Institute (“ITRI”) into drugs, which are to be used later in clinical trials.

●	BioLite has obtained US FDA Phase II Part I & Phase II Part II IND approval. Phase II Part I has been completed with good result and Phase II Part II is currently ongoing.
●

There are 60 subjects participating in the Phase II Part II trial. It started on 7/15/2017, and we expect it to be completed on or about 12/30/2017. Phase II Part Two clinical trial will be conducted at five clinical sites in Taiwan: Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital (Songde Branch), Tri-Service General Hospital and Wan Fang Hospital and one Medical site in the States.

●	Primary endpoint of the on-going Phase II clinical trial is targeted at efficacy, which will be tested by using the measurements and then comparing the result of the measurements for those subjects who take ABV-1504 and those who take placebo. The measurement result will reflect the change on MDD patients based on the Montgomery-Asberg Depression Rating Scale (“MADRS”) total score from baseline to week 6. We have not been able to reach a conclusion because the trial is still on-going. (“The Comparison Method”)

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●

Like primary endpoint using the Comparison Method, secondary endpoint of Phase II is also targeted at efficacy of the product, in addition to MADRS, more scales will be included, they are:

1.       MADRS total score-change from baseline to Visit 2 and 6;

2.       Hamilton Depression Rating Scale (“HAM-D-17”);

3.       Hamilton Anxiety Rating Scale (“HAM-A”);

4.       Depression and Somatic Symptoms Scale (“DSSS”);

5.       Clinical Global Impression Scale (“CGI”); and

6.       Safety Assessments and Columbia-Suicide Severity Rating Scale (“C-SSRS”).

●	The primary and secondary endpoints of Phase II will be reviewed when Phase II Part II clinical trials are completed.

V.	ABV-1505 Attention Deficit Hyperactivity Disorder (“ADHD”)

●	For the convenience of internal administration of ABVC, this product is renamed to ABV-1505 from BLI-1008 as stated in the Collaborative Agreement.

●	This is Polygala extract for ADHD.

●	ABV-1504 and ABV-1505 have the same API, Polygala tenuifolia Willd, a herb used in the traditional Chinese medicine. The extract of Polygala tenuifolia Willd was supplied by Herng Fa Fa Pharmaceutical Technology and was subsequently processed by ITRI into drugs, which are to be used later in clinical trials.

●	As mentioned above, BioLite has completed Phase I clinical trial, and Phase II clinical trial has not started yet.

●	The primary endpoint of Phase II is targeted at efficacy to determine whether there will be an improvement of 40% or greater in ADHD Rating Scale-Investigator Rated (“ADHD-RS-IV”) from baseline up to 8 weeks treatment, and it will be evaluated when Phase II Part I trial is completed.

●

The secondary endpoint of Phase II is targeted at efficacy as well, which will be measured by the following tools or tests to see whether the subjects will achieve improvements:

a. Conners' Adult Attention- Deficit/Hyperactivity Disorder Rating Scale-Self Report;

b. Clinical Global Impression-ADHD- Severity (“CGI-ADHD-S”) and Clinical Global Impression-ADHD- improvement (“CGI-ADHD-I”); and

c. the Cambridge Neuropsychological Test Automated Battery (“CANTAB”).

This endpoint will be evaluated when Phase II Part II is finished.

●	BioLite has obtained U.S. FDA Phase II IND approval with the IND number: 129107 on January 25, 2016, and is currently negotiating with medical site for Phase II clinical trial. Phase II clinical trial will be divided into part I and part II, which 6 and 99 subjects, respectively, who will participate.

●	BioLite intends to obtain IRB approval in 2017 Q4.

●	BioLite plans to start Phase II clinical trial in 2018 Q1.

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There is no SAE in connection to ABV-1504 and ABV-1505. More details of ABV-1504 and ABV-1505 Clinical Trials are as follows:

Phase I Trial (defined hereinafter):

The endpoint of ABV-1504 Phase I Trial in healthy volunteers is safety and FDA approved to proceed to Phase II Trial. Since ABV-1504 and ABV 1505 have the same API, such endpoint and approval for Phase I Trial of ABV-1504 are applicable, allowed by FDA, to Phase I Trial of ABV-1505 as cross reference (collectively “Phase I Trial”).

Phase I Trial was conducted at five clinical sites in Taiwan: Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital (Songde Branch), Tri-Service General Hospital, and Wan Fang Hospital.

Following are the additional key facts of the Phase I Trial:

Trial Name: A Dose Escalation Phase I Trial of PDC-1421 Capsule to Evaluate the Safety in Healthy Volunteers.

IND Number: 112567

Trial period:11/13/2012-7/5/2013, Final Report Date 11/12/2013

Total 30 Trial subjects were enrolled. The test drug was orally administered. The primary endpoint is to assess the safety profile of PDC-1421 Capsule in healthy volunteers.

Sponsor: BioLite, Inc.

Phase II Trial of ABV-1504

Phase II Trial of ABV-1504 is conducted in MDD patients. FDA requires such Trial to be divided into two parts, namely, Phase II Part I and Phase II Part II. Phase II Part I evaluates the safety on MDD patients as primary endpoint. Phase II Part II evaluates efficacy as secondary endpoint. Phase II Part I has been completed and Data and Safety Monitoring Board (“DSMB”) has approved to proceed to Phase II Part II Trial. Phase II Part II Trial is currently being conducted and the primary endpoint of Phase II will not be evaluated until Phase II Part II of the clinical trial is completed.

Phase II Part I Trial of ABV-1504

Phase II Part I Trial of ABV-1504 was conducted at five clinical sites in Taiwan: Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital (Songde Branch), Tri-Service General Hospital and Wan Fang Hospital.

Following are the additional key facts of Phase II Part I Trial of ABV-1504:

●	Conducted at five clinical sites in Taiwan: Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital (Songde Branch), Tri-Service General Hospital and Wan Fang Hospital.

●	Total subject: 12

●	Trial period: 2/11/2016-7/14/2016

●	Administered route: oral

●	Data and Safety Monitoring Board (“DSMB”) only reviewed the results of Phase II Part I Trials to determine that it is safe to proceed to ABV-1504 Phase II Part II Trials. Both primary and secondary endpoints will be evaluated after ABV-1504 Phase II Part II Trials are completed.

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Following are the test results of Phase II Part I Trial of ABV-1504:

●	Part I trial has been completed with 12 subjects (screening: 14, enrolling: 12), six of whom were in the Part I high dosage group.

●	Under the Columbia Suicide Severity Rating Scale (“C-SSRS”), subject X indicated that the suicidal ideation scores were 4 for both Visit 7 and Visit 8. The principal investigator (“PI”) who is the holder of an independent grant administered by a university and the lead researcher for the grant project, usually in the sciences, such as a laboratory Trial or a clinical trial, confirmed that the subject had external pressures (moving, etc.), which produced constant suicidal thoughts, and such observation was reflected in Dr. A’s (PI) evaluation. The subject expressed his/her intention to stay positive in a counseling session, and the subject was contacted by a researcher, who is a research nurse, after leaving the facility. After reviewing by the researcher, a justification was made that the suicidal behavior was irrelevant to the drug administered.

●	Clinical data of the six high-dosage administered subjects with data exceeding normal value shows:

Non-Clinical Significant (“DCS”) was judged by PI. Clinical Significant (“CS”) was judged by PI.

●	After DSMB carefully reviewed, it agrees to proceed to Part II clinical trial.

●	No subject had SAE and no subject discontinued due to adverse event;

●	No clinically significant findings were observed in physical examinations; vital signs, electrocardiograms, laboratory measurements, and C-SSRS were observed throughout the treatment period;

Phase II Part II Trial of ABV-1504

Phase II Part II Trial of ABV-1504 started in Q3 of 2016 and is now being conducted at five clinical sites in Taiwan- Taipei Veterans General Hospital, Linkou Chang Gung Memorial Hospital, Taipei City Hospital (Songde Branch), Tri-Service General Hospital and Wan Fang Hospital-and will be conducted at Stanford University in the United States (IRB approved and clinical trial agreement signed by both parties on Sep 11, 2017).

Phase II Trial of ABV-1505

Phase II Trial of ABV- 1505 has not started and will be conducted in ADHD patients. Similarly, FDA requires such Trial to be divided into two parts, namely, Phase II Part I and Phase II Part II.

We have received the IND approval, and we are in the process of negotiating the clinical trial agreement with various clinical sites for Phase II Part I Trial and following by Phase II Part II Trial of ABV-1505.

Following are the additional key facts of both parts of the Phase II Trial of ABV-1504 and ABV-1505:

Trial Name: A Phase II Trial of PDC-1421 Capsule to Evaluate the Safety and Efficacy in Patients with Major Depressive Disorder.

IND Number: 112567

Primary Trial Objective: To assess the efficacy profile of PDC-1421 Capsule in major depressive disorder with Montgomery-Asberg Depression Rating Scale (“MADRS”).

Secondary Trial Objective: To evaluate the efficacy and safety profile

Trial period: 2 years.

Total 72 Trial subjects will be enrolled.

Trial site: Five sites in Taiwan and one site at Stanford University in the U.S. (IRB approved and Clinical Trial Agreement signed by both parties on Sep. 11, 2017).

Sponsor: BioLite, Inc.

VI.	Maitake Combination Therapy

●	Same API as ABV-1501 and ABV-1502.

●	We will not develop this product on our own. We will license it out and collect license fees or co-develop with other biotechnology company.

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●	On May 26, 2017, we entered into a Co-Dev Agreement with Rgene to co-develop and commercialize certain products that are included in the Sixth Product. Under the terms of the Co-Dev Agreement, Rgene shall pay to us $3,000,000 in cash or stock by August 15, 2017 in three installments. We are entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by Rgene and us. As of the date of this registration statement, no clinic trials of any phase and/or part have occurred; no net licensing income and/or net sales profit has occurred; and we have received $240,000 in cash including $90,000 of income recognized upon signing of the agreement by both parties, and $150,000 of installment received in July 2017. We are still in discussion with Rgene with respect to the schedule of the outstanding balance. The Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both Parties.

●	As of this registration statement, together with Rgene, we have prepared the IND package for pancreatic cancer combination therapy and filed Phase II IND application to FDA on July 27, 2017. On August 25, 2017, Rgene has received a “study may proceed” letter from FDA.

●	The IND packages for breast cancer combination therapy and for ovary cancer combination therapy are still being prepfinared and yet completed. The SAE in connection to Maitake Combination Therapy are disclosed in detail above under ABV-1501 and ABV-1502.

VII.	ABV-1701 Vitreous Substitute for Vitrectomy (the “Vitargus”)

●	For the convenience of internal administration of ABVC, this product is renamed to ABV-1701 from BFC-1401 as stated in the BioFirst Collaborative Agreement.

●	The vitreous body is a clear, transparent gelatinous substance in the vitreous cavity of the eye that is posterior to the lens and anterior to the retina. A degenerated or liquefied vitreous body will lead to floater formation, leading to posterior vitreous detachment or retinal detachment. Vitrectomy has been the standard therapy for severe retinal detachment. A vitreous substitute is needed after vitrectomy to support the reattached retina.

●	Vitargus is a newly developing investigational medical device as a better alternative of vitreous substitute. An investigational medical device is one that is the subject of a clinical study designed to evaluate the effectiveness and/or safety of the device (according to Johns Hopkins Medicine).

●	In 2011, BioFirst licensed Vitargus from National Health Research Institute, Taiwan (“NHRI”) to conduct research and currently is in clinical trial stage. On July 24, 2017, we entered into a collaborative agreement with BioFirst (the "BioFirst Collaborative Agreement”), pursuant to which BioFirst granted us the global license for medical use of Vitargus. According to the BioFirst Collaborative Agreement, we will co-develop and commercialize Vitargus with BioFirst and pay BioFirst $3,000,000 (the “Total Payment”) in cash or stock by September 30, 2018 in two installments. The first payment of $300,000, representing 10% of the Total Payment due under the BioFirst Collaborative Agreement, was paid by us upon signing of the BioFirst Collaborative Agreement. No other payment has incurred as of this registration statement. As of this registration statement, no net licensing income and/or net sales profit has occurred.

●	On November 7, 2016, the application of phase I clinical trial prepared and submitted by BioFirst was approved by Human Research Ethics Committee, Australia (“HREC”), and on November 14, 2016, it was approved by the Therapeutic Goods Administration, Australia (“TGA”).

●	Currently, we are conducting a phase I clinical trial of this product at Sydney Retina Clinic and Day Surgery, a clinic located in Sydney, Australia. This is the only site for this clinical trial. The trial started on November 16, 2016, and it is planned to be completed on or by November 15, 2017. The Protocol Title is “A Phase I, single center, safety and tolerability study of Vitargus in the treatment of Retinal Detachment”.

●

The primary endpoint of this phase I clinical trial is to evaluate the safety and tolerability of a single intravitreal (“IVT”) dose of Vitargus in patients as a vitreous substitute during vitrectomy surgery for retinal detachment. IVT or intravireal is a route of administration of a drug or other substance, in which the substance is delivered into the eye.

The secondary endpoint of this phase I clinical trial is to assess retinal attachment and Virtagus degradation at day 90 and to assess best corrected visual acuity (“BVCA”) after vitrectomy surgery. BVCA refers to the best possible vision a person can achieve.

The primary and second endpoints are required by HREC for the purpose of evaluation of our Phase I clinical trial application.

●

We plan to enroll in an aggregate number of 10 subjects in this trial. As of this registration statement, we have received the approval from DSMB for the first subject, and we are in the process of recruiting the remaining subjects. In this trial, Vitargus is injected into the vitreous cavity of vitrectomised eyes, whose vitreous gel is removed from the vitreous cavity after a vitrectomy surgery. As of this registration statement, there is no SAE in connection to this product.

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Market Opportunity and Growth Strategy/Business Plan

ABVC will focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs. The business model of ABVC is to integrate research achievements from world-renowned medical research institutions (Such as MSKCC and MDACC), conduct clinical trials of translational medicine for POC, out-license to international pharmaceutical companies, and tap into global market opportunities. In the USA, any qualified clinic can conduct clinical trials. Though we will strive to continue collaborating with medical research institutions, if for any reason we cannot cooperate with such medical centers, we will select a qualified clinic to further develop the Products. Our primary goal is to pursue collaborations with medical centers.

Our business plan is to conduct and complete Phase II clinical trials for all five of our Products in the US and/or Canada and if we obtain satisfactory results in the Phase II clinical trial for POC for any such compounds, we will seek to out-license any such compounds to big international pharmaceutical companies for further development. Furthermore, we will continue to search for potential products (drugs or medical devices) globally to license and develop in North America.

The competitive advantages of our business model are:

1. The API for each of the product, as opposed to synthetic chemicals, are natural chemicals.

2. Once we complete POC, we will co-develop our product with big international pharmaceuticals and in turn, receive more funding for our research and development. To further develop our product, we will seek pharmaceutical companies and qualified clinics as the licensee, however, our goal is to secure co-development agreements with pharmaceutical companies.

3. Our business model is different from the traditional one. Traditionally, companies in biotechnology industry start to receive revenue only after receiving an NDA approval from US FDA, namely, a complete development of a certain product. We, however, seek sub-licensee companies in the U.S. and Canada and to give them rights to develop manufacture and commercialize the product upon the completion of phase II, also known as POC, of the clinical trial. After finish phase III clinical trial and receive NDA approval, sub-licensees can manufacture and commercialize the product and we will collect royalty from them. In such case, we will collect licensing fees in the form of milestone payments at an earlier state, allowing us to obtain ROI as milestones are reached, prior to first commercial sale and thus improving our cash flow circumstances.

4. By receiving milestone payments and royalties from sub-licensees, we will have sustainable income to develop our company.

The biotechnology industry is an extremely important sector in the developed world's economies and human health. Biotechnology companies need to spend large amount of research budget during R&D period.  Usually it will take 12-16 years to develop new drug and new medical device.  For a small biotechnology company, the R&D budget amount is much smaller compared to a large biotechnology company or an international company. Moreover, a large company can be more attractive to a researcher or employer and maintain better R&D resources. However, at this early stage, we are developing the Products and licensing them from a related party which can substantially reduce our R&D cost.

Currently, our primary goal is to achieve POC after phase II clinical trials are completed and with good results. We are currently in confidential negotiations regarding clinical trial agreements for certain of the above-described products with potential medical center partners – we are not permitted at this time to disclose any specifics surrounding the negotiations nor to identify such potential partners, pursuant to confidentiality agreements. We will disclose any clinical trial agreement in detail as soon as it is executed.

Furthermore, international pharmaceutical companies have contacted us to express interest in certain of our licensed products, however, due to confidentiality concerns, we are not able to disclose the substance or nature of these discussions at this time. Nonetheless, as of this filing, we have not entered into any contracts or agreements with medical center partners and are currently still in confidential negotiations regarding clinical trial agreements for certain of the above-described products with potential medical center partners. We cannot guarantee that we will be able to contract under favorable terms, or at all. In the event that we face difficulties in obtaining such agreements, it will have a negative effect on our ability to execute our business strategy. We may also need to seek out additional partners in the future to meet current or future business plans.

While the risks presented in our risk factors relating to potential side effects and product liability are inherent to any company engaged in drug-development activities, we do not intend to develop any Products beyond the end of phase 2 clinical trials. We anticipate that upon completion of phase 2 clinical trials, we will seek suitable licensees so that all our Products will be licensed out for further development, marketing and sale by large pharmaceutical companies. In such event, we would seek to mitigate this risk in any and all such licensing agreements so that any such potential occurrences will not cause material setbacks to us or its business.

Under the Latest Collaborate Agreement with BioLite and pursuant to existing practice, we shall own all intellectual property developed with respect to the Five Products in Canada and the U.S. and Sixth Product globally, while BioLite shall own all intellectual property developed with respect to the Five Products outside of Canada and the U.S. We have the right to sublicense our owned intellectual property to develop Five Products in Canada and the U.S. and the Sixth Product globally.

Currently, we are in the process of developing the Products, but we will continue to search for the appropriate products including potential medical device for in-licensing to our company for further development and generate more revenue for our company.

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Intellectual Property

The Products are dependent on, or are the subject of the following patents and patent applications.

No.	Status	Patent No.	Patent Starting Date	Patent Expiration Date	Patent Name	Territory	Patent Owner(1)(2)
1	granted	6911222	6/28/2005	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 1	The U.S.	MPITDC
2	granted	7175861	2/13/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 2	The U.S.	MPITDC
3	granted	7179496	2/20/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 3	The U.S.	MPITDC
4	granted	7223425	5/29/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract, Part 4	The U.S.	MPITDC
5	granted	0001337647	1/31/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Italy	MPITDC
6	granted	CH693499	9/15/2003	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Switzerland	MPITDC
7	granted	10220149	4/26/2007	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Germany	MPITDC
8	granted	GB2383951	6/7/2006	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	United Kingdom	MPITDC
9	granted	4109907	6/6/2002	6/5/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Japan	MPITDC
10	granted	FR2834643	7/18/2003	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	France	MPITDC
11	granted	I295576	4/11/2008	1/10/2022	Anti-depression Pharmaceutical Composition Containing Polygala Extract	Taiwan	MPITDC
12	granted	DE202007003503 U1	8/23/2007	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Germany	MPITDC
13	granted	7531519	5/12/2009	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	The U.S.	MPITDC
14	granted	4620652	11/20/2006	11/19/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Japan	MPITDC
15	granted	I 314453	9/21/2006	9/20/2026	Novel Polygalatenosides and use thereof as an antidepressant agent	Taiwan	MPITDC
16	granted	I389713	3/21/2013	10/13/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute (3)	Taiwan	NHRI
17	granted	US 8197849 B2	6/12/2012	8/30/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	The U.S.	NHRI
18	granted	AU 2011/215775 B2	4/17/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Australia	NHRI
19	granted	KR 10-1428898	8/4/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Korea	NHRI
20	granted	CA 2786911 (C)	10/6/2015	2/10/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Canada	NHRI
21	granted	WO2011100469 A1	N/A(4)	N/A(4)	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	PCT	NHRI
22	granted	EP 2534200	4/8/2015	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	European Union (Germany, United Kingdom, France, Switzerland, Spain, Italy)	NHRI
23	granted	特許第5885349號	2/9/2011	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute	Japan	NHRI
24	granted	ZL 201180005494.7	12/24/2014	2/9/2031	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute(3)	China	NHRI
25	granted	HK1178188	3/6/2015	6/21/2030	Cross-linked oxidized hyaluronic acid for use as a vitreous substitute(3)	Hong Kong (5)	NHRI

(1) “MPITDC” stands for Medical and Pharmaceutical Industry Technology and Development Center, Taiwan.

(2) “NHRI” stands for National Health Research Institutes, Taiwan.

(3) The patent name is translated into English and the original patent name is “交联氧化透明质酸作为眼球玻璃体之替代物.”

(4) The starting date and expiration date of patents under PTC are subject to the laws of the specific participating jurisdiction where the patent application is filed. We have subsequently submitted such patent to the jurisdictions listed in No.22 herein above.

(5) NHRI has obtained standard patent in Hong Kong based on the registration of the patent (listed as No.24 herein) granted by the State Intellectual Property Office, People's Republic of China.

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Employees

As of the date of the prospectus, we have eight full-time employees and one consultant. None of our employees is represented by a labor organization and we consider our relationship with our employees to be good.

Our Facilities

Address	Size	Leased/Owned/ Granted	Function	Monthly Rent

11 Sawyers Peak Drive, Goshen, NY 10924	1,000 sq. feet	Leased	Corporate office	$0.00

Government Regulation

Regulation by governmental authorities in the U.S. and other countries is a significant factor in development, manufacture and marketing of our proposed pharmaceutical products and in our ongoing research and product development activities. The nature and extent to which such regulation applies to us will vary depending on the nature of any products that may be developed by us. We anticipate that many, if not all, of our proposed products will require regulatory approval by governmental agencies prior to commercialization. Our products are subject to rigorous pre-clinical test and clinical trial and other approval procedures of the FDA, and similar regulatory authorities in European and other countries. Various governmental statutes and regulations also govern or influence clinical trial, Chemistry, Manufacture and Control (CMC) related to such products and their marketing. The process of obtaining these approvals and the subsequent compliance with appropriate statutes and regulations require the expenditure of substantial time and money, and there can be no guarantee that approvals will be granted.

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FDA Approval Process

Prior to commencement of clinical studies involving humans, pre-clinical testing of new pharmaceutical products is generally conducted on animals in the laboratory to evaluate the potential efficacy and safety of the product candidate. The results of these studies are submitted to the FDA as a part of an Investigational New Drug (“IND”) application, which must become effective before clinical testing in humans can begin. Typically, human clinical evaluation involves a time-consuming and costly three-phase process. In Phase I, clinical trials are conducted with a small number of people to establish safety pattern of drug distribution and metabolism within the body. In Phase II, clinical trials are conducted with groups of patients afflicted with a specific disease in order to determine preliminary efficacy, possible dosages and expanded evidence of safety. In some cases, an initial trial is conducted in diseased patients to assess both preliminary efficacy and preliminary safety and patterns of drug metabolism and distribution, in which case it is referred to as a Phase I/II trial. In Phase III, large-scale, multi-center, comparative trials are conducted with patients afflicted with a target disease in order to provide enough data to demonstrate the efficacy and safety required by the FDA. The FDA closely monitors the progress of each of the three phases of clinical testing; and may, at its discretion, re-evaluate, alter, suspend or terminate the testing based upon the data which have been accumulated to that point and its assessment of the risk/benefit ratio to the patient. Monitoring of all aspects of the study to minimize risks is a continuing process. All adverse events must be reported to the FDA.

The results of the pre-clinical and clinical testing on a non-biologic drug and certain diagnostic drugs are submitted to the FDA in the form of a New Drug Application (“NDA”) for approval prior to commencement of commercial sales. In the case of vaccines or gene and cell therapies, the results of clinical trials are submitted as a Biologics License Application (“BLA”). In responding to a NDA or BLA, the FDA may grant marketing approval, request additional information or refuse to approve if the FDA determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that approvals will be granted on a timely basis, if at all, for any of our proposed products.

European, Australian and Other Regulatory Approval

Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities in Europe and other countries will likely be necessary prior to commencement of marketing the product in such countries. The regulatory authorities in each country may impose their own requirements and may refuse to grant an approval, or may require additional data before granting it, even though the relevant product has been approved by the FDA or another authority. As with the FDA, the regulatory authorities in the European Union (“EU”), Australia and other developed countries have lengthy approval processes for pharmaceutical products. The process for gaining approval in particular countries varies, but generally follows a similar sequence to that described for FDA approval.

In Europe, the European Committee for Proprietary Medicinal Products provides a mechanism for EU-member states to exchange information on all aspects of product licensing. The EU has established a European agency for the evaluation of medical products, with both a centralized community procedure and a decentralized procedure, the latter being based on the principle of licensing within one-member country followed by mutual recognition by the other member countries.

Conducting clinical trials for therapeutic drug candidates in Australia is subject to regulation by Australian governmental entities. Approval for inclusion in the Australian Register of Therapeutic Goods (ARTG) is required before a pharmaceutical drug product may be marketed in Australia.

Typically, the process of obtaining approval of a new therapeutic drug product for inclusion in the ARTG requires compilation of clinical trial data. Clinical trials conducted using “unapproved therapeutic goods” in Australia, being those which have not yet been evaluated by the Therapeutic Goods Administration (TGA) for quality, safety and efficacy must occur pursuant to either the Clinical Trial Notification (CTN) or Clinical Trial Exemption (CTX), process.

The CTN process broadly involves:

●	completion of pre-clinical laboratory and animal testing;

●	submission to a Human Research Ethics Committee (HREC) of all material relating to the proposed clinical trial, including the trial protocol. The TGA does not review any data relating to the clinical trial;

●	final approval for the conduct of the clinical trial by the institution or organization at which the clinical trial will be conducted (Approving Authority), having due regard to the advice from the HREC; and

●	notification of the clinical trial to the TGA.

The CTX process broadly involves:

●	submission of an application to conduct a clinical trial to the TGA for evaluation and comment;

●	a sponsor cannot commence a CTX trial until written advice has been received from the TGA regarding the application and approval for the conduct of the trial has been obtained from an ethics committee and the institution at which the trial will be conducted; and

●	receipt of written advice from the TGA regarding the application.

●	receipt of approval for the conduct of the trial from an ethics committee and the institution at which the trial will be conducted.

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In each case, it is required that:

●	adequate and well-controlled clinical trials demonstrate the quality, safety and efficacy of the therapeutic product;

●	evidence is compiled which demonstrates that the manufacture of the therapeutic drug product complies with the principles of cGMP;

●	manufacturing and clinical data is derived to submit to the Australian Committee on Prescription Medicines, which makes recommendations to the TGA as to whether or not to grant approval to include the therapeutic drug product in the ARTG; and

●	an ultimate decision is made by the TGA whether to include the therapeutic drug product in the ARTG.

Pre-clinical studies include laboratory evaluation of the therapeutic drug product as well as animal studies to assess the potential safety and efficacy of the drug. The results of the pre-clinical studies form part of the materials submitted to the HREC in the case of a CTN trial and part of the application to the TGA in the case of a CTX trial.

Clinical trials involve administering the investigational product to healthy volunteers or patients under the supervision of a qualified principal investigator. The TGA has developed guidelines for a CTN. Under the CTN process, all material relating to the proposed trial is submitted directly to the HREC of each institution at which the trial is to be conducted. An HREC is an independent review committee set up under guidelines of the Australian National Health and Medical Research Council. The role of an HREC is to ensure the protection of rights, safety and wellbeing of human subjects involved in a clinical trial by, among other things, reviewing, approving and providing continuing review of trial protocols and amendments, and of the methods and material to be used in obtaining and documenting informed consent of the trial subjects. The TGA is formally notified by submission of a CTN application but does not review the safety of the drug or any aspect of the proposed clinical trial. The approving authority of each institution gives the final approval for the conduct of the clinical trial, having due regard to advice from the HREC. Following approval, responsibility for all aspects of the trial conducted under a CTN application remains with the HREC of each investigator’s institution.

The standards for clinical research in Australia are set by the TGA and the National Health and Medical Research Council, and compliance with GCP is mandatory. Guidelines, such as those promulgated by the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use, or ICH, are required across all fields, including those related to pharmaceutical quality, nonclinical and clinical data requirements and study designs. The basic requirements for preclinical data to support a first-in-human study under ICH guidelines are applicable in Australia. Requirements related to adverse event reporting in Australia are similar to those required in other major jurisdictions.

We are also subject to various U.S. federal, state, local and international laws, regulations and recommendations relating to the treatment of oocyte donors, the manufacturing environment under which human cells for therapy are derived, safe working conditions, laboratory and manufacturing practices and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research work. We cannot accurately predict the extent of government regulation which might result from future legislation or administrative action.

Legal Proceedings

We filed for Chapter 7 bankruptcy protection on May 15, 2013 and subsequently the corporate shell emerged as its only unencumbered asset on September 19, 2014 using "fresh start" accounting under section 852-10-45-17 as of date of sale corporate shell to reflect intangible assets sale through section 363 of the US bankruptcy code.  Any business description below and all reporting results of the operating results reported in this filing for the fiscal year ending September 30, 2015 and 2014 are post "fresh start" activity and not comparable to prior results. Post-bankruptcy we had been operating a web site for the sale of women's apparel. Other than disclosed herein, we are currently not a party to any material legal or administrative proceedings and are not aware of any pending legal or administrative proceedings against us. We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business.

MANAGEMENT

The following table sets forth the name, age, and position of our sole officer and director as of the date of this prospectus. Executive officers are elected annually by our Board of Directors. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified. Directors are elected annually by our stockholders at the annual meeting. Each director holds his office until his successor is elected and qualified or his earlier resignation or removal.

The officers of our company are appointed by the board of directors and hold office until their death, resignation or removal from office. The directors and executive officers, their ages, positions held, and duration as such, are as set forth below.

Name	Position Held	Age
Howard Doong	Chief Executive Officer and President	60
Chun Mu Hung	Chief Financial Officer, Secretary, and Treasurer	41
Chi-Hsin Richard King	Chief Scientific Officer	69

Howard Doong – Chief Executive Officer and President

Dr. Howard Doong, 60, currently serves the CEO and Chief Scientific Officer (“CSO”) of LifeCode Biotechnology Company (“LifeCode”), a Taiwan company in the biotechnology business, since 2017. At the same time, he also serves as the CEO and CSO of Wuhan Frasergen Genomic Medicine Company (“Wuhan Frasergen Genomic”), a Chinese company in the biotechnology business, since 2016. He served as the CSO of Cold Spring Biotech Corporation, a Taiwan corporation in the biotechnology business from 2014 to 2016. He served as the CEO of iKnowledge-Care Bioscience Corp, a Taiwan company in the biotechnology business from 2014 to 2015. He served as the director of Taipei Veteran General Hospital-LilPao Laboratory of Cancer Genomic Medicine from 2012 to 2013. He served as the Vice President and director of Quality Assurance, TrimGen Corporation, a Maryland corporation in the biotechnology business from 2009 to 2011. Dr. Doong received his Ph.D. degree from University of Chicago, the Department of Organismal Biology and Anatomy and the Department of Surgery. He received his M.D and Ph.D. degree from Harvard-MIT Division of Health Sciences and Technology. He received his M.S. degree from the University of New Hampshire, Genetics Program and B.S. degree from Fu-Jen University, Taiwan, Department of Biology.

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Mr. Doong concurrently serves at LifeCode and Wuhan Frasergen Genomic. LifeCode is a research-oriented company focusing on liquid biopsy and early cancer detection and diagnosis, and Mr. Doong, in his capacity with LifeCode, invents new and accurate diagnostic tools for cancer and create new intellectual properties for the company. Wuhan Frasergen Genomic is a company that provides bioinformatics and genetic test services. Mr. Doong, in his capacity with Wuhan Frasergen Genomic Medicine, runs a genetic test laboratory using next generation sequencers, such as 2nd and 3rd generation sequencers, for both research and clinical purposes. Mr. Doong may have a potential conflict of interest in the event that LifeCode and/or Wuhan Frasergen Genomic are interested in the same or similar business or compete against us in the future. Notwithstanding the foregoing, Mr. Doong believes that LifeCode generally works on cancer diagnosis and Wuhan Frasergen Genomic generally works on DNA sequencing rather than integrating research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets. In addition, Dr. Doong commits to devoting, on a need basis, at least 10 hours per week in carrying out his responsibilities as the CEO of the Company according to the Doong Employment Agreement. Thus, he believes there will be limited conflicts with us in respect of LifeCode and Wuhan Frasergen Genomic. Furthermore, under Doong Employment Agreement, Dr. Doong agrees to the fiduciary duty to act at all times in the best interests of the Company and shall not become involved or upon discovery, allow a conflict of interest with the Company, except as approved by a majority of members of our Board.

Chun Mu Hung-Chief Financial Officer, Secretary, and Treasurer

Mr. Chun Mu Hung, 41, served as the Assistant Manager at the financial department of NES Limited since February 2017. From August 2011 to February 2017, Mr. Hung served as the Section Manager at the Financial Department of Fujitec Taiwan Co., Ltd., a Taiwan limited company. During April 2009 to August 2011 and March 2005 to December 2006, Mr. Hung served as the Assistant Manager of Toppest CPAs Firm. From December 2006 to April 2009, Mr. Hung served as an auditor at Deloitte Taiwan CPAs Firm. Mr. Hung received his bachelor degree of accounting from Chung Yuan Christian University in 1999.

Chi-Hsin Richard King-Chief Scientific Officer

Dr. Chi-Hsin Richard King, 69, retired since July 2017. He served as the consultant at TaiGen Biotechnology Co. Ltd (“TaiGen”), a Taiwan company in the biotechnology business, from August 2016 to July 2017, the Senior Vice President at TaiGen from July 2008 to August 2016 and as the Vice President at Research and Development of TaiGen from June 2005 to July 2008. Dr. King served as the Director at Albany Molecular Research Inc. (“AMRI”), a New York corporation, from January 2003 to June 2005, the Assistant Director at Medicinal Chemistry Department of AMRI from January 2000 to December 2002 and the Assistant Director at Chemical Development Department of AMRI from August 1997 to January 2000. Dr. King received the Ph. D. degree of organic chemistry from University of Utah in March 1980, and B.S. degree of chemistry from National Taiwan Normal University in July 1972.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act and the rules thereunder require our officers and directors, and persons that own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies. Based solely on our review of the copies of the Section 16(a) forms received by us, or written representations from certain reporting persons, we believe that none of our officers, directors, and greater than 10% beneficial owners filed on a timely basis reports required by Section 16(a) of the Exchange Act prior to the Share Exchange on November 30, 2012 during the fiscal year ended December 31, 2012. After the Share Exchange, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended September 30, 2016.

Code of Ethics

Our board of directors has adopted a Policy Statement on Business Ethics and Conflicts of Interest (“Code of Ethics”) applicable to all employees, including our chief executive officer and chief financial officer. A copy of the Code of Ethics and Business Conduct is annexed hereto as Exhibit 14.1.

Board Leadership Structure and the Board’s Role in Risk Oversight.

Until September 15, 2017, our Board of Directors was led by the Chairman who was also the CEO of the Company which we believed an effective leadership structure at that time. With the development and growth of our business, the Board will the need to separate the roles of Chairman and Chief Executive Officer. As a result, Dr. Eugene Jiang resigned as the CEO of the Company and the Board appointed Dr. Doong as the CEO of the Company, effective immediately. Dr. Jiang remains as the sole director and Chairman of the Board. This structure creates efficacy in the preparation of the meeting agendas and related Board materials as Dr. Jiang works directly with those individuals preparing the necessary Board materials and is familiar with our operations. Agendas are also prepared with the permitted input of the Board of Directors allowing for any concerns or risks of any director to be discussed as deemed appropriate. The Board believes that we have benefited from this structure, and Dr. Jiang's continuation in the combined role of the Chairman is in the best interest of the stockholders.

We believe that the combined structure is necessary and allows for efficient and effective oversight, given our relatively small size, its corporate strategy and focus

The Board of Directors does not have a specific role in risk oversight of the Company. The Chairman, President and Chief Executive Officer and other executive officers and employees of the Company provide the Board of Directors with information regarding our risks.

Director Independence

Presently, we are not required to comply with the director independence requirements of any securities exchange since we are listed on OTC markets.

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EXECUTIVE COMPENSATION

The following tables set forth, for each of the last two completed fiscal years of the Company, the total compensation awarded to, earned by or paid to any person who was a principal executive officer during the preceding fiscal year and every other highest compensated executive officers earning more than $100,000 during the last fiscal year (together, the “Named Executive Officers”). The tables set forth below reflect the compensation of the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Shulamit Lazar (1)	2015	Nil	Nil	30,000	Nil	Nil	Nil	Nil	30,000
	2016	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Eugene Jiang (2)	2016	40,000	Nil	Nil	Nil	Nil	Nil	Nil	40,000
	2015	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

Kira Huang (3)	2016	36,000	Nil	79,592	Nil	Nil	Nil	Nil	115,592

(1) Ms. Lazar was our sole executive officer until December 18, 2015.

(2) Mr. Jiang was elected our Chief Executive Officer since December 18, 2015, and he resigned from such position on September 15, 2017.

(3) We entered into an employment contract with Kira Huang on February 1, 2016 according to which Ms. Huang was employed as Chief Financial Officer. Pursuant to the employment agreement, we agree to compensate Ms. Huang salary of $4,500 per month subject to normal statutory deduction and annual review. The employment contract is terminable by Ms. Huang at will upon three weeks’ prior written notice, and by us at any time for cause or without cause provided we pay to Ms. Huang an amount required by then-existing law. Ms. Huang resigned from all her positions of the Company on September 15, 2017.

Narrative Disclosure to Summary Compensation Table

Other than set out below, there are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive share options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that share options may be granted at the discretion of our board of directors.

Stock Option Plan

We adopted an Equity Incentive Plan on February 17, 2016.

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Grants of Plan-Based Awards

There were no grants of plan-based awards during the year ended September 30, 2015. In fiscal year 2016, we awarded 10,000 shares of common stock to each of five employees: 50,000. Due to the forward split detailed in our 10-Q filed June 30, 2016, each of such employees has been awarded 31,410 shares of common stock.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our named executive officers, as of September 30, 2016:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS					STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Been Issued (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Been Issued ($)
Kira Huang	—	—	—	—	—	—	—	31,410	$62,820	(2)

(1)	On February 17, 2016, we issued 10,000 shares of common stock to each of five employees, of whom Kira Huang, the former Chief Financial officer, was the only officer. Due to the forward split detailed in our 10-Q filed June 30, 2016, each of such employees has been awarded 31,410 shares of common stock.
(2)	The dollar amount shown is determined by multiplying the number of shares of common stock reported in the table by $2.00 and the closing price of a share of our common stock on September 30, 2016, which was the day of the end of the last fiscal year.

Option Exercises and Stock Vested

No options have been awarded by the Company.

Compensation of Directors

We do not have any agreements for compensating our directors for their services in their capacity as directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Employment Contracts

Employment contract with the CFO of BriVision.

We entered into an employment contract with Kira Huang on March 1, 2016 according to which, among other terms, Ms. Huang is required to, as Chief Financial Officer, perform duties and undertake the responsibilities in a professional manner including reporting on financials and related matters to our Board of Directors; developing the financial planning and overseeing tax reporting activities; monitoring and submitting all required reports to SEC on timely basis, planning and overseeing annual budgets and other duties as may arise from time to time and as may be assigned to her. Pursuant to such employment agreement, we shall compensate Mrs. Huang with salary of $4,500 per month subject to normal statutory deduction and annual review. Additional bonus or stock options will be determined by its Board. The employment agreement may be terminated at-will by Ms. Huang upon three weeks’ prior written notice, at-will by us for no cause provided that we pay Ms. Huang an amount required by law, and at will by us without prior notice for cause.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Eugene Jiang is the sole director, former CEO, and the majority shareholder of the Company, and one of the directors and common stock shareholders of BioFirst Corporation, a company incorporated in November 7, 2006 under the laws of Taiwan. BioFirst Corporation is in the business of researching, developing, manufacturing, and marketing of innovative patented medical devices.

Eugene Jiang is also a member of the board of directors and a majority shareholder of BioLite. He is also the son of the CEO of BioLite.

Eugene Jiang is the sole director of YuanGene Corporation, and he maintains voting control over the shares of the Company’s common stock that YuanGene Corporation owns. And the Rgene is a shareholder of the Company.

Loan Agreement

On January 26, 2017, the Company entered into a loan agreement with the lender party thereto, BioFirst Corporation, a company incorporated in Taiwan, Republic of China, for a total commitment (non-secured indebtedness) of $950,000 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to remit the interest payment monthly to the lender. The loan will be matured on February 1, 2018.

During the quarter ended December 31, 2016, the Company provided a one-time consulting service to LionGene Corporation, a shareholder of the Company for $70,000.

On May 26, 2017, the Company entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation, a shareholder of the Company, to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum with Biolite. Pursuant to the payment term in the Co-Dev Agreement, we have received $240,000 in cash, including $90,000 of income recognized upon signing of the agreement by both parties, and $150,000 of installment received in July 2017, representing 8% of the total agreement of $3,000,000 to be paid by Rgene, upon signing of the agreement by both parties.

Interest expense related to this indebtedness is $28,500 and $0 for the three months ended June 30, 2017 and 2016, respectively and $47,500 and $0 for the nine months ended June 30, 2017 and 2016, respectively. Accrued interest related to this borrowing is $9,500 and $0 as of June 30, 2017 and September 30, 2016, respectively.

Collaborative Agreement

On December 29, 2015, we entered into a Collaborative Agreement with BioLite, pursuant to which BioLite granted us sole licensing rights for drug and therapeutic use of five products: BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. Under the Collaborative Agreement, American BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

●	upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

Pursuant to the Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the Collaborative Agreement, was to be paid by the Company upon signing of that agreement. On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the Collaborative Agreement, 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. In February 2017, the Company remitted this amount to BioLite, who had submitted the first IND package, with $650,000 in cash and $5,850,000 in the form of newly issued shares of our common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares.

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This Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

The Company determined to fully expense the entire amount of $10,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount is fully expensed as research and development expense.

Addendum to the Collaborative Agreement

On January 12, 2017, BriVision entered into an Addendum to the Collaborative Agreement which was previously entered into with BioLite on December 29, 2015, as amended on May 6, 2016. Pursuant to the Collaborative Agreement, BioLite granted BriVision sole licensing rights for drug and therapeutic use of the Five Products in USA and Canada.

Pursuant to the Addendum, BioLite and BriVision agreed to:

1)       Include one more product, namely, “Maitake Combination Therapy” as one of the Products defined in the Collaborative Agreement (the “Sixth Product” and along with the “Five Products’, the “Products”);

2)       Define the Territory of the Sixth Product to be worldwide and restate the Territory of the Five Products to be USA and Canada;

3)       For Five Products, we own the clinical trial data and intellectual property developed in North America, and such ownership for the Sixth Product shall be worldwide. We shall pay for all clinical trials and other expenses associated with all clinical trial charges and shall have the right to sublicense the Five Products in the USA and Canada and the Sixth Product globally;

4)       Confirm there is no additional Milestone Payments as defined in paragraph 3 of the Collaborative Agreement will be made with respect to the Sixth Product;

5)       In the case that BioLite is obligated to pay its licensor in excess of 3% of the net sales, BioLite and we shall renegotiate and increase the Royalty Charge to a percentage to be later agreed from its original amount of 5% of the net sales as defined in paragraph 4 of the Collaborative Agreement.

As of June 30, 2017 and September 30, 2016, the amount due to Biolite was $0 and $6,500,000 respectively.

BioFirst Collaborative Agreement

On July 24, 2017, we entered into the BioFirst Collaborative Agreement with BioFirst, pursuant to which BioFirst granted us the global license for medical use of Vitargus. According to the BioFirst Collaborative Agreement, we will co-develop and commercialize Vitargus with BioFirst and pay BioFirst $3,000,000 in cash or stock by September 30, 2018 in two installments. The first payment of $300,000, representing 10% of the Total Payment due under the BioFirst Collaborative Agreement, was paid by us upon signing of the BioFirst Collaborative Agreement. No other payment has incurred as of this registration statement. As of this registration statement, no net licensing income and/or net sales profit has occurred.

We are entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both parties.

Eugene Jiang is the sole director and former Chief Executive Officer of the Company, and one of the directors and common stock shareholders of BioFirst.

Rgene Co-development Agreement

On May 26, 2017, we entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation, a corporation incorporated under the laws of Taiwan (“Rgene”), to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum.

Under the terms of the Co-Dev Agreement, Rgene will pay to the Company $3,000,000 in cash or stock by August 15, 2017 in three installments. As of this periodic report, we have received $240,000 in cash including $90,000 of income recognized upon signing of the agreement by both parties, and $150,000 of installment received in July 2017. We are still in discussion with Rgene with respect to the schedule of the outstanding balance. The Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both Parties.

Amount Due to Related Parties

As of June 30, 2017 and September 30, 2016, the amount due to shareholder, YuanGene Corporation, was $3,000 and $0 respectively. Eugene Jiang is the sole director of YuanGene Corporation, and he maintains voting control over the shares of the Company’s common stock that YuanGene Corporation owns.

Additional details regarding related party balances as of June 30, 2017 and September 30, 2016 and related party transactions are disclosed in Note 6 of our financial statements for the period ended June 30, 2017 included in this prospectus.

Promoters and Certain Control Persons

None of our management or other control persons were “promoters” (within the meaning of Rule 405 under the Securities Act), and none of such persons took the initiative in the formation of our business or received any of our debt or equity securities or any of the proceeds from the sale of such securities in exchange for the contribution of property or services, during the last five years.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of September 19, 2017 (i) each person (or group of affiliated persons) who is known by us to own more than five percent (5%) of the outstanding shares of our common stock, (ii) each director, executive officer and director nominee, and (iii) all of our directors, executive officers and director nominees as a group.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of the date of the respective table. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of the date of the respective table is deemed to be outstanding for such person, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership.

Unless otherwise noted, the business address of each beneficial owner listed is 11 Sawyers Peak Drive, Goshen, NY 10924. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

As of September 19, 2017, we had 213,746,647 shares of common stock issued and outstanding.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Stockholder
YuanGene Corporation (1)	147,842,856	69.3%
Directors and Executive Officers
Howard Doong	-	-
Chun Mu Hung	-	-
Chi-Hsin Richard King	-	-
Eugene Jiang (1)	147,842,856	69.3%
All officers and directors as a group (4 persons)	147,842,856	69.3%

(1)	These shares are owned by YuanGene Corporation, a corporation incorporated in Samoa. Eugene Jiang is the sole director of YuanGene Corporation and therefore will be deemed as the beneficial owner of the shares held by YuanGene Corporation.

Changes in Control

As a result of the Share Exchange, BriVision became our wholly owned subsidiary and the former shareholders of BriVision collectively own approximately 79.70% of the shares of the Company outstanding post-exchange common stock. As a result, such persons now collectively control the Company’s shares.

Equity Compensation Plan

Currently 10% of our issued and outstanding shares are authorized under our 2016 Equity Incentive Plan and we do not have any outstanding stock options.

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DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

The Company’s authorized capital stock consists of 360,000,000 shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock $0.001 par value per share.

Common Stock

As of September 19, 2017, 213,746,647 shares of our Common Stock are issued and outstanding. Holders of Common Stock are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board out of funds legally available therefore. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of Common Stock are entitled to share ratably in any assets for distribution to shareholders upon the liquidation, dissolution or winding up of the Company. There are no conversions, redemptions or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable.

Registration Rights

There are no outstanding stockholders’ agreements, voting trusts or arrangements, registration rights agreements, rights of first refusal or other contracts pertaining to the capital stock of the Company.

Transfer Agent

The transfer agent and registrar for our common stock is: Olde Monmouth Stock Transfer, Inc.; Address: 200 Memorial Pkwy, Atlantic Highlands, NJ 07716; Phone: (732) 872-2727; website:www.oldemonmouth.com.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 55,453,224 shares of our common stock held by the stockholders named in the table below. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.”  As of the date of September 19, 2017, there were 213,746,647 shares of Common Stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholders,

●	the number of shares of our Common Stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

●	the maximum number of shares of our Common Stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

●	the number and percentage of shares of our Common Stock beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

Each selling stockholder may offer for sale all or part of the Shares from time to time. The table below assumes that the selling stockholders will sell all of the Shares offered for sale. A selling stockholder is under no obligation, however, to sell any Shares pursuant to this prospectus.

57

Name of selling stockholder	Shares of Common Stock Beneficially Owned Prior To offering (1)	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (2)	Percentage Ownership After offering (3)
Yuangene Corporation(4)	147,842,856	8,000,000	139,842,856	65.42%
Euro-Asia Investment & Finance Corp Ltd(5)	1,227,425	1,227,425	0	*
Lee, Wu-His(6)	699,994	699,994	0	*
Chao, Yu-Lien(7)	100,001	100,001	0	*
Wu, Hsin-Chou(8)	199,997	199,997	0	*
Kuo, Kun-Jung(9)	200,098	200,098	0	*
Chang, Yu-Ming(10)	15,002	15,002	0	*
Chang, Cheng(11)	599,994	599,994	0	*
Liu, Hsiao-Lin(12)	199,997	199,997	0	*
Chang, Catherine(13)	399,997	399,997	0	*
Wong, Sau-Chi(14)	11,000	11,000	0	*
Chen, Ching-Wen(15)	100,001	100,001	0	*
Yu, Ching-Fen(16)	121,411	100,001	21,410	*
Lai, Hui-Ling(17)	199,997	199,997	0	*
Lan, Li-Mei(18)	100,001	100,001	0	*
Chen, Yen-Chia(19)	10,001	10,001	0	*
Greenway International Supplies Company Limited(20)	449,996	449,996	0	*
Faith Team Corporation Limited(21)	299,997	299,997	0	*
New Eastern Asia Limited(22)	449,996	449,996	0	*
Thalia Media Limited(23)	249,999	249,999	0	*
Kimho Consultants Co, Limited(24)	49,999	49,999	0	*
Rgene Corporation(25)	9,319,916	5,000,000	4,319,916	2.02%
Biohopeking Corporation(26)	1,484,987	1,484,987	0	*
Buffett Investment Corporation(27)	9,094,917	9,094,917	0	*
Liongene Corporation(28)	9,657,913	5,000,000	4,657,913	2.18%
Asiagene Corporation(29)	7,007,559	5,000,000	2,007,559	*
Liu, Chun-An(30)	549,996	549,996	0	*
Teng, Chih-Chun(31)	1,499,985	1,499,985	0	*
Lin, Yi-Lun(32)	149,999	149,999	0	*
Huang, Wei-Tao(33)	249,999	249,999	0	*
Chu, Yu-An(34)	15,002	15,002	0	*
Wen, Chia-Yu(35)	25,000	25,000	0	*
Lee, Tsung-Lin(36)	206,999	206,999	0	*
Pacific Concord International Group Ltd.(37)	499,997	499,997	0	*
Tsai, Ming-Shih(38)	299,997	299,997	0	*
Huang, Chih-Yi(39)	30,000	30,000	0	*
Chen, Yi-Ning(40)	25,000	25,000	0	*
Liu, Ching-Wen(41)	106,999	106,999	0	*
Chang, Po-Chun(42)	160,499	160,499	0	*
Liu, Hsiao-Ling(43)	75,001	75,001	0	*
Wang, Hsin-Yu(44)	2,001	2,001	0	*
Fan, Chen-Yu(45)	100,001	100,001	0	*
Shen, Ming-Hsien(46)	31,197	31,197	0	*
Lin, Yi-Wei(47)	49,999	49,999	0	*
Chang, Chia-Hao(48)	154,535	154,535	0	*
Lin, Pao-Lo(49)	2,001	2,001	0	*
Chang, Eric-Yuan(50)	999,991	999,991	0	*
Chen, Yung-Lin(51)	79,999	79,999	0	*
Wang, Hsiang-Yu(52)	30,000	30,000	0	*
Miao, Shin-Yu(53)	999,991	999,991	0	*
Chiu, Ming-Kuo(54)	199,997	199,997	0	*
Tsai, Chuan-Lung(55)	100,001	100,001	0	*

58

Name of selling stockholder	Shares of Common Stock Beneficially Owned Prior To offering (1)	Maximum Number of Shares of Common Stock To Be Sold	Number of Shares of Common Stock Owned After offering (2)	Percentage Ownership After offering (3)
Hsieh, Chia-Ling(56)	5,001	5,001	0	*
Wu, Tzy-Yn(57)	1,499,988	1,499,988	0	*
Liu, Yen-Chun(58)	10,001	10,001	0	*
Huang, Hsuan-Wei(59)	5,001	5,001	0	*
Metrotech Concept Limited(60)	549,996	549,996	0	*
Chen Yang, Lai-Chun(61)	199,997	199,997	0	*
Shen, Shu-Hui(62)	721,872	721,872	0	*
Shen, Chia-Chi(63)	100,001	100,001	0	*
Liu, Su-Lien(64)	349,996	349,996	0	*
Wu, Peng-Yu(65)	999,991	999,991	0	*
Shen, Yu-Kuei(66)	100,001	100,001	0	*
Chan, Ching-Ju(67)	100,001	100,001	0	*
Chen, Yueh-Mei(68)	374,998	374,998	0	*
Chen, Kuang-Tseng(69)	100,001	100,001	0	*
Chan, Mindy Liao(70)	2,409,097	2,409,097	0	*
Weng Huang, Shu-Mei(71)	79,999	79,999	0	*
Ling Ling Chang(72)	500,000	500,000	0	*
Ming Tsung Kuo(73)	959,700	959,700	0	*
Yu Huan Lin(74)	250,000	250,000	0	*
Chen Li Liu(75)	250,000	250,000	0	*
Total	206,302,878	55,453,224	150,849,654	70.57%

* Represents Beneficial Ownership of Less Than One Percent of Our Outstanding Shares.

(1)	The selling stockholders Acquired Their Shares Pursuant To The Share Exchange.

(2)	Since We Do Not Have The Ability To Control How Many, If Any, of Their Shares Each of The Selling Shareholders Listed Above Will Sell, We Have Assumed That The Selling Shareholders Will Sell All of The Shares offered Herein For Purposes of Determining How Many Shares They Will Own After The offering And Their Percentage of Ownership Following The offering.

(3)	All Percentages Have Been Rounded Up To The Nearest One Hundredth of One Percent.

(4)	Consists of 8,000,000 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Yuangene Corporation is Eugene Jiang. The Address For Yuangene Corporation is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan. Mr. Jiang Has Served As The Company’s Ceo/Director Started Business Since July 2015 Through Present.

(5)	Consists of 1,227,425 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Euro-Asia Investment & Finance Corp Ltd is Shum Kwok Keung. The Address For Euro-Asia Investment & Finance Corp Ltd is Unit 604g, Blook A,Po Lung Centre, No. 11 Wang Chiu Road, Kowloon Bay Kin, Hong Kong.

(6)	Consists of 664,994 Shares of Common Stock. The Address For Lee, Wu-His is No.120, Zhongzheng Rd., North Dist., Hsinchu City 300, Taiwan (R.O.C.).

(7)	Consists of 95,001 Shares of Common Stock. The Address For Chao, Yu-Lien is 5f., No.53, Ziqiang 3rd Rd., Zhubei City, Hsinchu County 302, Taiwan (R.O.C.).

(8)	Consists of 189,997 Shares of Common Stock. The Address For Wu, Hsin-Chou is 24f., No.88, Fuxing 1st Rd., Zhubei City, Hsinchu County 302, Taiwan (R.O.C.).

(9)	Consists of 200,098 Shares of Common Stock. The Address For Kuo, Kun-Jung is 2f., No.19, Hubin 1st Rd., East Dist., Hsinchu City 300, Taiwan (R.O.C.).

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(10)	Consists of 15,002 Shares of Common Stock. The Address For Chang, Yu-Ming is 4f., No.31, Ln. 133, Sec. 1, Lingyun Rd., Wugu Dist., New Taipei City 248, Taiwan (R.O.C.).

(11)	Consists of 599,994 Shares of Common Stock. The Address For Chang, Cheng is 3f., No.46, Huaide St., Beitou Dist., Taipei City 112, Taiwan (R.O.C.).

(12)	Consists of 199,997 Shares of Common Stock. The Address For Liu, Hsiao-Lin is 4f., No.13, Ln. 90, Yumin 6th Rd., Beitou Dist., Taipei City 112, Taiwan (R.O.C.).

(13)	Consists of 399,997 Shares of Common Stock. The Address For Chang, Catherine is 3f., No.46, Huaide St., Beitou Dist., Taipei City 112, Taiwan (R.O.C.).

(14)	Consists of 11,000 Shares of Common Stock. The Address For Wong, Sau-Chi is 4f.-7, No.32, Sec. 2, Wenhua 3rd Rd., Linkou Dist., New Taipei City 244, Taiwan (R.O.C.).

(15)	Consists of 100,001 Shares of Common Stock. The Address For Chen, Ching-Wen is 14f., No.225, Sec. 1, Liujia 5th Rd., Zhubei City, Hsinchu County 302, Taiwan (R.O.C.).

(16)	Consists of 100,001 Shares of Common Stock. The Address For Yu, Ching-Fen is 6f., No.27, Hubin 2nd Rd., East Dist., Hsinchu City 300, Taiwan (R.O.C.).

(17)	Consists of 199,997 Shares of Common Stock. The Address For Lai, Hui-Ling is 7f., No.61, Taichang 1st St., Taoyuan Dist., Taoyuan City 330, Taiwan (R.O.C.).

(18)	Consists of 100,001 Shares of Common Stock. The Address For Lan, Li-Mei is No.15-2, Wucuo, Dayuan Dist., Taoyuan City 337, Taiwan (R.O.C.).

(19)	Consists of 10,001 Shares of Common Stock. The Address For Chen, Yen-Chia is 13f., No.313, Zhongyuan Rd., Xinzhuang Dist., New Taipei City 242, Taiwan (R.O.C.).

(20)	Consists of 449,996 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Greenway International Supplies Company Limited is Liu Cheng-Mei. The Address For Greenway International Supplies Company Limited is Rm 604 G, Block A, 6/F, Po Lung Centre 11 Wang Chiu Road, Kowloon Bay, Kowloon, Hongkong.

(21)	Consists of 299,997 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Faith Team Corporation Limited is Shum Kwok Keung. The Address For Faith Team Corporation Limited is Blk 1, 7/F, Enterpaise Square I 9, Sreung Yuet Road, Kowloon Bay, Kowloon, Hongkong.

(22)	Consists of 449,996 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over New Eastern Asia Limited is Lin Shih-Hsun. The Address For New Eastern Asia Limited is Rm 604 G, Block A, 6/F, Po Lung Centre 11 Wang Chiu Road, Kowloon Bay, Kowloon, Hongkong.

(23)	Consists of 249,999 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Thalia Media Limited is Yeung Sze Ho, Freddy. The Address For Thalia Media Limited is Rm 604 G, Block A, 6/F, Po Lung Centre 11 Wang Chiu Road, Kowloon Bay, Kowloon, Hongkong.

(24)	Consists of 49,999 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Kimho Consultants Co, Limited is Leung, Yuk Yi Kimberly. The Address For Kimho Consultants Co, Limited is Rm E, Block 2, 13/F Greer Park Villa, Sreung Sriu, Nt, Hongkong.

(25)	Consists of 5,000,000 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Rgene Corporation is Yang Da Peng. The Address For Rgene Corporation is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(26)	Consists of 1,484,987 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Biohopeking Corporation is Huang Mei Na. The Address For Biohopeking Corporation is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(27)	Consists of 9,094,917 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Buffett Investment Corporation is Guo Yu Qing. The Address For Buffett Investment Corporation is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(28)	Consists of 5,000,000 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Liongene Corporation is Rui Ya Jing. The Address For Liongene Corporation is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(29)	Consists of 5,000,000 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Asiagene Corporation is Xu Min Yu. The Address For Asiagene Corporation is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

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(30)	Consists of 549,996 Shares of Common Stock. The Address For Liu, Chun-An is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(31)	Consists of 1,499,985 Shares of Common Stock. The Address For Teng, Chih-Chun is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(32)	Consists of 142,499 Shares of Common Stock. The Address For Lin, Yi-Lun is 6f., No.12, Shengli 6th St., Zhubei City, Hsinchu County 302, Taiwan (R.O.C.).

(33)	Consists of 1,487,485 Shares of Common Stock. The Address For Huang, Wei-Tao is 14f.-2, No.111, Guo’an 1st Rd., Xitun Dist., Taichung City 407, Taiwan (R.O.C.).

(34)	Consists of 149,999 Shares of Common Stock. The Address For Chu, Yu-An is No.27, Aly. 13, Ln. 323, Sec. 2, Dongda Rd., North Dist., Hsinchu City 300, Taiwan (R.O.C.).

(35)	Consists of 25,000 Shares of Common Stock. The Address For Wen, Chia-Yu is No.19-11, Ln. 80, Guanghua 2nd St., North Dist., Hsinchu City 300, Taiwan (R.O.C.).

(36)	Consists of 196,649 Shares of Common Stock. The Address For Lee, Tsung-Lin is No.7, Xinfeng St., Dongshi Dist., Taichung City 423, Taiwan (R.O.C.).

(37)	Consists of 474,997 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Pacific Concord International Group Ltd. is Lin Shi Yun. The Address For Pacific Concord International Group Ltd. is Level 2, Lotemau Centr Vaea.

(38)	Consists of 284,997 Shares of Common Stock. The Address For Tsai, Ming-Shih is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(39)	Consists of 30,000 Shares of Common Stock. The Address For Huang, Chih-Yi is 4f., No.98, Chang’an St., Miaoli City, Miaoli County 360, Taiwan (R.O.C.).

(40)	Consists of 25,000 Shares of Common Stock. The Address For Chen, Yi-Ning is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(41)	Consists of 106,999 Shares of Common Stock. The Address For Liu, Ching-Wen is No.25-17, Dongshan St., East Dist., Hsinchu City 300, Taiwan (R.O.C.).

(42)	Consists of 160,499 Shares of Common Stock. The Address For Chang, Po-Chun is No.192, Zhongzheng Rd., Dongshi Dist., Taichung City 423, Taiwan (R.O.C.).

(43)	Consists of 75,001 Shares of Common Stock. The Address For Liu, Hsiao-Ling is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(44)	Consists of 2,001 Shares of Common Stock. The Address For Wang, Hsin-Yu is 4f., No.31, Ln. 4, Dazhi Rd., Changhua City, Changhua County 500, Taiwan (R.O.C.).

(45)	Consists of 100,001 Shares of Common Stock. The Address For Fan, Chen-Yu is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(46)	Consists of 31,197 Shares of Common Stock. The Address For Shen, Ming-Hsien is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(47)	Consists of 49,999 Shares of Common Stock. The Address For Lin, Yi-Wei is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(48)	Consists of 154,535 Shares of Common Stock. The Address For Chang, Chia-Hao is 6f.-1, No.128, Xinhu 2nd Rd., Neihu Dist., Taipei City 114, Taiwan (R.O.C.).

(49)	Consists of 2,001 Shares of Common Stock. The Address For Lin, Pao-Lo is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(50)	Consists of 999,991 Shares of Common Stock. The Address For Chang, Eric-Yuan is 2510 Laurel Ln.Wlmette, 2l 60091 Usa.

(51)	Consists of 79,999 Shares of Common Stock. The Address For Chen, Yung-Lin is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(52)	Consists of 30,000 Shares of Common Stock. The Address For Wang, Hsiang-Yu is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(53)	Consists of 999,991 Shares of Common Stock. The Address For Miao, Shin-Yu is No.25-12, Anlin Rd., Xitun Dist., Taichung City 407, Taiwan (R.O.C.).

(54)	Consists of 199,997 Shares of Common Stock. The Address For Chiu, Ming-Kuo is 13f.-2, No.14, Sec. 1, Xinsheng S. Rd., Da’an Dist., Taipei City 106, Taiwan (R.O.C.).

(55)	Consists of 100,001 Shares of Common Stock. The Address For Tsai, Chuan-Lung is 7f.-7, No.171, Songde Rd., Xinyi Dist., Taipei City 110, Taiwan (R.O.C.).

61

(56)	Consists of 5,001 Shares of Common Stock. The Address For Hsieh, Chia-Ling is 3f.-2, No.55, Chongzheng Rd., Zuoying Dist., Kaohsiung City 813, Taiwan (R.O.C.).

(57)	Consists of 1,499,988 Shares of Common Stock. The Address For Wu, Tzy-Yn is 8f.-3, No.36, Nanjing W. Rd., Datong Dist., Taipei City 103, Taiwan (R.O.C.).

(58)	Consists of 10,001 Shares of Common Stock. The Address For Liu, Yen-Chun is No.359-1, Dongguan Rd., Dongshi Dist., Taichung City 423, Taiwan (R.O.C.).

(59)	Consists of 5,001 Shares of Common Stock. The Address For Huang, Hsuan-Wei is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(60)	Consists of 549,996 Shares of Common Stock. The Person Having Voting, Dispositive Or Investment Powers Over Metrotech Concept Limited is Ming Tsung Kuo. The Address For Metrotech Concept Limited is 3f, No 248, Section 1 Neihu Rd Taipei, 11494 Taiwan.

(61)	Consists of 199,997 Shares of Common Stock. The Address For Chen Yang, Lai-Chun is 3f, No 248, Section 1 Neihu Rd Taipei, 11496 Taiwan.

(62)	Consists of 721,872 Shares of Common Stock. The Address For Shen, Shu-Hui is 3f, No 248, Section 1 Neihu Rd Taipei, 11497 Taiwan.

(63)	Consists of 100,001 Shares of Common Stock. The Address For Shen, Chia-Chi is 3f, No 248, Section 1 Neihu Rd Taipei, 11498 Taiwan.

(64)	Consists of 349,996 Shares of Common Stock. The Address For Liu, Su-Lien is 3f, No 248, Section 1 Neihu Rd Taipei, 11499 Taiwan.

(65)	Consists of 999,991 Shares of Common Stock. The Address For Wu, Peng-Yu is 3f, No 248, Section 1 Neihu Rd Taipei, 11500 Taiwan.

(66)	Consists of 100,001 Shares of Common Stock. The Address For Shen, Yu-Kuei is 3f, No 248, Section 1 Neihu Rd Taipei, 11501 Taiwan.

(67)	Consists of 100,001 Shares of Common Stock. The Address For Chan, Ching-Ju is 3f, No 248, Section 1 Neihu Rd Taipei, 11502 Taiwan.

(68)	Consists of 374,998 Shares of Common Stock. The Address For Chen, Yueh-Mei is 3f, No 248, Section 1 Neihu Rd Taipei, 11503 Taiwan.

(69)	Consists of 100,001 Shares of Common Stock. The Address For Chen, Kuang-Tseng is 3f, No 248, Section 1 Neihu Rd Taipei, 11504 Taiwan.

(70)	Consists of 2,409,097 Shares of Common Stock. The Address For Chan, Mindy Liao is 4031 Bellefontaine St. Unit128.Houston Tx 770250.Usa.

(71)	Consists of 79,999 Shares of Common Stock. The Address For Weng Huang, Shu-Mei is 3f, No 248, Section 1 Neihu Rd Taipei, 11493 Taiwan.

(72)	Consists of 500,000 Shares of Common Stock. The Address For Ling Ling Chang is 12-2, No.20, Ln. 88, Sec. 3, Minsheng E. Rd., Zhongshan Dist., Taipei City 104 Taiwan.

(73)	Consists of 959,700 Shares of Common Stock. The Address For Ming Tsung Kuo is 2f., No.3, Ln. 242, Zunxian St., Beitou Dist., Taipei City 112, Taiwan.

(74)	Consists of 250,000 Shares of Common Stock. The Address For Yu Huan Lin is 3f., No. 18, Ln. 7, Qingtian St., Da'an Dist., Taipei City 106, Taiwan.

(75)	Consists of 250,000 Shares of Common Stock. The Address For Chen Li Liu is 4f., No.2, Aly. 1, Ln. 171, Kunyang St., Nangang Dist., Taipei City 115.

62

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately-negotiated transactions;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

63

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter.  The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that any of the selling stockholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling stockholders will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

If a selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any member of the FINRA may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus.

Selling stockholders hereunder that are FINRA members, or affiliates of FINRA members, are precluded from, directly or indirectly, offering, selling, agreeing to offer or sell, transferring, assigning, pledging, hypothecating or subjecting to hedging, short sale, derivative, put or call transaction, all or any portion of those certain placement agents’ warrants of the Company issued to such selling stockholders on January 5, 2010, or any shares of the Company’s common stock thereunder, for the period beginning on the later of: (i) the date of effectiveness of the registration statement of which this prospectus forms a part or (ii) the date of commencement of sales pursuant to this prospectus and ending on the six (6) month anniversary of such date, except in accordance with FINRA Rule 5110 (g)(2).

Reports to Security Holders

We are not required to deliver an annual report to security holders. However, we intend to voluntarily send an annual report to security holders and this annual report will include audited financial statements. This prospectus and exhibits will be contained in a Form S-1 registration statement that will be filed with the Securities and Exchange Commission. We will become a reporting company after this prospectus has been declared effective by the Securities and Exchange Commission (“SEC”). As a reporting company we will file quarterly, annual, beneficial ownership and other reports with the SEC. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 100 F. Street NE., Washington, D.C. 20549. You may obtain information from the Public Reference Room by calling the SEC at 1800 SEC-0330 or (202) 551-8090. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

64

MARKET FOR OUR COMMON STOCK, DIVIDENDS AND

RELATED STOCKHOLDER INFORMATION

As of September 19, 2017, our company's common stock is quoted on the OTCQB under the symbol ABVC; prior thereto, since December 16, 2015, our symbol was MTOO.

The following table sets forth the quarterly high and low bid prices for the last two fiscal years.  The prices set forth below represent inter-dealer quotations, without retail markup, markdown or commission and may not be reflective of actual transactions.

	High	Low
Fiscal 2015
Quarter ended December 31, 2014	31.84	12.73
Quarter ended March 31, 2015	15.92	1.60
Quarter ended June 30, 2015	7.16	6.37
Quarter ended September 30, 2015	27.89	6.84
Fiscal 2016
Quarter ended December 31, 2015	7.96	7.96
Quarter ended March 31, 2016	7.96	1.62
Quarter ended June 30, 2016	2.00	1.00
Quarter ended September 30, 2016	2.00	2.00
Fiscal 2017
Quarter ended December 31, 2016	2.00	2.00
Quarter ended March 31, 2017	2.00	2.00
Quarter ended June 30, 2017	2.00	2.00

On September 19, 2017, the closing bid price of the common stock was $2.00.

Holders.  As of September 19, 2017, there were 171 stockholders of record and an aggregate of 213,746,647 shares of our common stock were issued and outstanding. Our common shares are issued in registered form.  The transfer agent of our company's common stock is Olde Monmouth Stock Transfer, Inc.

Dividend Policy. We have not paid any cash dividends on our common stock and have no present intention of paying any dividends on the shares of our common stock. Our current policy is to retain earnings, if any, for use in our operations and in the development of our business. Our future dividend policy will be determined from time to time by our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans. We do not have in effect any compensation plans under which our equity securities are authorized for issuance and we do not have any outstanding stock options.

65

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby have be passed upon for us by Hunter Taubman Fischer & Li LLC, New York, New York 10018.

EXPERTS

The audited consolidated financial statements of American BriVision (Holding) Inc. and subsidiaries included herein and elsewhere in the registration statement have been audited by Centurion ZD CPA Limited for the periods and to the extent set forth in their Report appearing herein and elsewhere in the registration statement. Such financial statements have been so included in reliance upon the report of such firm given upon the firm’s authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by that director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether that indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

66

Pages
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of September 30, 2016 and September 30, 2015	F-3
Consolidated Statements of Operations for the year ended September 30, 2016 and for the period from July 21, 2015 (inception) to September 30, 2015	F-4
Consolidated Statements of stockholders’ equity for the year ended September 30, 2016 and for the period from July 21, 2015 (inception) to September 30, 2015	F-5
Consolidated Statements of Cash Flows for the year ended September 30, 2016 and for the period from July 21, 2015 (inception) to September 30, 2015	F-6
Notes to the Consolidated Financial Statements	F-7

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of American BriVision Corporation and subsidiaries

We have audited the accompanying consolidated balance sheets of American BriVision Corporation and subsidiaries (“the Company”) as of September 30, 2016 and 2015 the related statements of operations, stockholders’ equity and cash flows for each of the years in the period ended September 30, 2016 and 2015.

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 2016 and 2015 and the results of its operations and its cash flows for each of the years in the period ended September 30, 2016 and 2015 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 2 to the financial statements, the financial statements for the years ended September 30, 2016 have been restated to correct misstatements in the research and development expenses and the typographical errors.

/s/ Centurion ZD CPA Limited

Certified Public Accountants

(Practising) Hong Kong

Dated: January 12, 2017

Except for Note 2 which was dated at May 22, 2017

F-2

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONSOLIDATED BALANCE SHEETS

	September 30, 2016	September 30, 2015
	(Restated)
Assets
Current assets
Cash	$173,537	$994,830
Prepayment	-	3,815
Total Current Assets	173,537	998,645

Deposit	3,815	3,815

Total Assets	$177,352	$1,002,460

Liabilities and Equity
Accounts Payable	18,370	-
Accrued expense	38,100	-
Other payable	-	300,000
Due to related party	6,500,000	22,517
Due to shareholder	-	46,586
Total Liabilities	6,556,470	369,103

Commitments and Contingencies

Stockholders’ equity (deficit)
Common Stock 360,000,000 authorized at $0.001 par value; shares issued and outstanding 210,821,647 and 166,273,921 at September 30, 2016 and September 30, 2015	210,822	166,274
Additional paid-in capital	4,733,461	1,132,685
Subscription receivable	-	(350,000)
Accumulated deficit	(11,323,401)	(315,602)
Total equity (deficit)	(6,379,118)	633,357
Total liabilities and equity (deficit)	$177,352	$1,002,460

* All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3.141 forward stock split, which was effective on April 8, 2016.

“The accompanying notes are an integral part of these consolidated financial statements.”

F-3

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended September 30, 2016	For the period From July 21, 2015 (inception) to September 30, 2015
	(Restated)
Revenues	$-	$-

Cost of sales	32	-

Gross loss	(32)	-

Operating expenses
Selling, general and administrative expenses	997,263	315,602
Research and development expenses	10,000,000	-

Net loss from operations	(10,997,295)	(315,602)

Other income(expenses)
Bank Interest Income	361	-
Gain on exchange differences	141	-
Interest Expense	(10,170)	-
Total Other Expenses	(9,668)	-

Loss from continuing operations before income taxes	(11,006,963)	(315,602)

Income taxes	(836)	-

Net loss	$(11,007,799)	$(315,602)

Basic and Diluted loss per share
Basic and diluted loss per share	(0.06)	(0.00)

Weighted average number of shares outstanding basic and diluted	193,981,153	160,823,831

* All shares outstanding for all periods have been retroactively restated to reflect Company’s 1 to 3.141 forward stock split, which was effective on April 8, 2016.

“The accompanying notes are an integral part of these consolidated financial statements.”

F-4

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common stock		Additional
	Number of		paid-in	Subscription	Accumulated	Stockholders’
	shares	Amount	capital	receivable	deficit	equity
			(Restated)		(Restated)
Balance at July 21, 2015 (inception)	159,622,964	$159,623	$1,087,378	$(350,000)	$-	$897,001
Issuance of common shares	6,650,957	6,651	45,307	-	-	51,958
Net loss for the period	-	-	-	-	(315,602)	(315,602)
Balance at September 30, 2015	166,273,921	166,274	1,132,685	(350,000)	(315,602)	633,357
Reverse merger recapitalization	42,359,253	42,359	(44,995)	-	-	(2,636)
Issuance of common shares	2,031,423	2,032	3,247,968	-	-	3,250,000
Stock based compensation	157,050	157	397,803	-	-	397,960
Receipt of subscription receivable	-	-	-	350,000	-	350,000
Net loss for the year	-	-	-	-	(11,007,799)	(11,007,799)
Balance at September 30, 2016 (Restated)	210,821,647	210,822	4,733,461	-	(11,323,401)	(6,379,118)

The accompanying notes are an integral part of these consolidated financial statements.

F-5

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONSOLIDATED STATEMENTS OF CASH FLOW

	For the year ended September 30, 2016	For the period From July 21, 2015 (inception) to September 30, 2015
	(Restated)	(Restated)
Cash flows from operating activities
Net loss from continuing operations	$(11,007,799)	$(315,602)
Adjustments to reconcile net loss to net cash used by operating activities:
Issuance of common stock for compensation and recapitalization	1,295,324	-
Change in operating assets and liabilities:
Increase in deposit	-	(3,815)
Decrease (increase) in prepayment	3,815	(3,815)
(Decrease) increase in other payable	(300,000)	300,000
(Decrease) increase in due to related party	6,477,483	22,517
Increase in accounts payable	18,370	-
Increase in accrued expense	38,100	-
Net cash used in operating activities	(3,474,707)	(715)

Cash flows from investing activities
Net cash provided by (used in) investing activities	-	-

Cash flows from financing activities
(Decrease) increase in due to shareholder	(46,586)	46,586
Proceeds from subscription receivable	350,000	-
Proceeds from issuance of shares	2,350,000	948,959
Net cash provided by financing activities	2,653,414	995,545
Effect of Exchange Rates On Cash	-	-
Net (decrease) increase in cash	(821,293)	994,830

Cash, beginning of period	994,830	-

Cash, end of period	$173,537	$994,830

Supplemental disclosure of cash flow information
Prepayment	-	-

Supplemental disclosure of cash flow information

Interest paid	$-	$-
Income taxes paid	$-	$-

“The accompanying notes are an integral part of these consolidated financial statements.”

F-6

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF SEPTEMBER 30, 2016 AND SEPTEMBER 30, 2015

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, thru the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets. BriVision had to predecessor operations prior to its formation on July 21, 2015.

REVERSE MERGER

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation, American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of the People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of the Company (the “BriVision Stock”).

Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger.

Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223(65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Because of the consummation of the Share Exchange, BriVision is now our wholly owned subsidiary and its shareholders own approximately 79.70% of our issued and outstanding common stock.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

Accounting Treatment of the Reverse Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and recorded at the historical cost basis of BriVision. In addition, the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the Combined Company from the closing date of the Share Exchange.

F-7

2. CORRECTIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

The Company discovered that it had erroneously stated that the research and development expenses were understated during the year ended September 30, 2016. Instead, our research and development expenses were $10,000,000 for the year ended September 30, 2016 and were restated in the Adjustments No. 1 column. Moreover, there were typographical errors on Selling, General and Administration expenses which were corrected in the Adjustments No. 2 column. For the year ended September 30, 2015, the Net cash used in the operating activities was mistyped from $(715) to $(517) and was corrected in this restatement.

The following tables present the effect of the corrections discussed above and other adjustments on selected line items of our previously reported consolidated financial statements as of and for the year ended September 30, 2016,

ITEMS	Previously Reported on Form 10K	Adjustments No.1	Adjustments No.2	Restated

Consolidated Balance Sheet
As of September 30, 2016
Due to related party	-	6,500,000	-	6,500,000
Total Liabilities	56,470	6,500,000	-	6,556,470
Additional paid-in capital	4,733,401	-	60	4,733,461
Accumulated deficit	(4,823,401)	(6,500,000)	-	(11,323,401)
Total equity (deficit)	120,882	(6,500,000)	-	(6,379,118)

Consolidated Statements of Operations and Comprehensive Loss
For the year ended September 30, 2016
Selling, general and administrative expenses	4,497,263	(3,500,060)	60	997,263
Research and development expenses	-	10,000,000	-	10,000,000
Net loss from operations	(4,497,295)	(6,499,940)	(60)	(10,997,295)
Loss from continuing operations before income taxes	(4,506,963)	(6,499,940)	(60)	(11,006,963)
Net Loss	(4,507,799)	(6,499,940)	(60)	(11,007,799)
Basic and diluted loss per share	(0.00)	(0.06)	(0.00)	(0.06)

Consolidated Statements of Cash Flow For the year ended September 30, 2016
Net loss from continuing operations	(4,507,799)	(6,499,940)	(60)	(11,007,799)
Issuance of common stock for compensation	1,295,324	(60)	60	1,295,324
(Decrease) increase in due to related party	(22,517)	6,500,000		6,477,483

Consolidated Statements of Cash Flow
For the year ended September 30, 2015
Net cash used in operating activities	(517)	-	(198)	(715)

As a result of the restatement of the consolidated balance sheets as of September 30, 2016, Due to related party and Total liabilities were increased by $6,500,000; changed from $0 to $6,500,000 and from $56,470 to $6,556,470. Additional paid in capital was increased by $60 and changed from $4,733,401 to $4,733,461. Accumulated deficit was increased by $6,500,000 and changed from $(4,823,401) to $(11,323,401). Total equity (deficit) was decreased by $6,500,000 and changed from $120,882 to $(6,379,118).

As a result of the restatement of the consolidated statements of operations and comprehensive loss for the year ended September 30, 2016, Selling, general and administrative expenses were decreased by $3,500,000 and changed from $4,497,263 to $997,263. Research and development expenses were increased by $10,000,000 and changed from $0 to $10,000,000. Net loss from operations was increased by $6,500,000 and changed from $(4,497,295) to $(10,997,295) Loss from continuing operations before taxes was increased by $6,500,000 and changed from $(4,506,963) to $(11,006,963). Net loss was increased by $6,500,000 and changed from $(4,507,799) to $(11,007,799). Basic and diluted loss per share were also increased by 0.06 and changed from $0 to $(0.06).

As a result of the restatement of the consolidated statements of cash flow for the year ended September 30, 2016, Net loss from continuing operations was increased by $6,500,000; changed from $(4,507,799) to $(11,007,799). Issuance of common stock for compensation did not have changes and stated as $1,295,324. (Decrease) increase in due to related party was increased by $6,500,000 and changed from $(22,517) to $6,477,483. There were no changes in Net cash used in operating activities.

As a result of the restatement of the consolidated statements of cash flow for the year ended September 30, 2015, Net cash used in operating activities was increased by $198 and changed from $(517) to $(715).

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States (“U.S. GAAP”).

F-8

This basis of accounting involves the application of accrual accounting and consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Forward Stock split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. The majority of the shareholders of the Company approved the amendment to Articles of Incorporation.

Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

-         Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

-         Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

-         Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of September 30, 2016.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of September 30, 2016, the Company’s cash and cash equivalents amounted $173,537. As of September 30, 2015, the Company’s cash and cash equivalents amounted $994,830. All of the Company’s cash deposits are held in a financial institution located in Taiwan where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

F-9

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred during the period from July 21, 2015 (inception) to September 30, 2016. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

As of September 30, 2016 and September 30, 2015, the Company’s income tax expense amounted $836 and $0, respectively.

Recent Accounting Pronouncements

From time to time, new accounting standards issued by the Financial Accounting Standards Board (“FASB”) or other standard setting bodies are adopted by the Company as of the specified effective date. Unless otherwise discussed, the Company believes that the impact of recently issued standards that are not yet effective will not have a material impact on its financial position or results of operations upon adoption. The recent accounting standards are not expected to have a material impact on the consolidated financial statements upon adoption.

4. GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $11,323,401 as of September 30, 2016. The Company also incurred net losses of $11,007,799 and negative cash flow of $821,293 during the year ended September 30, 2016. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These combined financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company upon signing of that agreement. On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the Collaborative Agreement, 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. $6,500,000 was wholly recorded as due to related party as of September 30, 2016.

This Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

The Company determined to fully expense the entire amount of $10,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence the entire amount is fully expensed as research and development expense.

5. COLLABORATIVE AGREEMENT

On December 29, 2015, American BriVision Corporation entered into a Collaborative Agreement with BioLite Inc., a related party, pursuant to which BioLite granted the Company sole licensing rights for drug and therapeutic use of five products: BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. Under the Collaborative Agreement, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

F-10

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

Pursuant to the Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the Collaborative Agreement, was to be paid by the Company upon signing of that agreement. On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the Collaborative Agreement, 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. $6,500,000 was wholly recorded as due to related party as of September 30, 2016.

This Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

The Company determined to fully expense the entire amount of $10,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence the entire amount is fully expensed as research and development expense.

6. RELATED PARTIES TRANSACTIONS

As of September 30, 2016 and September 30, 2015, the amount due to a related party, BioLite, Inc (“Biolite”) was $6,500,000 and $22,517 respectively.

As of September 30, 2016 and September 30, 2015, the amount due to shareholder, YuanGene Corporation, was $0 and $46,586 respectively.

7. ACCOUNTS PAYABLE

As of September 30, 2016 and September 30, 2015, the amount of Accounts Payable to LiteArt, Inc. was $18,370 and $0 respectively.

8. EQUITY

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921(52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

On February 17, 2016, pursuant to the 2016 Equity Incentive Plan (the “2016 Plan”), 157,050 (50,000 pre-stock split) shares were granted to the employees.

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 (the “Forward Stock Split”) and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

The majority of the shareholders of the Company approved the amendment to Articles of Incorporation.

F-11

On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to issue shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares, as part of our first installation of payment pursuant to the Milestone Payment. The shares issuance was completed in June 2016.

On August 26, 2016, the Company issued 1,468,750 shares (“Shares”) of the Company’s common stock, par value $0.001 (the “Offering”) to BioLite, Inc., a non-U.S. accredited investor (the “Purchaser”) pursuant to a certain Stock Purchase Agreement dated August 26, 2016 (the “SPA”). The Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act promulgated thereunder. Our sole director, Eugene Jiang, is a director of BioLite and it is therefore considered a related party.

The purchase price per share of the Offering is $1.60. The net proceeds to the Company from the Offering are approximately $2,350,000. The proceeds may be used for general corporate purposes.

9. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding during the year.

	For the Year Ended September 30, 2016	For the period from July 21, 2015 (Inception) to September 30, 2015

Numerator:
Net loss	$(11,007,799)	(315,602)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding - Basic	193,981,153	160,823,831
Stock options	-	-
Weighted-average shares outstanding - Diluted	193,981,153	160,823,831

Earnings per share
-Basic	(0.06)	0.00
-Diluted	(0.06)	0.00

Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

10. COMMITMENTS AND CONTINGENCIES

Operating Commitment

The total future minimum lease payments under the non-cancellable operating lease with respect to the office as of September 30, 2016 are payable as follows:

Remaining 2016	$5,948

Year ending September 30, 2017	23,793

Year ending September 30, 2018	17,845

Total	$47,586

Rental expense of the Company was $29,129 and nil for the year ended September 30, 2016 and 2015, respectively.

11. SUBSEQUENT EVENT

The Company evaluated and concluded that no subsequent events have occurred that would require recognition or disclosure in the consolidated financial statements.

F-12

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2017	September 30, 2016
	(Unaudited)	(Audited)
		(Restated)
Assets
Current assets
Cash	$8,053	$173,537
Total Current Assets	8,053	173,537

Deposit	-	3,815

Total Assets	$8,053	$177,352

Liabilities and Equity

Accounts Payable	-	18,370
Accrued expenses	103,130	38,100
Due to related party	953,000	6,500,000
Total Liabilities	1,056,130	6,556,470

Commitments and Contingencies

Stockholders’ equity (deficit)
Common Stock 360,000,000 authorized at $0.001 par value; shares issued and outstanding 213,746,647 and 210,821,647 at June 30, 2017 and September 30, 2016	213,747	210,822
Additional paid-in capital	10,586,464	4,733,461
Accumulated deficit	(11,848,288)	(11,323,401)
Total equity (deficit)	(1,048,077)	(6,379,118)
Total liabilities and equity (deficit)	$8,053	$177,352

“The accompanying notes are an integral part of these condensed consolidated financial statements.”

F-13

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the three months ended June 30, 2017	For the three months ended June 30, 2016

Revenues	$90,000	$-

Cost of sales	-	-

Gross loss	90,000	-

Operating expenses
Selling, general and administrative expenses	169,427	289,098
Research and development expenses	17,500	-
Stock based compensation	2,552	-
Total operating expenses	189,479	289,098
Net loss from operations	(99,479)	(289,098)

Other income(expense)
Bank Interest Income	100	361
Gain on exchange differences	-	89
Interest Expense	(28,500)	(3,753)
Total Other income (expenses)	(28,500)	(3,753)

Loss from continuing operations before income taxes	(127,879)	(292,401)

Income taxes expenses	-	(836)

Net loss	$(127,879)	$(293,237)

Basic and Diluted loss per share
Basic and diluted loss per share	(0.00)	(0.00)

Weighted average number of shares outstanding basic and diluted	213,746,647	208,779,424

“The accompanying notes are an integral part of these condensed consolidated financial statements.”

F-14

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the nine months ended June 30, 2017	For the nine months ended June 30, 2016

Revenues	$160,000	$-

Cost of sales	-	32

Gross profit/(loss)	160,000	(32)

Operating expenses
Selling, general and administrative expenses	562,930	349,486
Research and development expenses	67,848	10,000,000
Stock based compensation	5,928	-
Total operating expenses	636,706	10,349,486
Net loss from operations	(476,706)	(10,349,518)

Other income(expense)

Bank Interest Income	149	361
Sundry income	-	141
Interest Expense	(47,500)	(3,753)
Total Other income (expenses)	(47,351)	(3,251)

Loss from continuing operations before income taxes	(524,057)	(10,352,769)

Income taxes expenses	(830)	(836)

Net loss	$(524,887)	$(10,353,605)

Basic and Diluted loss per share
Basic and diluted loss per share	(0.00)	(0.05)

Weighted average number of shares outstanding basic and diluted	212,203,790	208,779,424

“The accompanying notes are an integral part of these condensed consolidated financial statements.”

F-15

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	For the nine months ended June 30, 2017	For the nine months ended June 30, 2016

Cash flows from operating activities
Net loss from continuing operations	$(524,887)	$(10,353,605)
Issuance of common stocks for compensation	5,928	897,521
Income taxes paid	(830)	-
Adjustments to reconcile net loss to net cash used by operating activities:
(Increase) decrease in deposit	3,815	-
(Increase) decrease in prepayment	-	3,815
Increase (decrease) in other payable	-	(300,000)
Increase (decrease) in due to related party	(647,000)	6,477,483
Increase (decrease) in accounts payable	(17,540)	11,446
Increase (decrease) in accrued expenses	65,030	-
Net cash used in operating activities	(1,115,484)	(3,263,340)

Cash flows from investing activities
Net cash provided by (used in) investing activities	-	-

Cash flows from financing activities
(Decrease) increase in due to shareholder	-	(46,586)
Proceeds from short term loans	-	2,050,000
Borrowings from related party	950,000	-
Proceeds from subscription receivable	-	350,000
Net cash provided by financing activities	950,000	2,353,414

Net decrease in cash	(165,484)	(909,926)

Cash, beginning of period	173,537	994,830

Cash, end of period	$8,053	$84,904
Non cash investing and financing activities
Prepayment	-	900,000
Supplemental disclosure of cash flow information
Interest paid	$-	$-
Income taxes paid	$-	$-

“The accompanying notes are an integral part of these condensed consolidated financial statements.”

F-16

American BriVision (Holding) Corporation.

(formerly METU BRANDS, INC.)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

AS OF JUNE 30, 2017, AND SEPTEMBER 30, 2016

(Unaudited)

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

American BriVision (Holding) Corporation (the “Company” or “Holding entity”), a Nevada corporation, thru the Company’s operating entity, American BriVision Corporation (“BriVision”), which was incorporated in July 2015 in the State of Delaware, engages in biotechnology and focuses on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions (such as Memorial Sloan Kettering Cancer Center (“MSKCC”) and MD Anderson Cancer Center), conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

REVERSE MERGER

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among American BriVision (Holding) Corporation (the “Company”), American BriVision Corporation (“BriVision”), Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People Republic of China (“Euro-Asia”), being the owners of record of 52,336,000 shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 52,936,583 shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 51,945,225 shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision.  Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing.  There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

Because of the consummation of the Share Exchange, BriVision is now our wholly owned subsidiary and its shareholders own approximately 79.70% of our issued and outstanding common stock.

Following the Share Exchange, we have abandoned our prior business plan and we are now pursuing BriVision’s historical businesses and proposed businesses, which focus on the development of new drugs and innovative medical devices to fulfill unmet medical needs.  The business model of the Company is to integrate research achievements from world-famous institutions, conduct clinical trials of translational medicine for Proof of Concept (“POC”), out-license to international pharmaceutical companies, and exploit global markets.

Accounting Treatment of the Reverse Merger

For financial reporting purposes, the Share Exchange represents a “reverse merger” rather than a business combination and BriVision is deemed the accounting acquirer in the transaction. The Share Exchange is being accounted for as a reverse-merger and recapitalization. BriVision is the acquirer for financial reporting purposes and the Company is the acquired company. Consequently, the assets and liabilities and the operations reflected in the historical financial statements prior to the Share Exchange will be those of BriVision and recorded at the historical cost basis of BriVision. In addition, the consolidated financial statements after completion of the Share Exchange will include the assets and liabilities of the Company and BriVision, and the historical operations of BriVision and operations of the Combined Company from the closing date of the Share Exchange.

F-17

2. CORRECTIONS TO PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENTS

The Company has filed an amendment to its Quarterly Report, originally filed on August 15, 2016, on Form 10-Q for the period ended June 30, 2016 on February 22, 2017.

The Company discovered that there was a delay of accrual for the two payments in total of $10,000,000 as set forth in the Collaborative Agreement: 1) 3.5% of total payment related to the upfront payment shall be made upon the execution of the Collaborative Agreement; and 2) 6.5% of the total payment shall be made upon the first IND submission (which was submitted in March 2016). It had erroneously stated that the research and development expenses were $0 and $0 for the nine months ended June 30, 2016. Instead, our research and development expenses were $6,500,000 and $10,000,000 for the nine months ended June 30, 2016.

The Company restated the consolidated financial statements for the above period in order to record the related liability and expense in the correct period, as well as providing necessary revision for the footnotes of related parties transactions and commitments and contingencies to reflect a more accurate disclosure. No other sections were affected, but for the convenience of the reader, the Company included the following tables that present the effect of the correction discussed above and other adjustments on selected line items of our previously reported consolidated financial statements as of and for the period ended June 30, 2016.

For presentation purpose, certain items on the consolidated statements of cash flow for the period ended June 30, 2016 were changed according to the changes in the consolidated balance sheet. In addition, certain items were reclassified from financing activities to operating activities or from operating activities to financing activities. Details of changes are presented in the following tables.

	As of and for the Period Ended June 30, 2016
ITEMS	Previously Reported	Adjustments	Restated

Consolidated Statements of Balance Sheets
Prepayment	3,500,000	(3,500,000)	-
Due to related party	-	6,500,000	6,500,000
Accumulated deficit	(669,207)	(10,000,000)	(10,669,207)

Consolidated Statements of Operations and Comprehensive Loss
For the nine months ended June 30, 2016
Research and development expenses	-	10,000,000	10,000,000
Net Loss	(352,796)	(10,000,000)	(10,352,796)
Basic and diluted loss per share	(0.00)	(0.05)	(0.05)

Consolidated Statements of Cash Flow
Net loss from operating activities	(353,605)	(10,000,000)	(10,353,605)
Issuance of common stock for compensation	-	897,521	897,521
(Increase) decreases in prepayment	(3,496,185)	3,500,000	3,815
(Increase) decrease in due from related party	350,000	(350,000)	-
Increase (decrease) in due to related party	(22,517)	6,500,000	6,477,483
Increase (decrease) in due to shareholder	(46,586)	46,586	-
Net cash used in operating activities	(3,857,447)	594,107	(3,263,340)

(Increase) decrease in due to shareholder	-	(46,586)	(46,586)
Proceeds from subscription receivable	-	350,000	350,000
Proceeds from issuance of common stock	897,521	(897,521)	-
Net cash used in financing activities	2,947,521	(594,107)	(2,353,414)

The Company discovered that it had erroneously stated that the research and development expenses were understated during the year ended September 30, 2016. Instead, our research and development expenses were $10,000,000 for the year ended September 30, 2016 and were restated in the Adjustments No. 1 column. Moreover, there were typographical errors on Selling, General and Administration expenses which were corrected in the Adjustments No. 2 column. For the year ended September 30, 2015, the Net cash used in the operating activities was mistyped from $(715) to $(517) and was corrected in this restatement.

F-18

The following tables present the effect of the corrections discussed above and other adjustments on selected line items of our previously reported consolidated financial statements as of and for the year ended September 30, 2016,

	Previously Reported on Form 10K	Adjustments No.1	Adjustments No.2	Restated

Consolidated Balance Sheet
As of September 30, 2016
Due to related party	-	6,500,000	-	6,500,000
Total Liabilities	56,470	6,500,000	-	6,556,470
Additional paid-in capital	4,733,401	-	60	4,733,461
Accumulated deficit	(4,823,401)	(6,500,000)	-	(11,323,401)
Total equity (deficit)	120,882	(6,500,000)	-	(6,379,118)

Consolidated Statements of Operations and Comprehensive Loss
For the year ended September 30, 2016
Selling, general and administrative expenses	4,497,263	(3,500,060)	60	997,263
Research and development expenses	-	10,000,000	-	10,000,000
Net loss from operations	(4,497,295)	(6,499,940)	(60)	(10,997,295)
Loss from continuing operations before income taxes	(4,506,963)	(6,499,940)	(60)	(11,006,963)
Net Loss	(4,507,799)	(6,499,940)	(60)	(11,007,799)
Basic and diluted loss per share	(0.00)	(0.06)	(0.00)	(0.06)
Consolidated Statements of Cash Flow
For the year ended September 30, 2016
Net loss from continuing operations	(4,507,799)	(6,499,940)	(60)	(11,007,799)
Issuance of common stock for compensation	1,295,324	(60)	60	1,295,324
(Decrease) increase in due to related party	(22,517)	6,500,000		6,477,483

Consolidated Statements of Cash Flow
For the year ended September 30, 2015
Net cash used in operating activities	(517)	-	(198)	(715)

As a result of the restatement of the consolidated balance sheets as of September 30, 2016, Due to related party and Total liabilities were increased by $6,500,000; changed from $0 to $6,500,000 and from $56,470 to $6,556,470. Additional paid in capital was increased by $60 and changed from $4,733,401 to $4,733,461. Accumulated deficit was increased by $6,500,000 and changed from $(4,823,401) to $(11,323,401). Total equity (deficit) was decreased by $6,500,000 and changed from $120,882 to $(6,379,118).

As a result of the restatement of the consolidated statements of operations and comprehensive loss for the year ended September 30, 2016, Selling, general and administrative expenses were decreased by $3,500,000 and changed from $4,497,263 to $997,263. Research and development expenses were increased by $10,000,000 and changed from $0 to $10,000,000. Net loss from operations was increased by $6,500,000 and changed from $(4,497,295) to $(10,997,295) Loss from continuing operations before taxes was increased by $6,500,000 and changed from $(4,506,963) to $(11,006,963). Net loss was increased by $6,500,000 and changed from $(4,507,799) to $(11,007,799). Basic and diluted loss per share were also increased by 0.06 and changed from $0 to $(0.06).

As a result of the restatement of the consolidated statements of cash flow for the year ended September 30, 2016, Net loss from continuing operations was increased by $6,500,000; changed from $(4,507,799) to $(11,007,799). Issuance of common stock for compensation did not have changes and stated as $1,295,324. (Decrease) increase in due to related party was increased by $6,500,000 and changed from $(22,517) to $6,477,483. There were no changes in Net cash used in operating activities.

As a result of the restatement of the consolidated statements of cash flow for the year ended September 30, 2015, Net cash used in operating activities was increased by $198 and changed from $(517) to $(715).

F-19

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying audited financial statements and related notes have been prepared in accordance with generally accepted accounting principles in the United States of America (U.S. GAAP). This basis of accounting involves the application of accrual accounting. Consequently, revenues and gains are recognized when earned, and expenses and losses are recognized when incurred. The Company’s financial statements are expressed in U.S. dollars. The condensed financial statements include all adjustments that, in the opinion of management, are necessary in order not to make the financial statements misleading.

Certain information and footnote disclosure normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted. The results of operations for the periods ended June 30, 2017 are not necessarily indicative of the operating results for the full year.

Basis of Consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary, American BriVision Corporation ("BriVision").  All intercompany transactions, balances and any unrealized profit and losses have been eliminated on consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amount of revenues and expenses during the reporting periods. Actual results could differ materially from those results.

Reclassifications

We have reclassified certain prior period amounts within our consolidated financial statements and accompanying notes to conform to our current period presentation. These reclassifications did not affect total revenue, operating income, operating cash flows or net loss.

Forward Stock split

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to effect a forward split at a ratio of 1 to 3.141 and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016. The majority of the shareholders of the Company approved the amendment to Articles of Incorporation.

Fair Value Measurements

The Company applies the provisions of ASC Subtopic 820-10, “Fair Value Measurements”, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements.  ASC 820 also establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.  When determining the fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

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ASC 820 establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes three levels of inputs to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

There were no assets or liabilities measured at fair value on a recurring basis subject to the disclosure requirements of ASC 820 as of June 30, 2017.

Cash and Cash Equivalents

The Company considers highly liquid investments with maturities of three months or less, when purchased, to be cash equivalents. As of June 30, 2017, the Company’s cash and cash equivalents amounted $8,053. As of September 30, 2016, the Company’s cash and cash equivalents amounted $173,537. All of the Company’s cash deposits are held in a financial institution located in where there is currently regulation mandated on obligatory insurance of bank accounts. The Company believes this financial institution is of high credit quality.

Research and Development Expenses

The Company accounts for the cost of using licensing rights in research and development cost according to ASC Topic 730-10-25-1. This guidance provides that absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses when incurred.

Stock-based Compensation

The Company measures expense associated with all employee share-based compensation awards using a fair value method and recognizes such expense in the consolidated financial statements on a straight-line basis over the requisite service period in accordance with ASC Topic 718 “Compensation-Stock Compensation”

The Company accounted for stock-based compensation to non-employees in accordance with ASC Topic 505-50 ”Equity-Based Payments to Non-Employees" which requires that the cost of services received from non-employees is measured at fair value at the earlier of the performance commitment date or the date service is completed and recognized over the period the service is provided.

Stock-based compensation expenses were recorded in general and administrative expenses and research and development expenses.

Income Taxes

The Company accounts for income taxes using the asset and liability approach which allows the recognition and measurement of deferred tax assets to be based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will expire before the Company is able to realize their benefits, or future deductibility is uncertain.

F-21

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The evaluation of a tax position is a two-step process. The first step is to determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigations based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefits recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer satisfied. Penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the year incurred. No significant penalty or interest relating to income taxes has been incurred during the period from July 21, 2015 (inception) to June 30, 2017. GAAP also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition.

As of June 30, 2017 and June 30, 2016, the Company’s income tax expense amounted $830 and $836, respectively.

Earnings Per Share of Common Stock

The Company reports earnings (loss) per share in accordance with ASC Topic 260-10 "Earnings per Share." Basic earnings (loss) per share are computed by dividing income (loss) available to common shareholders by the weighted average number of common shares available.

Commitments and Contingencies

The Company has adopted ASC Topic 450 “Contingencies” subtopic 20, in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available before financial statements are issued or are available to be issued indicates that it is probable that an assets had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Recent Accounting Pronouncements

Revenue Recognition:     In May 2014, the FASB issued Accounting Standards Update No. 2014-09, Revenue from Contracts with Customers: Topic 606 (ASU 2014-09), to supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. ASU 2014-09 is effective for us in our first quarter of fiscal 2018 using either of two methods: (i) retrospective to each prior reporting period presented with the option to elect certain practical expedients as defined within ASU 2014-09 (full retrospective method); or (ii) retrospective with the cumulative effect of initially applying ASU 2014-09 recognized at the date of initial application and providing certain additional disclosures as defined per ASU 2014-09 (modified retrospective method). We are currently assessing the materiality of the impact to our consolidated financial statements, and have not yet selected a transition approach.

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Disclosure of Going Concern Uncertainties:     In August 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (ASU 2014-15), to provide guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and to provide related footnote disclosures. ASU 2014-15 is effective for us in our fourth quarter of fiscal 2017 with early adoption permitted. We do not believe the impact of our pending adoption of ASU 2014-15 on the Company’s financial statements will be material.

Leases: In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-2”), which provides guidance on lease amendments to the FASB Accounting should Standard Codification. This ASU will be effective for us beginning in May 1, 2019. We are currently in the process of evaluating the impact of the adoption of ASU 2016-2on our consolidated financial statements.

Stock-based Compensation:    In March 2016, the FASB issued ASU 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (ASU 2016-09). ASU 2016-09 changes how companies account for certain aspects of stock-based awards to employees, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for us in the first quarter of 2018, and earlier adoption is permitted. We are still evaluating the effect that this guidance will have on our consolidated financial statements and related disclosures.

Financial Instruments - Credit Losses: In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): The amendments in this Update require a financial asset (or a group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected. The amendments broaden the information that an entity must consider in developing its expected credit loss estimate for assets measured either collectively or individually. The use of forecasted information incorporates more timely information in the estimate of expected credit loss, which will be more decision useful to users of the financial statements. ASU 2016-13 is effective for the Company for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is allowed as of the fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is still evaluating the effect that this guidance will have on the Company’s consolidated financial statements and related disclosures.

Statement of Cash Flows: In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): The amendments in this Update apply to all entities, including both business entities and not-for-profit entities that are required to present a statement of cash flows under Topic 230. The amendments in this Update provide guidance on the following eight specific cash flow issues. The amendments are an improvement to GAAP because they provide guidance for each of the eight issues, thereby reducing the current and potential future diversity in practice described above. ASU 2016-15 is effective for the Company for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company is still evaluating the effect that this guidance will have on the Company’s consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): “Restricted Cash”(“ASU 2016-18”). ASU 2016-18 requires that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 will become effective for us beginning April 1, 2018, or fiscal 2019. ASU 2016-18 is required to be applied retrospectively. Upon the adoption, amounts described as restricted cash will be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows.

Business Combination: In January 2017, the FASB issued ASU No. 2017-1 “Topic 805, Business Combinations: Clarifying the Definition of a Business”. The amendments in this update provide a screen to determine when a set is not a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This screen reduces the number of transactions that need to be further evaluated. The amendments in this update affect all reporting entities that must determine whether they have acquired or sold a business. Public business entities should apply the amendments in this update to annual periods beginning after December 15, 2017, including interim periods within those periods. All other entities should apply the amendments to annual periods beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019. We do not expect the adoption of ASU 2017-1 to have a material impact on our consolidated financial statements.

From time to time, new accounting pronouncements are issued by FASB that are adopted by the Company as of the specified effective date. If not discussed, management believes that the impact of recently issued standards, which are not yet effective, will not have a material impact on the Company's financial statements upon adoption. Management does not believe that any recently issued, but not yet effective accounting pronouncements, when adopted, will have a material effect on the accompanying financial statements

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4. GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred losses since its inception resulting in an accumulated deficit of $11,848,288 as of June 30, 2017. The Company also incurred net losses of $524,887 and negative cash flow of $165,484 for the nine months ended June 30, 2017. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company upon signing of that agreement. On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016. Pursuant to the Collaborative Agreement, 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. On February 2017, the Company agreed to pay this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of our common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares. The cash payment and shares issuance were completed in February 2017.

This Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

5. COLLABORATIVE AGREEMENT

On December 29, 2015, American BriVision Corporation entered into a Collaborative Agreement with BioLite Inc., a related party, pursuant to which BioLite granted the Company sole licensing rights for drug and therapeutic use of five products: BLI-1005 CNS-Major Depressive Disorder; BLI-1008 CNS-Attention Deficit Hyperactivity Disorder; BLI-1401-1 Anti-Tumor Combination Therapy-Solid Tumor with Anti-PD-1; BLI-1401-2 Anti-Tumor Combination Therapy-Triple Negative Breast Cancer; and BLI-1501 Hematology-Chronic Lymphocytic Leukemia, in USA and Canada. Under the Collaborative Agreement, American BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value, according to the following schedule:

●	upfront payment shall upon the signing of this Collaborative Agreement: 3.5% of total payment. After receiving upfront payment from BriVision, BioLite has to deliver all data to BriVision in one week.

●	upon the first IND submission, BriVision shall pay, but no later than December 15, 2016: 6.5% of total payment. After receiving second payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of first phase II clinical trial, BriVision shall pay, but no later than September 15, 2017: 15% of total payment. After receiving third payment from BriVision, BioLite has to deliver phase II clinical study report to BriVision in three months.

●	upon the phase III IND submission, BriVision shall pay, but no later than December 15, 2018: 20% of total payment. After receiving forth payment from BriVision, BioLite has to deliver IND package to BriVision in one week.

●	at the completion of phase III, BriVision shall pay, but no later than September 15, 2019:25% of total payment. After receiving fifth payment from BriVision, BioLite has to deliver phase III clinical study report to BriVision in three months.

●	upon the NDA submission, BriVision shall pay, but no later than December 15, 2020, BriVision shall pay: 30% of total payment. After receiving sixth payment from BriVision, BioLite has to deliver NDA package to BriVision in one week.

Pursuant to the Collaborative Agreement, an upfront payment of $3,500,000 (the “Milestone Payment”), which is 3.5% of total payments due under the Collaborative Agreement, was to be paid by the Company upon signing of that agreement. On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to pay the Milestone Payment to BioLite $2,600,000 in cash and $900,000 in newly issued shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares. The cash payment and shares issuance were completed in June 2016.

Pursuant to the Collaborative Agreement, 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. In February 2017, the Company remitted this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of our common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares.

This Collaborative Agreement shall, once signed by both Parties, remain in effect for fifteen years as of the first commercial sales of the Product in the Territory and automatically renew for five more years unless either party gives the other party six month written notice of termination prior to the expiration date of the term.

The Company determined to fully expense the entire amount of $10,000,000 since currently the related licensing rights do not have alternative future uses. According to ASC 730-10-25-1, absent alternative future uses the acquisition of product rights to be used in research and development activities must be charged to research and development expenses immediately. Hence, the entire amount is fully expensed as research and development expense.

On January 12, 2017, BriVision entered into an addendum (the “Addendum”) to the Collaborative Agreement (collectively, the “Latest Collaborate Agreement”).

On May 26, 2017, we entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation, a corporation incorporated under the laws of Taiwan (“Rgene”), to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum.

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Under the terms of the Co-Dev Agreement, Rgene will pay to the Company $3,000,000 in cash or stock by August 15, 2017 in three installments. As of this periodic report, we have received $240,000 in cash. We are still in discussion with Rgene with respect to the schedule of the outstanding balance. The Company is entitled to receive 50% of the future net licensing income or net sales profit, if any, and any development cost shall be equally shared by both Parties.

6. RELATED PARTIES BALANCES AND TRANSACTIONS

The following is a list of related parties to which the Company has transactions with:

Eugene Jiang is the Chief Executive Officer of the Company, the owner of BioLite, Inc and one of the directors and common stock shareholders of BioFirst Corporation.

Amount due to related party

Amount due to related party consisted of the following as of the periods indicated:

	June 30, 2017	September 30, 2016

BioLite, Inc	$-	$6,500,000
BioFirst Corporation	950,000	-
YuanGene Corporation	3,000	-
Balance as at the ended of the period / year	$953,000	$6,500,000

Related party transactions

Unsecured borrowings from related parties consisted of the following for the periods indicated:

	June 30, 2017	September 30, 2016

BioFirst Corporation	$950,000	$-
YuanGene Corporation	3,000	-
Total	$953,000	$-

On January 26, 2017, the Company entered into a loan agreement with the lender party thereto, BioFirst Corporation, a company incorporated in Taiwan, Republic of China, for a total commitment (non-secured indebtedness) of $950,000 to meet its working capital needs. Under the terms of the loan agreement, the loan bears interest at 1% per month (or equivalent to 12% per annum) and the Company is required to remit the interest payment monthly to the lender. The loan will be matured on February 1, 2018.

During the quarter ended December 31, 2016, the Company provided a one-time consulting service to LionGene Corporation, a shareholder of the Company for $70,000.

On May 26, 2017, the Company entered into a co-development agreement (the “Co-Dev Agreement”) with Rgene Corporation, a shareholder of the Company, to co-develop and commercialize certain products that are included in the Sixth Product as defined in the Addendum with Biolite. Per the payment term, $90,000 which is 3% of the total agreement of $3,000,000 to be paid by Rgene, was received upon signing of the agreement by both parties.

Interest expense related to this indebtedness is $28,500 and $0 for the three months ended June 30, 2017 and 2016, respectively and $47,500 and $0 for the nine months ended June 30, 2017 and 2016, respectively. Accrued interest related to this borrowing is $9,500 and $0 as of June 30, 2017 and September 30, 2016, respectively.

7. ACCRUED EXPENSES AND OTHER PAYABLES

Accrued expenses and other payables as of June 30, 2017 and September 30, 2016 consisted of:

	June 30, 2017	September 30, 2016
Accruals for consulting fee	$31,640	$23,100
Accruals for audit fee	19,000	15,000
Accruals for interest expense	9,500	-
Accruals for rental expense	42,990	-
Total accrued expenses and other payables	$103,130	$38,100

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8. EQUITY

During October 2015, $350,000 of subscription receivable was fully collected from the shareholders.

On February 8, 2016, a Share Exchange Agreement (“Share Exchange Agreement”) was entered into by and among the Company, BriVision, Euro-Asia Investment & Finance Corp. Limited, a company incorporated under the laws of Hong Kong Special Administrative Region of People's Republic of China (“Euro-Asia”), being the owners of record of 164,387,376 (52,336,000 pre-stock split) shares of common stock of the Company, and the owners of record of all of the issued share capital of BriVision (the “BriVision Stock”). Pursuant to the Share Exchange Agreement, upon surrender by the BriVision Shareholders and the cancellation by BriVision of the certificates evidencing the BriVision Stock as registered in the name of each BriVision Shareholder, and pursuant to the registration of the Company in the register of members maintained by BriVision as the new holder of the BriVision Stock and the issuance of the certificates evidencing the aforementioned registration of the BriVision Stock in the name of the Company, the Company should issue 166,273,921 (52,936,583 pre-stock split) shares (the “Acquisition Stock”) (subject to adjustment for fractionalized shares as set forth below) of the Company’s common stock to the BriVision Shareholders (or their designees), and 163,159,952 (51,945,225 pre-stock split) shares of the Company’s common stock owned by Euro-Asia should be cancelled and retired to treasury. The Acquisition Stock collectively should represent 79.70% of the issued and outstanding common stock of the Company immediately after the Closing, in exchange for the BriVision Stock, representing 100% of the issued share capital of BriVision in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of BriVision’s common stock were converted, at an exchange ratio of 0.2536-for-1, into an aggregate of 166,273,921(52,936,583 pre-stock split) shares of Company’s common stock and BriVision became a wholly owned subsidiary, of the Company. The holders of Company’s common stock as of immediately prior to the Merger held an aggregate of 205,519,223 (65,431,144 pre-stock split) shares of Company’s common stock, Because of the exchange of the BriVision Stock for the Acquisition Stock (the “Share Exchange”), BriVision became a wholly owned subsidiary (the “Subsidiary”) of the Company and there was a change of control of the Company following the closing. There were no warrants, options or other equity instruments issued in connection with the share exchange agreement.

On February 17, 2016, pursuant to the 2016 Equity Incentive Plan (the “2016 Plan”), 157,050 (50,000 pre-stock split) shares were granted to the employees.

On March 21, 2016, the Board of Directors of the Company approved an amendment to Articles of Incorporation to affect a forward split at a ratio of 1 to 3.141 (the “Forward Stock Split”) and increase the number of our authorized shares of common stock, par value $0.001 per share, to 360,000,000, which was effective on April 8, 2016.

The majority of the shareholders of the Company approved the amendment to Articles of Incorporation.

On May 6, 2016, we and BioLite agreed to amend the Collaborative Agreement, through entry into the Milestone Payment Agreement, whereby we have agreed to issue shares of our common stock, at the price of $1.60 per share, for an aggregate number of 562,500 shares, as part of our first installation of payment pursuant to the Milestone Payment. The shares issuance was completed in June 2016.

On August 26, 2016, the Company issued 1,468,750 shares (“Shares”) of the Company’s common stock, par value $0.001 (the “Offering”) to BioLite, Inc., a non-U.S. accredited investor (the “Purchaser”) pursuant to a certain Stock Purchase Agreement dated August 26, 2016 (the “SPA”). The Shares are exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation S of the Securities Act promulgated thereunder. Our sole director, Eugene Jiang, is a director of BioLite and it is therefore considered a related party.

The purchase price per share of the Offering is $1.60. The net proceeds to the Company from the Offering are approximately $2,350,000. The proceeds may be used for general corporate purposes.

Pursuant to the Collaborative Agreement with BioLite, Inc. a related party, as discussed in Note 5 above, BriVision should pay a total of $100,000,000 in cash or stock of BriVision with equivalent value according to the milestone achieved. The agreement requires that 6.5% of total payment, $6,500,000 shall be made upon the first IND submission which was submitted in March 2016. In February 2017, the Company remitted this amount to BioLite with $650,000 in cash and $5,850,000 in the form of newly issued shares of our common stock, at the price of $2.0 per share, for an aggregate number of 2,925,000 shares.

On October 1, 2016, the Company entered into a Consulting Agreement with Kazunori Kameyama (“Kameyama”) for the provision of services related to the clinical trials and other administrative work, public relation work, capital raising, trip coordination, In consideration for providing such services, the Company agreed to indemnify the consultant in an amount of $150 per hour in cash up to $3,000 per month, and issue to Kameyama the Company’s common stock at $1.00 per share for any amount exceeding $3,000. The Company’s stocks will be calculated and issued in December every year. The contract will be terminated on September 30, 2017. For the nine months ended on June 30, 2017, the Company recognized (as appropriate relative to the periods and manner that the Company would recognize cash payments under the same arrangement) the cost of the appropriate number of the 1,688 shares at the current fair value as of December 31, 2016 and June 30, 2017. The stock-based compensation related to this consulting agreement was $5,928 for the nine months ended on June 30, 2017.

Pursuant to ASC 505-50-30, the transactions with the non-employees were measured based on the fair value of the equity instruments issued as the Company determined that the fair value of the equity instruments issued in a share-based payment transaction with nonemployees was more reliably measurable than the fair value of the consideration received. The Company measured the fair value of the equity instruments in these transactions using the stock price on the date at which Kameyama’s commitment for performance is reached.

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9. EARNINGS PER SHARE

Basic earnings per share is computed by dividing net loss by the weighted-average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net loss by the weighted-average number of common shares and dilutive potential common shares outstanding during the year.

	For the Three Months Ended June 30,	For the Three Months Ended June 30,	For the Nine Months Ended June 30,	For the Nine Months Ended June 30,
	2017	2016	2017	2016
Numerator:
Net loss	$(127,879)	$(293,237)	$(524,887)	$(10,353,605)

Denominator:
Weighted-average shares outstanding:
Weighted-average shares outstanding – Basic & Diluted	213,746,647	208,779,424	212,203,790	208,779,424

Earnings per share
-Basic & Diluted	(0.00)	(0.00)	(0.00)	(0.05)

Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock.

10. COMMITMENTS AND CONTINGENCIES

Operating Commitment

The total future minimum lease payments under the non-cancellable operating lease with respect to the office as of June 30, 2017 are payable as follows:

Year ending September 30, 2017	14,802

Total	$14,802

Rental expense of the Company was $23,640 and $7,727 for the three months ended June 30, 2017 and 2016, respectively, and $56,380 and $20,291 for the nine months ended June 30, 2017 and 2016, respectively.

11. SUBSEQUENT EVENT

On July 24, 2017, the Company entered into a collaborative agreement (the “Collaborative Agreement”) with BioFirst Corporation (“BioFirst”), a corporation incorporated under the laws of Taiwan, pursuant to which BioFirst granted us the global license for medical use of the product (the “Product”): BFC-1401 Vitreous Substitute for Vitrectomy. BioFirst is a related party to the Company as Eugene Jiang, Chief Executive Officer of the Company, is one of the directors and common stock shareholders of BioFirst.

According to the Collaborative Agreement, we will co-develop and commercialize the Product with BioFirst and pay BioFirst $3,000,000 (the “Total Payment”) in cash or stock by September 30, 2018 in two installments. An upfront payment of $300,000, representing 10% of the Total Payment due under the Collaborative Agreement, was paid by us upon signing of the Collaborative Agreement. No payment has incurred as of this quarterly report.

The Company is entitled to receive 50% of the future net licensing income

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American BriVision (Holding) Corporation

55,453,224 Shares of Common Stock

Until ____________________, 2017 all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus dated September 22, 2017.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses we expect to incur in connection with the sale of the shares being registered. All such expenses are estimated except for the SEC and FINRA registration fees.

SEC registration fee	$6,528
Printing expenses*	$3,550
Fee and expenses of counsel for the Company*	$3,500
Fee and expenses of accountants for Company*	$0
Miscellaneous*	$500
Total*	$14,078

*	Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company’s articles of incorporation that is not the case with our articles of incorporation. Excepted from that immunity are:

(1)  a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

(2)  a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

(3)  a transaction from which the director derived an improper personal profit; and

(4)  willful misconduct.

Our Articles of Incorporation permits us to indemnify our officers and directors to the fullest extent authorized or permitted by law in connection with any proceeding arising by reason of the fact any person is or was our officer or director. Notwithstanding this indemnity, a director shall be liable to the extent provided by law for any liability incurred by him by his own fraud or willful default.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law. Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advance of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

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ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

Recent Sales of Unregistered Equity Securities

As more fully described above, in connection with the Exchange Agreement, the Company issued a total of 52,936,583 shares of our common stock to our shareholders. Reference is made to the disclosures set forth under Item 2.01 of this Form 8-K, which disclosures are incorporated herein by reference. The issuance of the common stock to the our shareholders pursuant to the Exchange Agreement was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation S of the Securities Act.

In September 2015, 30,000,000 shares of common stock was issued to Shulamit Lazar – the Company’s former CEO - for her initial $20,000 deposit to purchase the company; she also received another 30,000,000 shares in September 2015 pursuant to an employment agreement.

Innovation Consulting LLC paid $5,000 for 271 shares of preferred stock. The shares converted into 5,420,000 shares of common stocks on November 30, 2015. These shares were sold to Euro-Asia Investment & Finance Corp. Limited on December 18, 2015.

On May 6, 2016, we issued an aggregate number of 562,500 shares to BioLite pursuant to certain Milestone Payment Agreement. The issuance of the shares of common stock to BioLite was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act and Regulation S of the Securities Act.

On August 26, 2016, we issued an aggregate number of 1,468,750 newly issued restricted shares to BioLite pursuant to certain Stock Purchase Agreement. The issuance of the shares of common stock to BioLite was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act and Regulation S of the Securities Act.

In February 2017, we issued 2,925,000 shares to BioLite at a price of $2.0 per share for a total consideration of $5,850,000 as a part of the payment under the the Collaborative Agreement with BioLite. The issuance of the common stock to BioLite was exempt from registration in reliance upon Section 4(a)(2) of the Securities Act.

Repurchases of Equity Securities

We have not repurchased any equity securities during the periods covered by this Report.

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ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a). Exhibits

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1	Share Exchange Agreement, dated February 8, 2016 (1)
3.1	Articles of Incorporation of the Company (2)
3.2	Bylaws of the Company (3)
3.3	Certificate of Amendment to Articles of Incorporation filed on March 21, 2016 (4)
3.4	Certificate of Amendment to Articles of Incorporation filed on December 21, 2016 *
5.1	Legal Opinion of Hunter Taubman Fischer & Li, LLC +
10.1	Collaborative Agreement with BioLite Inc., dated December 29, 2015 (5)
10.2	Collaborative Agreement and Milestone Payment Agreement with BioLite Inc., dated June 9, 2016 (6)
10.3	Employment Agreement with Kira Huang *
10.4	Addendum to the Collaborative Agreement dated January 12, 2017(7)
10.5	Co-Development Agreement with Rgene Corporation, dated May 26, 2017(8)
10.6	Collaborative Agreement with BioFirst Corporation on July 24, 2017 (9)
10.7	Employment Agreement with Howard Doong (10)
10.8	Employment Agreement with Chun Mu Hung (11)
10.9	Employment Agreement with Chi-Hsin Richard King (12)
14.1	Code of Ethics *
21.1	Subsidiaries of the Registrant *
23.1	Consent of Centurion ZD CPA Limited+
23.2	Consent of Hunter Taubman Fischer & Li, LLC (included in Exhibit 5.1)

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document XBRL

101.PRE***	Taxonomy Extension Presentation Linkbase Document

*	Previously filed
+	Filed herewith
***	XBRL (Extensible Business Reporting Language) information is furnished and not filed herewith, is not a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.
(1)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report of Form 8-K, filed on February 16, 2016.
(2)	Incorporated by reference to Exhibit 3.01 to the Company’s Form SB-2 filed on June 28, 2002
(3)	Incorporated by reference to Exhibit 3.02 to the Company’s Form SB-2, filed on June 28, 2002
(4)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 28, 2016.
(5)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report of Form 8-K, filed on February 16, 2016.
(6)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 9, 2016.
(7)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2017.
(8)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 30, 2017.
(9)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report of Form 8-K, filed on July 24, 2017.
(10)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K, filed on September 20, 2017.
(11)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed on September 20, 2017.
(12)	Incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K, filed on September 20, 2017.

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ITEM 17.  UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of  appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Form S-1 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Taipei, Taiwan, on September 22, 2017.

American BriVision (Holding) Corporation

By:	/s/ Howard Doong
Howard Doong
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Howard Doong	Howard Doong	September 22, 2017
Chief Executive Officer

/s/ Chun Mu Hung	Chun Mu Hung	September 22, 2017
Chief Financial Officer, Principal Accounting Officer

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INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit No.	Description

2.1	Share Exchange Agreement, dated February 8, 2016 (1)
3.1	Articles of Incorporation of the Company (2)
3.2	Bylaws of the Company (3)
3.3	Certificate of Amendment to Articles of Incorporation filed on March 21, 2016 (4)
3.4	Certificate of Amendment to Articles of Incorporation filed on December 21, 2016 *
5.1	Legal Opinion of Hunter Taubman Fischer & Li, LLC +
10.1	Collaborative Agreement with BioLite Inc., dated December 29, 2015 (5)
10.2	Collaborative Agreement and Milestone Payment Agreement with BioLite Inc., dated June 9, 2016 (6)
10.3	Employment Agreement with Kira Huang *
10.4	Addendum to the Collaborative Agreement dated January 12, 2017(7)
10.5	Co-Development Agreement with Rgene Corporation, dated May 26, 2017(8)
10.6	Collaborative Agreement with BioFirst Corporation on July 24, 2017 (9)
10.7	Employment Agreement with Howard Doong (10)
10.8	Employment Agreement with Chun Mu Hung (11)
10.9	Employment Agreement with Chi-Hsin Richard King (12)
14.1	Code of Ethics *
21.1	Subsidiaries of the Registrant *
23.1	Consent of Centurion ZD CPA Limited+
23.2	Consent of Hunter Taubman Fischer & Li, LLC (included in Exhibit 5.1)

101.INS***	XBRL Instance Document

101.SCH***	XBRL Taxonomy Extension Schema Document

101.CAL***	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF***	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB***	XBRL Taxonomy Extension Label Linkbase Document XBRL

101.PRE***	Taxonomy Extension Presentation Linkbase Document

*	Previously filed
+	Filed herewith
***	XBRL (Extensible Business Reporting Language) information is furnished and not filed herewith, is not a part of a registration statement or prospectus for purposes of sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.
(1)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report of Form 8-K, filed on February 16, 2016.
(2)	Incorporated by reference to Exhibit 3.01 to the Company’s Form SB-2 filed on June 28, 2002
(3)	Incorporated by reference to Exhibit 3.02 to the Company’s Form SB-2, filed on June 28, 2002
(4)	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on March 28, 2016.
(5)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed on February 16, 2016.
(6)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on June 9, 2016.
(7)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on February 22, 2017.
(8)	Incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on May 30, 2017.
(9)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K, filed on July 24, 2017.
(10)	Incorporated by reference to Exhibit 10.1 the Company’s Current Report on Form 8-K, filed on September 20, 2017.
(11)	Incorporated by reference to Exhibit 10.2 the Company’s Current Report on Form 8-K, filed on September 20, 2017.
(12)	Incorporated by reference to Exhibit 10.3 the Company’s Current Report on Form 8-K, filed on September 20, 2017.

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